Exhibit (a)(1)(A)

Offer to Exchange and Consent Solicitation
AMBASSADORS INTERNATIONAL, INC.

Offer to Exchange Shares of Common Stock Plus 10% Senior Secured Notes due 2012 for
Outstanding 3.75% Convertible Senior Notes due 2027, CUSIP Nos. 023178AA4 and 023178AB2
and Consent Solicitation for Amendments to the Related Indenture

Ambassadors International, Inc. (“we,” “us” or the “Company”) is offering (the “Exchange Offer”) to exchange for each $1,000 principal amount of our outstanding 3.75% Convertible Senior Notes due 2027 (the “Existing Notes”) and certain associated rights: (i) 230.3766 shares of our common stock, par value $0.01 per share (“Common Stock”) plus (ii) $273.1959 principal amount of our 10% Senior Secured Notes due 2012, including the Subsidiary Guarantees referred to below (the “New Notes,” and together with the consideration referenced in clause (i), the “Exchange Consideration”), upon the terms and subject to the conditions set forth in this Offer to Exchange and Consent Solicitation (as amended and supplemented from time to time, this “Offer to Exchange”) and the related offer materials (as amended and supplemented from time to time, the “Offer Documents”). Interest on the New Notes will be payable in kind or in cash, at the Company’s option. Certain of our existing and future subsidiaries (the “Subsidiary Guarantors”) will fully and unconditionally guarantee (the “Subsidiary Guarantees”) our obligations under the New Notes on an unsubordinated, secured basis.

The New Notes and the Subsidiary Guarantees will initially be secured by first-priority liens on substantially all of the Company’s and the Subsidiary Guarantors’ present and future assets, except that the liens securing the New Notes and the Subsidiary Guarantees with respect to (i) the vessels Queen of the West and Delta Queen, (ii) certain cash collateralizing certain obligations to credit card companies or credit card processing companies with respect to unearned customer bookings and (iii) certain cash collateralizing certain letter of credit obligations relating to our Cypress Reinsurance business will be junior to the existing liens on such assets and will be subject to obtaining the prior consent of the current lien holders, if required by the terms of the existing liens. The New Indenture will also permit the Company to obtain a secured Working Capital Facility of up to $10 million and to grant the lenders under the Working Capital Facility a lien, with higher priority than the lien securing the New Notes, in substantially all the assets of the Company and the Subsidiary Guarantors (subject to negotiation and execution of a customary intercreditor agreement between the trustee (the “New Trustee”) under the indenture for the New Notes (the “New Indenture”) and the administrative agent for the Working Capital Facility). The New Indenture will also permit a lien with higher priority than the lien securing the New Notes with respect to the vessel Columbia Queen to secure obligations to credit card companies or credit card processing companies with respect to unearned customer bookings. These higher priority liens will cause the existing liens (whether first-priority or second-priority liens) securing the New Notes and the Subsidiary Guarantees to become junior to the applicable higher-ranking lien.

The Exchange Consideration will be in full satisfaction of the principal amount of, and any accrued and unpaid interest to, but excluding, the settlement date of the Exchange Offer on, the Existing Notes so tendered and accepted. The Exchange Consideration will be subject to any required withholding of taxes, and no interest will be paid thereon. The Exchange Offer is subject to the conditions discussed under “The Exchange Offer — Conditions to Completion of the Exchange Offer.”

Concurrently with the Exchange Offer, we are also soliciting consents (the “Consent Solicitation”) to the adoption of certain amendments to the indenture for the Existing Notes pursuant to the terms of, and subject to the conditions set forth in, the Offer Documents (the “Proposed Amendments”). We are not offering any separate or additional payment for the consents to the Proposed Amendments. Pursuant to the terms of the indenture for the Existing Notes, the Proposed Amendments require the receipt of consents from holders of Existing Notes (“you” or “Holders”) holding at least a majority in aggregate principal amount of outstanding Existing Notes (the “Required Consents”). Holders who tender Existing Notes in the Exchange Offer will be deemed to have consented to the Proposed Amendments.

THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 23, 2009, UNLESS EXTENDED BY THE COMPANY (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”).

You are encouraged to read the Offer Documents, and the documents we incorporate by reference herein, in their entirety, including the “Risk Factors” section of this Offer to Exchange beginning on page 24 before making any decision regarding the Exchange Offer.

HOLDERS OF EXISTING NOTES THAT, AS OF THE DATE OF THIS OFFER TO EXCHANGE, BENEFICIALLY OWN APPROXIMATELY 59.5% OF THE EXISTING NOTES, HAVE AGREED TO TENDER, SUBJECT TO CERTAIN TERMS AND CONDITIONS DESCRIBED MORE FULLY HEREIN, THEIR EXISTING NOTES IN THE EXCHANGE OFFER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE EXCHANGE OFFER OR THE COMMON STOCK OR NEW NOTES OR DETERMINED IF THIS OFFER TO EXCHANGE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

As of September 22, 2009, there was $97 million in aggregate principal amount of Existing Notes outstanding. Our Common Stock is listed on The NASDAQ Global Market under the symbol “AMIE.” On September 23, 2009, the last reported sales price of our Common Stock on The NASDAQ Global Market was $1.08 per share. As of September 22, 2009 we had 11,173,267 shares of Common Stock outstanding.

Our board of directors (our “Board of Directors”) has approved the Exchange Offer. However, neither our Board of Directors nor any other person is making any recommendation as to whether you should exchange your Existing Notes for the Exchange Consideration.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the issuance of Common Stock and New Notes in the Exchange Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the issuance of the New Notes and Common Stock in the Exchange Offer from the registration and qualification requirements of the state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer. No broker, dealer, salesperson, agent or other person, is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer.

HOLDERS OF EXISTING NOTES THAT TENDER THROUGH THE DEPOSITORY TRUST COMPANY (“DTC”) NEED NOT SUBMIT A PHYSICAL LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

The date of this Offer to Exchange is September 25, 2009.

IMPORTANT NOTICE

Any Holder desiring to tender Existing Notes in the Exchange Offer must (i) in the case of a beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that such nominee tender your Existing Notes; (ii) in the case of a Holder who holds physical certificates evidencing such Existing Notes, complete and sign the accompanying Letter of Transmittal and Consent (or a facsimile thereof) (a “Letter of Transmittal”) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instructions 2 and 3 of the Letter of Transmittal), and deliver the properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Existing Notes and any other required documents, to the Exchange Agent or (iii) in the case of a Holder who is a DTC participant, tender your Existing Notes through the Automated Tender Offer Program (“ATOP”) of DTC, as described in this Offer to Exchange. Only registered Holders of Existing Notes are entitled to tender such Existing Notes (except as set forth in the Letter of Transmittal). See “The Exchange Offer — Procedures for Tendering Existing Notes in the Exchange Offer.”

All tenders of Existing Notes must be made before the Exchange Offer expires at 12:00 midnight, New York City time, on October 23, 2009 (unless the Exchange Offer is extended).

The Exchange Agent and DTC have confirmed to us that the Exchange Offer is eligible for DTC’s ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer their Existing Notes to the Exchange Agent in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message (as defined herein) to the Exchange Agent. Holders desiring to tender their Existing Notes on or prior to the Expiration Date must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such date. See “The Exchange Offer — Procedures for Tendering Existing Notes in the Exchange Offer — Tender of Existing Notes Through ATOP.”

Tendering Holders who hold Existing Notes registered in their own names and who tender their Existing Notes directly to the Exchange Agent will not be obligated to pay brokerage fees or commissions, or fees and expenses of the Exchange Agent. If you hold your Existing Notes through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs are applicable. The Company will pay all fees and expenses of the Exchange Agent in connection with the Exchange Offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR EXISTING NOTES IN THE EXCHANGE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS OR THE EXCHANGE AGENT.

We are not making the Exchange Offer to, and will not accept any tendered Existing Notes from, Holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Exchange Offer to Holders in any such jurisdiction and will take such actions if required by applicable SEC rules and regulations. The delivery of this Offer to Exchange shall not under any circumstances create any implication that the information contained herein, or incorporated herein by reference, is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein, or incorporated herein by reference, since the date hereof or, in the case of information incorporated herein by reference, since the date thereof.

This Offer to Exchange and the accompanying Letter of Transmittal contain important information which should be read carefully and in its entirety before any decision is made with respect to the Exchange Offer.

i

You may contact your broker, bank or other nominee for assistance in connection with the Exchange Offer. To request additional copies of the Offer Documents, please contact the Information Agent. The contact information for the Information Agent is set forth on the back cover of this Offer to Exchange.

You should consult your own financial, tax, legal and other advisors and must make your own decision as to whether to tender your Existing Notes for exchange and, if so, the amount of Existing Notes to tender.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in the Offer Documents that are not historical in nature are forward-looking statements. A forward-looking statement may contain words such as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” “continue,” and variations of such words and similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. Such risks and uncertainties include, among others:

•	our ability to enter into a Working Capital Facility on satisfactory terms;

•	our ability to service and pay at maturity, or refinance, our debt obligations;

•	statements about any future exchanges or redemptions of Existing Notes;

•	our ability to effectively and efficiently operate our cruise operations;

•	customer cancellation rates;

•	competitive conditions in the industry in which we operate;

•	marketing expenses;

•	extreme weather conditions;

•	the impact of new laws and regulations affecting our business;

•	negative incidents involving cruise ships, including those involving the health and safety of passengers;

•	cruise ship maintenance problems and emergency ship repairs;

•	reduced consumer demand for vacations and cruise vacations;

•	changes in fuel, food, payroll, insurance and security costs;

•	changes in relationships with certain travel providers;

•	changes in vacation industry capacity;

•	other economic and geo-political factors and other considerations affecting the travel industry;

•	changes in United States maritime tax laws;

•	our ability to effectively and expeditiously divest assets unrelated to our Windstar cruise business at appropriate prices;

•	potential claims related to our reinsurance business; and

•	the potentially volatile nature of the reinsurance business.

We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.

You should read the Offer Documents, and the documents that we incorporate by reference herein, completely and with the understanding that our actual future results may be materially different from what we expect. Our business, financial condition, income, operations, properties and prospects may change. In particular, you should review the discussions about risks that may affect us in the Sections entitled “Risk Factors” in the Offer Documents, in our Annual Report on Form 10-K for the year ended December 31, 2008, and in our Quarterly Report on Form 10-Q for the fiscal quarter ended on June 30, 2009.

We disclaim any obligation, except as specifically required by law and the rules of the SEC, to update or revise publicly any forward-looking statements to reflect any change in Company expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. We qualify all of the information presented in the Offer Documents, and particularly our forward-looking statements, by these cautionary statements.

SUMMARY OF THE OFFER

The Offer Documents contain important information that should be read carefully before any decision is made with respect to the Exchange Offer. The following summary is qualified in its entirety by the more detailed information appearing elsewhere in, or incorporated by reference into, this Offer to Exchange and the other Offer Documents. Capitalized terms used but not otherwise defined in this summary have the meanings assigned to them elsewhere in the Offer Documents.

Questions and Answers About the Exchange Offer

•	Who is making the Exchange Offer?

Ambassadors International, Inc., the issuer of the Existing Notes, is making the Exchange Offer, together with the Subsidiary Guarantors. The mailing address of our principal executive offices is 2101 4th Avenue, Suite 210, Seattle, Washington 98121. Our telephone number at these offices is (206) 292-9606. Our Common Stock is currently listed on The NASDAQ Global Market under the symbol “AMIE.” See “The Exchange Offer — Introduction.”

•	Why is the Company Making the Exchange Offer?

We are making the Exchange Offer in order to reduce our outstanding indebtedness and decrease our annual cash interest expense. We believe that reducing our outstanding indebtedness is appropriate in light of our ongoing restructuring and will promote our long-term financial viability. Moreover, reducing our annual interest expense should make additional cash available to fund operations. See “The Exchange Offer — Purpose of the Exchange Offer.”

We have entered into individual Exchange Offer Commitment and Support Agreements (collectively, the “Support Agreements”) with certain Holders who beneficially own an aggregate of approximately 59.5% in principal amount of the outstanding Existing Notes. Each of these Holders has agreed to tender its Existing Notes in the Exchange Offer and not to withdraw its Existing Notes unless the applicable Support Agreement is terminated. The Support Agreements will terminate if the Exchange Offer is not consummated by November 24, 2009, if we decide to terminate the Exchange Offer or in certain other circumstances specified in the Support Agreements. See “The Exchange Offer Commitment and Support Agreements.”

•	When does the Exchange Offer expire?

The Exchange Offer will expire at 12:00 midnight, New York City time, on Friday, October 23, 2009 (unless the Exchange Offer is extended). See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

•	Can the Exchange Offer be extended?

Yes, we can extend the Exchange Offer. However, the Support Agreements will terminate if the Exchange Offer is not consummated by November 24, 2009. See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

•	What securities are being sought in the Exchange Offer?

We are offering to exchange, for shares of Common Stock and New Notes, upon the terms and subject to the conditions described in the Offer Documents, any and all of the $97 million in aggregate principal amount of outstanding Existing Notes that are validly tendered and not validly withdrawn, as permitted under the terms in this Offer to Exchange, on or prior to the Expiration Date, together with all associated Rights. Our acceptance of validly tendered Existing Notes and the closing of the Exchange Offer are subject to the conditions described under “The Exchange Offer — Conditions to the Completion of the Exchange Offer.” See “The Exchange Offer — Terms of the Exchange.”

The Existing Notes were issued pursuant to an indenture dated as of April 3, 2007, between us and Wells Fargo Bank, National Association, as trustee (the “Existing Indenture”). The Existing Notes mature on April 15, 2027 and bear interest at a rate of 3.75% per annum, payable on April 15 and October 15 of each year. Holders of the Existing Notes may require the Company to purchase all or a portion of their Existing Notes, in cash, on April 15, 2012 and certain other later dates or upon the occurrence of specified fundamental changes. In March 2007, we entered into a purchase agreement with Thomas Weisel Partners LLC, whereby we sold the Existing Notes in a private offering. In connection with the sale of the Existing Notes, we entered into a registration rights agreement whereby we agreed to file a shelf registration statement with respect to the resale of the Existing Notes and the shares of Common Stock issuable upon conversion of the Existing Notes. We filed such shelf registration with the SEC and the registration statement was declared effective on October 2, 2007. The terms of the Existing Notes as currently in effect are those stated in the Existing Indenture, and Holders are referred to the Existing Indenture for a complete description of the terms governing the Existing Notes. You will also be surrendering your interests in the Rights. See “Comparison of Rights Between the Existing Notes and Common Stock.”

•	What will I receive in the Exchange Offer?

If you validly tender and we accept your Existing Notes in the Exchange Offer, then, subject to the terms and conditions of the Exchange Offer, you will receive, for each $1,000 in principal amount of your Existing Notes exchanged, (i) 230.3766 shares of Common Stock, plus (ii) $273.1959 principal amount of New Notes. The New Notes will be guaranteed by the Subsidiary Guarantors. See “Description of New Notes — Guarantees.” The Exchange Offer is subject to the conditions described under “The Exchange Offer — Conditions to Completion of the Exchange Offer.”

The Exchange Consideration will be in full satisfaction of the principal amount of, and any accrued and unpaid interest to, but excluding, the settlement date of the Exchange Offer on, the Existing Notes that are tendered and accepted in the Exchange Offer. We will not issue fractional shares of Common Stock in the Exchange Offer for your Existing Notes. Instead, we will pay you an amount of cash equal to any such fraction multiplied by the closing sale price of our Common Stock on the trading day immediately preceding the settlement date of the Exchange Offer, rounded down to the nearest whole cent. In addition, the New Notes will be issued only in registered form in denominations of $100 and any integral multiple of $100 above that amount. We will not issue New Notes in a denomination that is not an integral multiple of $100. To the extent you would otherwise be entitled to receive a principal amount of New Notes that is not an integral multiple of $100, the principal amount of New Notes that you will actually receive will be rounded down to the nearest $100 and you will receive a cash payment equal to the difference between the rounded and unrounded principal amounts, rounded down to nearest whole cent, in lieu of such difference. The Exchange Consideration will be subject to any required withholding of taxes, and no interest will be paid thereon. See “The Exchange Offer — Acceptance and Delivery of the Exchange Consideration,” “The Exchange Offer — New Notes in Denominations of $100” and “The Exchange Offer — Fractional Shares.”

•	What percentage of the ownership of the Company will the Holders receive if the Exchange Offer is completed?

Assuming all $97 million in outstanding Existing Notes are validly tendered and accepted in the Exchange Offer, we will issue 22,346,534 shares of Common Stock pursuant to the Exchange Offer, which would represent in the aggregate approximately 66.67% of our outstanding Common Stock, immediately following the Exchange Offer. This percentage does not include any Common Stock currently held by Holders of Existing Notes.

•	What is the aggregate principal amount of the New Notes the Holders will receive pursuant to the Exchange Offer?

Assuming all $97 million in outstanding Existing Notes are validly tendered and accepted in the Exchange Offer, we will issue $26,500,000 aggregate principal amount of New Notes.

•	Who may participate in the Exchange Offer?

All Holders of the Existing Notes may participate in the Exchange Offer.

•	Is there a minimum tender condition to the Exchange Offer?

No. The Exchange Offer is not conditioned on a minimum percentage of the outstanding aggregate principal amount of the Existing Notes having been validly tendered and not withdrawn.

•	Are there any conditions to the Exchange Offer?

Yes. The Exchange Offer is conditioned on stockholder approval and the other closing conditions described under “The Exchange Offer — Conditions to the Completion of the Exchange Offer.” We will not be required, but we reserve the right, to accept for exchange any Existing Notes tendered (or, alternatively, we may terminate the Exchange Offer) if any of the conditions of the Exchange Offer as described under “The Exchange Offer — Conditions to the Completion of the Exchange Offer” remain unsatisfied.

•	What rights will I lose if I exchange my Existing Notes in the Exchange Offer?

If you validly tender your Existing Notes and we accept them for exchange, you will lose the rights of a holder of Existing Notes and instead have rights as a holder of Common Stock and a holder of New Notes. For example, as a holder of New Notes (as opposed to a holder of Existing Notes), you would have rights as a creditor with respect to a different principal amount of indebtedness but the indebtedness represented by New Notes would be secured and guaranteed by Subsidiary Guarantors. In addition, as a holder of Common Stock your claims would rank below those of a Holder of Existing Notes in any bankruptcy proceeding involving the Company. Further, the New Notes, unlike the Existing Notes, are not convertible to shares of Common Stock. You will also be surrendering your interests in the Rights. See “Comparison of Rights Between the Existing Notes and Common Stock” and “Description of New Notes.”

•	How can I determine the market value of the Existing Notes?

The Existing Notes are not listed on any securities exchange, and trading in the Existing Notes has been limited. To the extent that Existing Notes have traded, prices of the Existing Notes have fluctuated depending, among other things, upon trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results and financial conditions, our business prospects and the market for similar securities. See “Comparison of Rights Between the Existing Notes and Common Stock” and “Description of New Notes.”

•	Will the new securities be freely tradable?

The Exchange Offer is being made pursuant to an exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act. Consistent with past interpretations of Section 3(a)(9) by the staff of the SEC, shares of our Common Stock and the New Notes received in exchange for the Existing Notes tendered pursuant to the Exchange Offer will not be restricted securities for purposes of the Securities Act and will be freely tradable without regard to any holding period by those tendering Holders who are not our affiliates (as defined in the Securities Act). Shares of our Common Stock and the New Notes issued pursuant to this Exchange Offer to a Holder who is deemed to be our affiliate must be sold or transferred by such affiliate in accordance with the requirements of Rule 144 or another exemption under the Securities Act. See “The Exchange Offer — Resale of New Notes and Common Stock Received Pursuant to the Exchange Offer” and “Description of New Notes.”

•	What risks should I consider in deciding whether or not to exchange the Existing Notes?

In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of the risks and uncertainties relating to the Exchange Offer, our Company and our industry described in the section entitled “Risk Factors,” beginning on page 24 of this Offer to Exchange, and in the documents incorporated by reference into the Offer Documents.

•	What happens if I do not participate in the Exchange Offer?

If you currently hold Existing Notes and do not tender them, then, following settlement of the Exchange Offer, your Existing Notes will continue to be outstanding according to their terms (as amended pursuant to any amendments resulting from the Consent Solicitation). Because the New Notes will be secured by certain assets of the Company and the Subsidiary Guarantors and the Existing Notes are unsecured, any Existing Notes left outstanding after the Exchange Offer will effectively be subordinated to the New Notes to the extent of the assets securing the New Notes. Moreover, Holders of the Existing Notes will not have the benefit of guarantees from the Subsidiary Guarantors. Moreover, if we complete the Exchange Offer, the liquidity of any Existing Notes that remain outstanding after settlement of the Exchange Offer may be adversely affected and the value of the Existing Notes may otherwise be affected by the completion of the Exchange Offer.

The New Indenture will also contain a “most favored nation” clause providing that, if any Existing Notes remain outstanding after consummation of the Exchange Offer, the Company and its Subsidiaries will not voluntarily tender for, prepay, purchase, redeem or otherwise acquire any such remaining Existing Notes unless (A) the consideration for such acquisition of remaining Existing Notes consists solely of shares of Common Stock and/or New Notes and (B) the total value of such consideration per $1,000 principal amount of Existing Notes (measured at the time of such acquisition of remaining Existing Notes) is not greater than the total value of the New Notes and Common Stock received by Holders in the Exchange Offer per $1,000 principal amount of Existing Notes (measured at the time of such acquisition of remaining Existing Notes), unless, concurrently with the consummation of such acquisition of remaining Existing Notes, the Company distributes to each holder of New Notes issued pursuant to the Exchange Offer (or issued upon a registered transfer of Notes issued pursuant to the Exchange Offer) additional New Notes and/or additional shares of Common Stock (in the same proportion as the consideration paid in connection with the Company’s acquisition of such remaining Existing Notes) having a total value (measured at the time of such distribution) equivalent to the difference between (1) the total value of the consideration such Holder would receive for its Existing Notes if the Company acquired all such Existing Notes from such Holder on the same terms as the Company’s acquisition of remaining Existing Notes (based on the principal amount of Existing Notes that such Holder would hold assuming a rescission of the Exchange Offer immediately prior to such distribution) and (2) the sum of (x) the total value of the New Notes and Common Stock that a holder owning the amount of New Notes held by such holder at the time of such distribution would have received in the Exchange Offer (measured at the time of such distribution) and (y) the total value of any New Notes and/or Common Stock previously distributed to such holder pursuant to the covenant described in this paragraph (measured at the time of such distribution). This “most favored nation” clause may have the effect of discouraging future purchases of Existing Notes by the Company on terms more favorable than the acquisition terms of the Exchange Offer by making them prohibitively expensive.

•	How do I participate in the Exchange Offer?

To tender your Existing Notes, you must deliver the required documents to Globic Advisors, as Exchange Agent, on or prior to the Expiration Date. The Expiration Date is no later than 12:00 midnight, New York City time, Friday, October 23, 2009, unless extended as described in this Offer to Exchange. See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

A Holder who is a DTC participant should tender its Existing Notes electronically through DTC’s Automatic Tender Offer Program (“ATOP”), subject to the terms and procedures of that system. See “The Exchange Offer — Procedures for Tendering Existing Notes in the Exchange Offer.”

HOLDERS THAT TENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

A Holder whose Existing Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee if that Holder desires to tender its Existing Notes and instruct that nominee to tender the Existing Notes on the Holder’s behalf.

A Holder whose Existing Notes are held in certificated form must properly complete and execute the Letter of Transmittal, and deliver the Letter of Transmittal and Existing Notes in certificated form to the Exchange Agent, with any other required documents and the certificates representing the Existing Notes to be tendered in the Exchange Offer.

•	May I withdraw my tender of Existing Notes?

Yes. You can withdraw Existing Notes previously tendered for exchange at any time before the Expiration Date. The Expiration Date is 12:00 midnight, New York City time, on Friday, October 23, 2009, unless extended as described in the Offer Documents. See “The Exchange Offer — Right of Withdrawal.”

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

•	What happens if my Existing Notes are not accepted in the Exchange Offer?

If we decide for any reason not to accept your Existing Notes for exchange, the Existing Notes will be returned to you promptly after the expiration or termination of the Exchange Offer. In the case of Existing Notes tendered by book entry transfer into the Exchange Agent’s account at DTC, any unaccepted Existing Notes will be credited to your account at DTC. See “The Exchange Offer — Acceptance and Delivery of the Exchange Consideration.”

•	Do I need to do anything if I do not wish to tender my Existing Notes?

No. If you do not deliver a properly completed and duly executed Letter of Transmittal to the Exchange Agent or tender your Existing Notes electronically through DTC’s ATOP before the Expiration Date, your Existing Notes will remain outstanding subject to their terms (as amended pursuant to any amendments resulting from the Consent Solicitation).

•	If I choose to tender my Existing Notes for exchange, do I have to tender all of my Existing Notes?

No. You may tender all of your Existing Notes, a portion of your Existing Notes or none of your Existing Notes for exchange. If you wish to tender a portion of your Existing Notes for exchange, however, you must tender your Existing Notes in a principal amount of $1,000 or an integral multiple of $1,000. See “The Exchange Offer — Terms of the Exchange Offer.”

•	How will I be taxed under U.S. tax laws on the exchange of the Existing Notes?

We believe, and intend to take the position that, the exchange of the Existing Notes for the Exchange Consideration will be treated as part of a recapitalization for U.S. federal income tax purposes. Assuming this characterization is correct, you generally will not recognize loss for U.S. federal income tax purposes as a result of exchanging your Existing Notes for shares of Common Stock and New Notes, even if you have otherwise recognized an economic loss with respect to such exchange, but you will recognize gain equal to the lesser of (i) the excess, if any, of (A) the fair market value of any Common Stock received (or deemed received) and the issue price of the New Notes received (or deemed received), other than any such amounts treated as accrued and unpaid interest over (B) the U.S. Holder’s adjusted tax basis in the Existing Notes surrendered and (ii) the issue price of the New Notes received (or deemed received). In addition, you will have taxable ordinary income equal to the value of the Exchange Consideration you receive that is allocable to any accrued and unpaid interest on the debt you hold that is extinguished or retired. You should consult with your own tax advisor regarding the tax consequences of exchanging your Existing Notes. See “Certain Material U.S. Federal Income Tax Considerations.”

•	Has the Board of Directors adopted a position on the Exchange Offer?

Our Board of Directors has approved the making of the Exchange Offer. However, our directors do not make any recommendation as to whether you should tender your Existing Notes pursuant to the Exchange Offer. You should consult your own financial, tax, legal and other advisors and must make your own decision as to whether to tender your Existing Notes.

•	Who will pay the fees and expenses associated with the Exchange Offer?

We will bear all of our fees and expenses incurred in connection with consummating the Exchange Offer and certain expenses of the Holders who have entered into Support Agreements with us. See “The Exchange Offer Commitment and Support Agreements.” No brokerage commissions are payable by the Holders to the Information Agent, the Exchange Agent or us. If your Existing Notes are held through a broker or other nominee who tenders Existing Notes on your behalf, your broker or other nominee may charge you a commission for doing so. You should consult with your broker or other nominee to determine whether any charges will apply. See “The Exchange Offer — Fees and Expenses.”

•	Do other Holders of Existing Notes support the Exchange Offer?

Yes. Currently, certain Holders that beneficially own an aggregate of approximately 59.5% in principal amount of the outstanding Existing Notes, have agreed to tender their Existing Notes, subject to certain terms and conditions. See “The Exchange Offer Commitment and Support Agreements.”

•	How will the Board of Directors change following the Exchange Offer?

In connection with the Exchange Offer, the Company has entered into three (3) separate Support Agreements with certain Holders of Existing Notes. Pursuant to each Support Agreement, the Company has agreed that, if the Exchange Offer is consummated and at least 58% (i.e., $56,260,000 in aggregate principal amount) of the outstanding Existing Notes are acquired pursuant to the Exchange Offer:

•	the Company will hold a special meeting of the Board of Directors within two (2) business days of the consummation of the Exchange Offer; and

•	the Board of Directors will elect as a director at that meeting, one (1) individual designated by the Holder party to that Support Agreement.

Each nominee must be designated by the applicable Holder not later than one (1) week prior to the initially scheduled Expiration Date and must be suitably qualified (as reasonably determined by the applicable Holder).

In addition, in conjunction with the election of the nominees designated by the Holders party to the Support Agreements, two (2) directors will resign from the Board of Directors and the size of the Board of Directors will be increased to five (5) members. Consequently, if at least 58% (i.e., $56,260,000 in aggregate principal amount) of the outstanding Existing Notes are acquired pursuant to the Exchange Offer, the size of the Board of Directors will increase to five (5) members and its composition will change significantly.

•	How do I vote for the Proposed Amendments?

If a Holder validly tenders Existing Notes prior to 12:00 midnight, New York City time, on the Expiration Date, such tender will be deemed to constitute the delivery of consent to the Proposed Amendments as a Holder of Existing Notes with respect to the tendered Existing Notes. See “Proposed Amendments.”

•	Who can answer questions concerning the Exchange Offer?

Requests for assistance in connection with the tender of your Existing Notes pursuant to the Exchange Offer may be directed to the Information Agent for the Exchange Offer, Globic Advisors at (212) 227-9699.

Purpose of the Exchange Offer

We are making the Exchange Offer in order to reduce our outstanding indebtedness and decrease our annual interest expense. We believe that reducing our outstanding indebtedness is appropriate in light of our ongoing restructuring and will promote our long-term financial viability. Moreover, reducing our annual interest expense should make additional cash available to fund operations. See “The Exchange Offer — Purpose of the Exchange Offer.”

The Company

We are primarily a cruise company. Our current cruise operations include the Windstar vessels which are internationally flagged ships that sail to destinations in the Caribbean, Europe, the Americas and the Greek Isles. Our subsidiary, Windstar Sail Cruises Limited (“Windstar Cruises”), operates three sailing yachts, Wind Surf, Wind Spirit and Wind Star, known for their ability to visit the hidden harbors and secluded coves of the world’s most treasured destinations. Carrying just 148 to 312 guests, the luxurious ships of Windstar Cruises sail to nearly 50 nations, calling at 100 ports throughout Europe, the Caribbean and the Americas.

In order to focus on our cruise operations, we have sold or are in the process of winding down and/or selling certain other businesses that we have conducted.

In September 2009, we agreed to transfer, from our subsidiary Cypress Reinsurance, Ltd. to a segregated account created by an unrelated third party, all current and future liabilities and assets under certain reinsurance retrocession agreements. Cypress Reinsurance, Ltd. will be liquidated after such transfer, subject to certain regulatory approvals.

In May 2009, we sold Ambassadors Marine Group, LLC through a stock sale for $5 million in cash proceeds. These proceeds were used to fund current operations.

Through our travel and events business, we provide event services and merchandise fulfillment programs to corporations. In April 2009 we sold a significant portion of the travel and events business whereby we completed an asset sale of certain assets related to the portion of the business relating to hotel reservation, registration and travel services for meetings, conventions, expositions and trade shows (“Housing”). The buyer also assumed certain liabilities related to Housing. We have retained the other component of our travel and events business, which develops, markets, and manages meetings and incentive programs for a nationwide roster of corporate clients utilizing incentive travel, merchandise award programs and corporate meeting management services (“Events”). We will complete 2009 events and programs as scheduled. Following the completion of these events, our plans are to exit the Events business in an efficient and orderly fashion.

In April 2008, we announced plans to sell and cease operating the Majestic America Line, our U.S. flagged cruise ships that sailed along the inland rivers and coastal waterways of North America at the conclusion of the 2008 sailing season. The vessels are currently in lay-up status and will not operate in 2009 as we plan to exit the business in an orderly fashion. In September 2009, we entered into a definitive agreement to sell the vessel Queen of the West to Bruce Spruce LLC, an affiliate of American Cruise Lines.

Our principal executive offices are located at 2101 4th Avenue, Suite 210, Seattle, Washington 98121, and our telephone number is (206) 292-9606.

Summary Description of the Exchange Offer

The Exchange Offer	The Company is offering to exchange any and all of the $97 million in aggregate principal amount of outstanding Existing Notes that are validly tendered (and not validly withdrawn) on or prior to the Expiration Date, for shares of Common Stock and New Notes, upon the terms and subject to the conditions described in the Offer Documents.

The New Notes will be unsubordinated, secured obligations of the Company. The New Notes will be fully and unconditionally guaranteed on an unsubordinated, secured basis by the Subsidiary Guarantors in exchange for the relinquishment of rights (the “Rights”) granted to the Holders by such Subsidiary Guarantors under the Ambassadors International 2009 Rights Plan. Under the Ambassadors International 2009 Rights Plan, each of the Subsidiary Guarantors issued the Rights to enable each Holder of Existing Notes to acquire such Holder’s pro rata share (based on the aggregate principal amount of outstanding Existing Notes at such time) of 10% of the common stock of such Subsidiary Guarantor that is offered in any underwritten offering of such common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (other than any issuance of such Subsidiary Guarantor’s common stock (i) as consideration for a merger or acquisition or (ii) to directors or employees of such Subsidiary Guarantor or its affiliates as part of an incentive or compensation plan) prior to December 31, 2011.

Because the Existing Notes are unsecured, any Existing Notes left outstanding after this Exchange Offer will effectively be subordinated to the New Notes to the extent of the assets securing the New Notes. The New Notes will mature on January 15, 2012, and will bear interest at a rate of 10% per annum, payable on April 15 and October 15 of each year, beginning April 15, 2010. Interest on the New Notes will be payable in kind or in cash, at the Company’s option. For additional information regarding the terms of the New Notes, see “Description of New Notes.”

The Exchange Consideration will be in full satisfaction of the principal amount of, and any accrued and unpaid interest to, but excluding, the settlement date of the Exchange Offer on, the Existing Notes so tendered and accepted.

References herein to the exchange of Existing Notes for New Notes and Common Stock will be deemed to include the exchange, by the Holders, of their Rights in exchange for the Subsidiary Guarantees.

See “The Exchange Offer — Terms of the Exchange Offer.”

Expiration Date	The offer will expire at 12:00 midnight New York City time on Friday, October 23, 2009, unless extended by the Company.

Consideration for Tenders	Holders who participate in the Exchange Offer will receive, for each $1,000 principal amount of Existing Notes tendered and accepted, (i) $273.1959 principal amount of New Notes and (ii) 230.3766 shares of Common Stock.

Proposed Amendments	Concurrently with the Exchange Offer, we are also soliciting consents to the adoption of the Proposed Amendments. If adopted and effected,

the Proposed Amendments would remove certain restrictive covenants, events of default and other provisions in the Existing Indenture.

If a Holder validly tenders Existing Notes prior to 12:00 midnight, New York City time, on the Expiration Date, such tender will be deemed to constitute the delivery of consent to the Proposed Amendments as a Holder of Existing Notes with respect to the tendered Existing Notes. We are not offering any separate or additional payment for the consents to the Proposed Amendments. See “Proposed Amendments.”

Transfers	The Exchange Offer is being made pursuant to an exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act. Consistent with past interpretations of Section 3(a)(9) by the staff of the SEC, shares of our Common Stock and the New Notes received in exchange for the Existing Notes tendered pursuant to the Exchange Offer will not be restricted securities for purposes of the Securities Act and will be freely tradable without regard to any holding period by those tendering Holders who are not our affiliates (as defined in the Securities Act).

We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer. No broker, dealer, salesperson, agent or other person, is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer.

Procedure for Tenders	A Holder who is a DTC participant should tender its Existing Notes electronically through DTC’s Automatic Tender Offer Program (“ATOP”), subject to the terms and procedures of that system.

A Holder whose Existing Notes are held in certificated form must properly complete and execute the Letter of Transmittal, and deliver the Letter of Transmittal and Existing Notes in certificated form to the Exchange Agent, with any other required documents and the certificates representing the Existing Notes to be tendered in the Exchange Offer.

A Holder whose Existing Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee if that Holder desires to tender its Existing Notes and instruct that nominee to tender the Existing Notes on the Holder’s behalf.

In order for Existing Notes to be validly tendered, the Exchange Agent must receive the required documentation on or before the Expiration Date. If a Holder’s Existing Notes are held by a broker, dealer, commercial bank, trust company or other nominee, such nominee may have an earlier deadline for accepting the offer. Holders should contact the applicable nominee to determine its deadline. See “The Exchange Offer — Procedures for Tendering Existing Notes in the Exchange Offer.”

Withdrawal of Tenders	Holders who tender their Existing Notes may withdraw those Existing Notes at any time prior to the Expiration Date by submitting a notice of withdrawal to the Exchange Agent using ATOP procedures and/or the other procedures described herein. See “The Exchange Offer — Right of Withdrawal.”

Consequences of Failure to Tender	Existing Notes that are not tendered in the Exchange Offer will continue to be outstanding, subject to their terms (as amended pursuant to any amendments resulting from the Consent Solicitation). Because the Existing Notes are unsecured, any Existing Notes left outstanding after the Exchange Offer will effectively be subordinated to the New Notes to the extent of the assets securing the New Notes. Moreover, Holders of the Existing Notes do not have the benefit of guarantees from the Subsidiary Guarantors. In addition, if the Exchange Offer is completed, the liquidity of any Existing Notes that remain outstanding may be adversely affected, and the value of the Existing Notes may otherwise be affected by the completion of the Exchange Offer.

The New Indenture will also contain a “most favored nation” clause providing that, if any Existing Notes remain outstanding after consummation of the Exchange Offer, Company and its Subsidiaries will not voluntarily tender for, prepay, purchase, redeem or otherwise acquire any such remaining Existing Notes unless (A) the consideration for such acquisition of remaining Existing Notes consists solely of shares of Common Stock and/or New Notes and (B) the total value of such consideration per $1,000 principal amount of Existing Notes (measured at the time of such acquisition of remaining Existing Notes) is not greater than the total value of the New Notes and Common Stock received by Holders in the Exchange Offer per $1,000 principal amount of Existing Notes (measured at the time of such acquisition of remaining Existing Notes), unless, concurrently with the consummation of such acquisition of remaining Existing Notes, the Company distributes to each holder of New Notes issued pursuant to the Exchange Offer (or issued upon a registered transfer of Notes issued pursuant to the Exchange Offer) additional New Notes and/or additional shares of Common Stock (in the same proportion as the consideration paid in connection with the Company’s acquisition of such remaining Existing Notes) having a total value (measured at the time of such distribution) equivalent to the difference between (1) the total value of the consideration such Holder would receive for its Existing Notes if the Company acquired all such Existing Notes from such Holder on the same terms as the Company’s acquisition of remaining Existing Notes (based on the principal amount of Existing Notes that such Holder would hold assuming a rescission of the Exchange Offer immediately prior to such distribution) and (2) the sum of (x) the total value of the New Notes and Common Stock that a holder owning the amount of New Notes held by such holder at the time of such distribution would have received in the Exchange Offer (measured at the time of such distribution) and (y) the total value of any New Notes and/or Common Stock previously distributed to such holder pursuant to the covenant described in this paragraph (measured at the time of such distribution). This “most favored nation” clause may have the effect of discouraging future purchases of Existing Notes by the Company on terms more favorable than the acquisition terms of the Exchange Offer by making them prohibitively expensive.

For a description of the consequences of failing to exchange your Existing Notes pursuant to the Exchange Offer, see “Risk Factors” and “The Exchange Offer — Consequences of Failure to Exchange and Future Purchases.”

Agreements to Tender	The Company has entered into individual Support Agreements with certain Holders who beneficially own an aggregate of approximately 59.5% in principal amount of the outstanding Existing Notes. Under each Support Agreement, the applicable Holder has agreed to tender its Existing Notes in the Exchange Offer and not to withdraw its Existing Notes unless the applicable Support Agreement is terminated. The Support Agreements terminate if the Exchange Offer is not consummated by November 24, 2009 or if we decide to terminate the Exchange Offer and in certain other circumstances specified in the Support Agreements. See “The Exchange Offer Commitment and Support Agreements.”

Election of Directors	In connection with the Exchange Offer, the Company has entered into three (3) separate Support Agreements. Pursuant to each Support Agreement, the Company has agreed that, if the Exchange Offer is consummated and at least 58% (i.e., $56,260,000 in aggregate principal amount) of the outstanding Existing Notes are acquired pursuant to the Exchange Offer:

• the Company will hold a special meeting of the Board of Directors within two (2) business days of the consummation of the Exchange Offer; and

• the Board of Directors will elect as a director at that meeting, one (1) individual designated by the Holder party to that Support Agreement.

Each nominee must be designated by the applicable Holder not later than one (1) week prior to the initially scheduled Expiration Date and must be suitably qualified (as reasonably determined by the applicable Holder).

In addition, in conjunction with the election of the nominees designated by the Holders party to the Support Agreements, two (2) directors will resign from the Board of Directors and the size of the Board of Directors will be increased to five (5) members. Consequently, if at least 58% (i.e., $56,260,000 in aggregate principal amount) of the outstanding Existing Notes are acquired pursuant to the Exchange Offer, the size of the Board of Directors will increase to five (5) members and its composition will change significantly.

Conditions to the Exchange Offer	The Exchange Offer is conditioned on stockholder approval and the other closing conditions described under “The Exchange Offer — Conditions to the Completion of the Exchange Offer.” The Company is not required, but reserves the right, to accept for exchange any Existing Notes tendered (or, alternatively, we may terminate the Exchange Offer) if any of the conditions of the Exchange Offer remain unsatisfied. See “The Exchange Offer — Conditions to Completion of the Exchange Offer.”

Amendment and Termination	The Company may terminate the Exchange Offer, in its sole discretion, at any time prior to the Expiration Date in accordance with applicable law. In the event that the Exchange Offer is terminated, withdrawn or otherwise not consummated, the Exchange Consideration will not be paid or become payable to Holders who have tendered their Existing Notes. In any such event, the Existing Notes previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering Holders.

The Company reserves the right, subject to applicable law, to (i) waive any and all of the conditions of the Exchange Offer at any time on or prior to the Expiration Date or (ii) amend the terms of the Exchange Offer. If the Exchange Offer is amended in a manner we determine to constitute a material change (including the waiver of any condition that we determine to be material), we will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of such amendment. If the amendment changes the amount of Existing Notes sought or the consideration offered pursuant to the Exchange Offer, we will extend the Expiration Date if necessary so that at least ten (10) business days remain in the Exchange Offer following notice of the amendment. For any other material change, we will extend the Expiration Date if necessary so that at least five (5) business days remain in the Exchange Offer following notice of the material change. See “The Exchange Offer — Expiration Date; Extensions; Amendments” and “The Exchange Offer — Conditions to Completion of the Exchange Offer.”

Settlement Date	Subject to the terms and conditions of the Exchange Offer, the settlement date of the Exchange Offer will be as soon as practicable following the Expiration Date.

Use of Proceeds	The Company will not receive any cash proceeds after giving effect to the Exchange Offer.

Additional Information	Questions or requests for assistance in completing and delivering the Letter of Transmittal or tendering Existing Notes or for additional copies of any Offer Documents or other related documents should be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Exchange.

Information Agent	Globic Advisors

Exchange Agent	Globic Advisors

Risk Factors	When deciding whether to participate in the Exchange Offer, you should carefully consider the information in the section titled “Risk Factors” beginning on page 24 of this Offer to Exchange, and the other information included in or incorporated by reference into the Offer Documents. You should consult your own financial, tax, legal and other advisors and must make your own decision as to whether to tender your Existing Notes for exchange and, if so, the amount of Existing Notes to tender.

Material U.S. Federal Income Tax Considerations	The Exchange Offer may have U.S. federal income tax consequences to the Company and the Holders. See “Certain Material U.S. Federal Income Tax Considerations.”

Summary Description of New Notes

Issuer	Ambassadors International, Inc.

Initial Principal Amount	Up to $26.5 million.

Maturity Date	January 15, 2012.

Interest Rate	10% per annum, payable in kind semi-annually. The Company may elect to pay the interest in cash.

Interest Payment Dates	April 15 and October 15 of each year, commencing on April 15, 2010.

Guarantees	The New Notes will be fully and unconditionally guaranteed on an unsubordinated, secured basis by each of the Company’s present and future subsidiaries, except for Cypress Reinsurance, Ltd., Ambassadors, LLC, AQ Boat, LLC, EN Boat, LLC, and any future unrestricted subsidiaries (the “Subsidiary Guarantors”). See “Description of New Notes — Guarantees.”

Collateral	The New Notes and the Subsidiary Guarantees will initially be secured by first-priority liens on substantially all of the Company’s and the Subsidiary Guarantors’ present and future assets, except that the liens securing the New Notes and the Subsidiary Guarantees with respect to (i) the vessels Queen of the West and Delta Queen, (ii) certain cash (approximately $8.9 million as of September 22, 2009) collateralizing certain obligations to credit card companies or credit card processing companies with respect to unearned customer bookings and (iii) certain cash (approximately $0.5 million as of September 22, 2009) collateralizing certain letter of credit obligations relating to our Cypress Reinsurance business will be junior to the existing liens on such assets and will be subject to obtaining the prior consent of the current lien holders, if required by the terms of the existing liens. The New Indenture will also permit the Company to obtain a secured Working Capital Facility of up to $10 million and to grant the lenders under the Working Capital Facility a lien, with higher priority than the lien securing the New Notes, in substantially all the assets of the Company and the Subsidiary Guarantors (subject to negotiation and execution of a customary intercreditor agreement between the New Trustee and the administrative agent for the Working Capital Facility reflecting the applicable subordination terms set forth in the New Indenture or otherwise approved by holders of a majority in aggregate principal amount of the New Notes). The New Indenture will also permit a lien with higher priority than the lien securing the New Notes with respect to the vessel Columbia Queen to secure obligations to credit card companies or credit card processing companies with respect to unearned customer bookings. These higher priority liens will cause the existing liens (whether first-priority or second-priority liens) securing the New Notes and the Subsidiary Guarantees to become junior to the applicable higher-ranking lien.

Ranking	The New Notes will:

• rank senior in right of payment to all existing and future subordinated indebtedness of the Company, of which the Company currently has none outstanding;

• effectively be senior in right of payment to all existing and future unsecured indebtedness of the Company (including the Existing Notes and trade payables of the Company), to the extent of the assets securing the New Notes;

• rank equal in right of payment to all existing and future unsubordinated indebtedness of the Company (including the Existing Notes), to the extent that the amount payable on the New Notes exceeds the assets securing the New Notes;

• effectively be subordinated to indebtedness secured by a higher-priority lien on any assets of the Company or the Subsidiary Guarantors to the extent of the assets subject to that higher-priority lien, including (i) any higher-priority liens securing a future Working Capital Facility (if any), (ii) existing liens with respect to the vessels Queen of the West and Delta Queen, (iii) any future lien with respect to the vessel Columbia Queen securing obligations to credit card companies or credit card processing companies with respect to unearned customer bookings, (iv) certain cash (approximately $8.9 million as of September 22, 2009) collateralizing certain obligations to credit card companies or credit card processing companies with respect to unearned customer bookings and (v) certain cash (approximately $0.5 million as of September 22, 2009) collateralizing certain letter of credit obligations relating to our Cypress Re business; and

• be structurally subordinated to all liabilities, including trade payables, of any of the Company’s Subsidiaries that are not Subsidiary Guarantors. As of the date of the New Indenture, Cypress Reinsurance, Ltd., Ambassadors, LLC, AQ Boat, LLC and EN Boat, LLC will be the only Subsidiaries that are not Subsidiary Guarantors. Cypress Reinsurance, Ltd., AQ Boat, LLC and EN Boat, LLC have no significant assets and Ambassadors, LLC, which runs the Company’s events business, will complete all scheduled programs during the remainder of 2009 and then exit the business in an orderly fashion.

Each of the Subsidiary Guarantees will:

• rank senior in right of payment to all existing and future subordinated indebtedness of the applicable Subsidiary Guarantor, of which the Subsidiary Guarantors currently have none outstanding;

• effectively be senior in right of payment to all existing and future unsecured indebtedness of the applicable Subsidiary Guarantor, to the extent of the assets securing that Subsidiary Guarantee;

• rank equal in right of payment to all existing and future unsubordinated indebtedness of the applicable Subsidiary Guarantor, to the extent the amount payable on the New Notes exceeds the assets securing the New Notes;

• effectively be subordinated to indebtedness secured by a higher-priority lien on any assets of the applicable Subsidiary Guarantor to the extent of the assets subject to that higher-priority lien, including (i) any higher-priority liens securing a future Working Capital Facility (if any), (ii) existing liens with respect to the vessels Queen of the West and Delta Queen, (iii) any future lien with respect to the vessel Columbia Queen securing obligations to credit card companies or credit card processing companies with respect to unearned customer bookings, (iv) certain cash (approximately $8.9 million as of September 22, 2009) collateralizing certain obligations to credit card companies or credit card processing companies with respect to unearned customer bookings and (v) certain cash (approximately $0.5 million as of September 22, 2009) collateralizing certain letter of credit obligations relating to our Cypress Re business; and

• be structurally subordinated to all liabilities, including trade payables, of any of the applicable Subsidiary Guarantor’s Subsidiaries that are not Subsidiary Guarantors.

Certain Covenants	The New Indenture will contain covenants that, among other things, restrict the ability of the Company and its restricted subsidiaries to:

• pay dividends or make other restricted payments;

• incur additional debt or issue preferred stock;

• create or permit to exist certain liens;

• make capital expenditures, acquisitions and investments;

• consolidate, merge or transfer all or substantially all of our assets;

• enter into transactions with affiliates; and

• sell or otherwise dispose of property or assets.

The New Indenture will also contain a covenant requiring the Company to maintain a minimum cash balance from and after the time a Working Capital Facility is established.

In addition, the New Indenture will contain a “most favored nation” clause providing that, if any Existing Notes remain outstanding after consummation of the Exchange Offer, the Company and its Subsidiaries will not voluntarily tender for, prepay, purchase, redeem or otherwise acquire any such remaining Existing Notes unless (A) the consideration for such acquisition of remaining Existing Notes consists solely of shares of Common Stock and/or New Notes and (B) the total value of such consideration per $1,000 principal amount of Existing Notes (measured at the time of such acquisition of remaining Existing Notes) is not greater than the total value of the New Notes and Common Stock received by Holders in the Exchange Offer per $1,000 principal amount of Existing Notes (measured at the time of such acquisition of remaining Existing Notes), unless, concurrently with the consummation of such acquisition of remaining Existing Notes, the Company distributes to each holder of New Notes issued pursuant to the Exchange Offer (or issued upon a registered transfer of Notes issued pursuant to the Exchange Offer) additional New Notes and/or additional shares of Common Stock (in the same proportion as the consideration paid in connection with the Company’s acquisition of such remaining Existing Notes) having a total value (measured at the time of such distribution) equivalent to the difference between (1) the total value of the consideration such Holder would receive for its Existing Notes if the Company acquired all such Existing Notes from such Holder on the same terms as the Company’s acquisition of remaining Existing Notes (based on the principal amount of Existing Notes that such Holder would hold assuming a rescission of the Exchange Offer immediately prior to such distribution) and (2) the sum of (x) the total value of the New Notes and Common Stock that a holder owning the amount of New Notes held by such holder at the time of such distribution would have received in the Exchange Offer (measured at the time of such distribution) and (y) the total value of any New Notes and/or Common Stock previously distributed to such holder pursuant to the covenant described in this paragraph (measured at the time of such distribution).

All of these covenants are subject to a number of important exceptions and qualifications. See “Description of New Notes — Covenants”

Repurchase upon Certain Events	Each holder of New Notes will have the right to require the Company to purchase all or any part of its New Notes upon the occurrence of certain specified triggering events, including a change of control of the Company and a sale of all or substantially all of the assets of the Company. The purchase price will be par plus all accrued and unpaid interest on the principal amount being redeemed. See “Description of New Notes — Covenants — Limitation on Certain Asset Dispositions” and “Description of New Notes — Covenants — Change of Control”

Asset Dispositions and Issuances and Sales of Capital Stock of Restricted Subsidiaries	In connection with certain specified asset dispositions and issuances and sales of capital stock of certain subsidiaries, the Company will be required to use at least 75% of the net available proceeds of such dispositions and sales and issuances of capital stock not required to be used to reduce the outstanding balance under any Working Capital Facility to make an offer to purchase New Notes at par plus accrued and unpaid interest on the principal amount being repurchased. See “Description of New Notes — Limitation on Certain Asset Dispositions” and “Description of New Notes — Limitation on Issuances and Sale of Capital Stock of Restricted Subsidiaries.”

Redemption at the Company’s Option	The Company will have the right to redeem all or any part of the New Notes at any time at par plus accrued and unpaid interest on the principal amount being redeemed.

See “Description of New Notes — Redemption.”

Book Entry Form	The New Notes will be issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the New Notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interests may not be exchanged for certificate securities, except in limited circumstances.

No Prior Market	The New Notes will be new securities for which there is currently no market. We cannot assure you that a liquid market for the New Notes will develop or be maintained.

Listing	We do not intend to apply for listing of the New Notes on any securities exchange or for inclusion of the New Notes in any automated quotation system.

Our Common Stock is listed on The NASDAQ Global Market under the symbol “AMIE.” On September 23, 2009, the last reported sales price of our Common Stock on The NASDAQ Global Market was $1.08 per share.

Trustee	Wilmington Trust FSB

Governing Law	The New Notes and the New Indenture will be governed by the laws of the State of New York.

Description of Common Stock

For a description of our Common Stock, see “Description of Capital Stock.”

HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

Summary Historical Consolidated Financial Data

The following table presents the summary consolidated historical financial data of the Company and its subsidiaries for the periods set forth below. The summary consolidated historical financial data of the Company and its subsidiaries as of and for the years ended December 31, 2008 and 2007 has been derived from our audited consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on September 25, 2009, which is incorporated herein by reference. The summary consolidated historical financial data of the Company and its subsidiaries for each of the six-month periods ended June 30, 2009 and 2008 has been derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which is incorporated herein by reference. See “Incorporation of Documents by Reference.” The summary consolidated financial data as of and for the years ended December 31, 2008 and 2007 has been revised from the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 to reflect the operations of Ambassadors Marine Group, LLC (“Marine Group”) and Cypress Reinsurance, Ltd. as discontinued operations and the retrospective application of the Financial Accounting Standards Board Staff Position, Accounting Principles Board No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”

The summary consolidated financial data set forth below should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Current Report on Form 8-K filed with the SEC on September 25, 2009 and in our quarterly report on Form 10-Q for the quarter ended June 30, 2009 and our consolidated financial statements and notes incorporated herein by reference. Operating results for the six months ended June 30, 2009 are not necessarily indicative of the operating results to be expected for the year ended December 31, 2009.

	Six Months Ended		Year Ended
	June 30,		December 31,
	2009	2008	2008	2007
	(In thousands)

Statement of Operations Data:
Revenues	$31,402	$76,772	$165,936	$168,905
Cruise operating expenses	24,540	57,037	121,967	123,955
Impairment charge	16,684	—	—	—
Operating loss from continuing operations	(25,429)	(13,941)	(13,053)	(28,557)
Loss from continuing operations	(28,121)	(17,539)	(22,045)	(32,935)
Income (loss) from discontinued operations	(5,338)	2,107	(16,137)	4,536
Net loss	$(33,459)	$(15,432)	$(38,182)	$(28,399)

	June 30,	December 31,	December 31,
	2009	2008	2007
	(In thousands)

Balance Sheet Data:
Total Assets	$153,894	$208,356	$388,655
Property vessels and equipment	110,852	130,461	212,297
Current Liabilities	39,143	60,743	140,734
Long Term debt	88,149	86,679	149,155
Total liabilities	127,292	147,422	289,924
Stockholders equity	26,602	60,934	98,731

Unaudited Pro Forma Financial Data

The following unaudited pro forma financial statements are based on, and should be read in conjunction with our audited financial statements as of and for the year ended December 31, 2008 and our current report filed on

Form 8-K which updates our audited financial statements as of and for the year ended December 31, 2008 and our unaudited financial statements as of and for the six months ended June 30, 2009 and related notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for such period, all of which are incorporated herein by reference into the Offer Documents. See “Incorporation of Documents by Reference.”

The unaudited pro forma financial statements give effect to the financial impact of the settlement of the Exchange Offer, as if the Exchange Offer was consummated, and all Existing Notes were exchanged pursuant thereto, as of June 30, 2009 for purposes of the unaudited pro forma balance sheet and as of January 1, 2008 for purposes of the unaudited pro forma statement of operations including:

•	the tender and cancellation of $97 million of Existing Notes;

•	the issuance of a total of 22,346,534 shares of Common Stock and a total of $26,500,000 principal amount of New Notes in exchange for the tender and cancellation of all the Existing Notes; and

•	the payment of estimated offering expenses of approximately $1.1 million related to the Exchange Offer.

The unaudited pro forma financial statements are for informational purposes only, are not indications of future performance, and should not be considered indicative of actual results that would have been achieved had the Exchange Offer actually been consummated on the dates or at the beginning of the periods presented.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	As of June 30, 2009
	Historical	Adjustments			Pro Forma
	(In thousands, except share data)

Assets:
Current assets:
Cash and cash equivalents	$5,484		$(1,116	)(6)	$3,668
			(700	)(6)
Restricted cash	15,592				15,592
Accounts and other receivables, net of allowance of $42 at June 30, 2009	1,195				1,195
Inventory	1,405				1,405
Prepaid costs and other current assets	4,522		(186)		4,336
Assets held for sale	5,706				5,706

Total current assets	33,904		(2,002)		31,902
Property, vessels and equipment, net	110,852				110,852
Goodwill	—		—		—
Deferred income taxes	746				746
Other intangibles, net	7,282				7,282
Other assets	1,110				1,110

Total assets	$153,894		$(2,002)		$151,892
Liabilities:
Current liabilities:
Accounts payable	$13,019	$			$13,019
Passenger and participant deposits	15,873				15,873
Accrued expenses	4,669		(758)		3,911
Current portion of long term debt	948				948
Deferred income taxes	746				746
Liabilities related to assets held for sale	3,888				3,888

Total current liabilities	39,143		(758)		38,385
Long term debt net of discount of $8,851 at June 30, 2009	88,149		(55,971)		32,178	(3)

Total liabilities	$127,292		$(56,729)		$70,563
Stockholders’ equity:
Preferred stock, $.01 par value, 2,000,000 shares authorized, none issued	—		—		—
Common stock, $.01 par value; 40,000,000 shares authorized, 11,173,267 shares issued and outstanding at June 30, 2009	109		223	(2)	332
Additional paid-in capital	110,823		9,386	(2)	120,209
Accumulated deficit	(84,331)		45,118	(1)	(39,213)
Accumulated other comprehensive income	1				1

Total stockholders’ equity	$26,602		$54,727		$81,329

Total liabilities and stockholders’ equity	$153,894		$(2,002)		$151,892

See the accompanying notes to the unaudited pro forma consolidated financial information, which are an integral part of this data.

Unaudited Pro Forma Consolidated Statement of Operations

	Six Months Ended June 30, 2009				Year Ended December 31, 2008
	Historical	Adjustment		Pro Forma	Historical	Adjustment		Pro Forma
	(In thousands, except per share data)

Revenues:
Passenger ticket revenue	$23,981			$23,981	$126,248			$126,248
Onboard and other cruise revenue	5,473			5,473	24,747			24,747
Travel, incentive and event related	1,948			1,948	14,941			14,941

	31,402			31,402	165,936			165,936
Costs and operating expenses:
Cruise operating expenses	24,540			24,540	121,967			121,967
Selling and tour promotion	4,162			4,162	12,355			12,355
General and administrative	5,984			5,984	31,201			31,201
Impairment charge	16,684			16,684	0			0
Depreciation and amortization	5,461			5,461	13,466			13,466

	56,831			56,831	178,989			178,989

Operating loss from continuing operations	(25,429)			(25,429)	(13,053)			(13,053)
Other income (expense):
Interest and dividend income	44			44	719			719
Interest expense	(3,333)	3,313	(4)	(20)	(8,268)	6,498	(4)	(1,770)
Other, net	406			406	(1,390)			(1,390)

	(2,883)	3,313		430	(8,939)	6,498		(2,441)
Loss from continuing operations before income taxes	(28,312)	3,313		(24,999)	(21,992)	6,498		(15,494)
Income tax provision (benefit)	(191)	1,259		(1,068)	53	2,469		2,522

Loss from continuing operations	(28,121)	2,054		(26,067)	(22,045)	4,029		(18,016)
Loss from discontinued operations, net of tax	(5,338)			(5,338)	(16,137)			(16,137)

Net loss	$(33,459)	2,054		$(31,405)	$(38,182)	4,029		$(34,153)

Earnings (loss) per share from continuing operations:
Basic and Diluted	$(2.53)	$1.75		$(0.78)	$(2.02)	$1.48		$(0.54)

Earnings (loss) per share from discontinued operations:	$(0.48)	$0.32		$(0.16)	$(1.47)	$0.98		$(0.49)

Basic and Diluted
Net income (loss) per share:
Basic and Diluted	$(3.01)	$2.07		$(0.94)	$(3.49)	$2.46		$(1.03)

Weighted average common shares outstanding:
Basic and Diluted	11,117	22,346	(7)	33,463	10,926	22,346	(7)	33,275

See the accompanying notes to the unaudited pro forma consolidated financial information, which are an integral part of this data.

Notes to Unaudited Pro Forma Consolidated Financial Information

1. The settlement of the Existing Notes will be accounted for under Statement of Financial Accounting Standard (“SFAS”) No. 15 (as amended), “Accounting by Debtors and Creditors for Troubled Debt Restructurings” (“SFAS No. 15”). Accordingly, the carrying value of the Existing Notes will be reduced by (i) the fair value of the equity granted to creditors and (2) total cash payments required under the New Notes, both principal and interest. The difference between the carrying value of the Existing Notes immediately prior to the settlement date and the sum of the fair value of Common Stock granted and cash payments under the New Notes is expected to result in a pre tax gain on settlement of $46 million.

2. The fair value of equity granted to creditors or the 22,346,534 shares of Common Stock expected to be issued is based on the trading value of the Company’s stock on September 4, 2009 or the day the Support Agreements were entered into by Holders of approximately 59.5% of the Existing Notes. The fair value of the Common Stock was calculated as 22,346,534 × $0.43, being the closing price of the Common Stock on September 4, 2009, for a total of $9,609,000.

3. The cash payments under the New Notes are equal to the principal amount of $26.5 million due at maturity on January 15, 2012 and the semi annual interest payments at 10% totaling $5.7 million.

4. These pro forma unaudited financial statements assume the New Notes replaced the Existing Notes as of the beginning of the first period presented or January 1, 2008. Accordingly, the interest expense related to the Existing Notes has been removed from the Statement of Operations for the year ended December 31, 2008 and the six months ended June 30, 2009. Interest expense for these periods totaled $6.5 million and $3.3 million, respectively.

5. SFAS No. 15 requires that the interest to be paid under the New Notes be considered in the calculation of the gain on settlement of the Existing Notes. All prospective interest payments made based on the terms of the New Notes will be accounted for as reductions of the carrying amount of the liability. Accordingly, interest expense on the New Notes is not reflected as a pro forma adjustment in the Statement of Operations.

6. The Company estimates that it will incur $1.1 million in legal and professional fees as direct costs of the Exchange Offer. These costs are reflected as a reduction in the gain on settlement of the Existing Notes. The Company expects to incur a current tax liability of $0.7 million in connection with the Exchange Offer based on a preliminary estimate of Federal alternative minimum tax and certain state income taxes associated with the transaction. The Company estimates the taxable gain will be off-set by net operating losses to the extent available under Section 382 of the Internal Revenue Code of 1986, alternative minimum taxes and availability for state purposes. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact the Company’s effective tax rate.

7. Earnings per share calculations have been adjusted to reflect both (1) the decrease in net loss due to the reduction in interest expense and (2) the additional 22,346,534 shares of Common Stock assumed to be issued and outstanding during each period presented.

8. These pro forma unaudited financial statements do not reflect the impact of other recent transactions of the Company, including the disposition of the Cypress Re re-insurance business reflected in discontinued operations or the agreement to sell the vessel Queen of the West later in 2009. The vessel is currently not operating. The Statement of Operations does not reflect the gain on the debt settlement because it will not have a continuing impact.

Book Value

As of June 30, 2009, we had a net tangible book value of $19.3 million, or $1.77 per share of Common Stock. Net tangible book value per share is equal to our total tangible assets less total liabilities, divided by the number of shares of our outstanding Common Stock.

After giving effect to the Exchange Offer, assuming all of the outstanding Existing Notes are tendered and accepted in the Exchange Offer, our pro forma net tangible book value as adjusted as of June 30, 2009, would be approximately $74.0 million, or approximately $2.23 per pro forma share of Common Stock. Unless otherwise indicated, the number of outstanding shares of common stock in this Offer to Exchange excludes:

•	64,391 shares of Common Stock issuable upon exercise of stock options outstanding as of June 30, 2009; and

•	1,075,957 shares of Common Stock available for future grant under our stock option plans as of June 30, 2009.

Ratio of Earnings to Fixed Charges

For purposes of computing the ratio of earnings (loss) to fixed charges, earnings (loss) consist of income from continuing operations before provision for income taxes plus fixed charges, and fixed charges consist of interest expense. Earnings were inadequate to cover fixed charges by the amounts set forth in the table below.

	Six Months Ended June 30,		Year Ended Dec 31,
	2009	2008	2008	2007

Amount of deficiency (in thousands)	(31,645)	(22,203)	(30,260)	(42,204)

After giving effect to the Exchange Offer, assuming all of the Existing Notes are tendered and accepted in the Exchange Offer, our pro forma consolidated statement of operations will not reflect interest expense in accordance with SFAS 15, “Accounting by Debtors and Creditor for Troubled Debt Restructurings.” The Company has no other fixed charges, as defined above. Accordingly, pro forma Ratio of Earnings to Fixed Charges information cannot be presented.

	Six Months Ended June 30,		Year Ended Dec 31,
	2009	2008	2008	2007

Pro Forma Ratio of Earnings to Fixed Charges	n/a	n/a	n/a	n/a

RISK FACTORS

Exchanging your Existing Notes for Common Stock and New Notes involves a high degree of risk. Failure to exchange your Existing Notes also involves a high degree of risk. You should carefully consider the risks and uncertainties described below in conjunction with the other information contained and incorporated by reference into the Offer Documents before making a decision whether to participate in the Exchange Offer. The risks and uncertainties described below and incorporated by reference are not the only ones facing our Company. Additional risks and uncertainties of which we are not presently aware or that we currently deem immaterial may also impair our business operations, including risks and uncertainties generally applicable to companies that have undertaken restructuring transactions.

If any of the following risks actually occur, they could materially adversely affect our business, financial condition, income, operations, properties or prospects. In that case, the trading price of our Common Stock, New Notes and other securities could decline materially and you may lose all or part of your investment.

Risks Related to the Exchange Offer

There is no public market for the New Notes, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

The New Notes will be a new issue of securities for which there is no existing trading market. Accordingly, we cannot assure you that a liquid market will develop for the New Notes, that you will be able to sell your New Notes at a particular time or at all or that the price that you may receive if you sell your New Notes will be favorable.

We do not intend to apply for listing or quotation of the New Notes on any securities exchange or automated quotation system. The liquidity of any market for New Notes will be affected by:

•	the number of holders of New Notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in New Notes; and

•	prevailing interest rates.

The Exchange Consideration does not reflect any independent valuation of the Existing Notes or the Exchange Consideration.

We are not making a recommendation as to whether holders of the Existing Notes should exchange their Existing Notes or consent to the Proposed Amendments. We have not retained and do not intend to retain any unaffiliated representative for purposes of preparing a report concerning the fairness of the Exchange Offer. We cannot assure holders of the Existing Notes that the value of the Common Stock and New Notes received in the Exchange Offer will in the future equal or exceed the value of the Existing Notes tendered and we do not take a position as to whether you ought to participate in the Exchange Offer. If you tender your Existing Notes, you may or may not receive more than or as much value as you may receive if you choose to keep them.

We will still have substantial indebtedness following consummation of the Exchange Offer.

Following consummation of the Exchange Offer, we will still have substantial indebtedness for a company of our size, particularly if significantly less than 100% of the Existing Notes are tendered into the Exchange Offer. While the New Notes provide for payment-in-kind interest, if our operating cash flow decreases, we may be unable to service our debt, including the Existing Notes and other debt we may incur, such as the Working Capital Facility, without refinancing or restructuring our debt, selling our assets or operations, or raising additional debt or equity capital. If these alternatives are not available in a timely manner or on satisfactory terms or are not permitted under our existing agreements, we may default on our debt obligations. Such a default could result in the acceleration of all our debts or have other serious adverse consequences for the holders of the New Notes and Common Stock.

The New Notes provide for payment-in-kind interest.

Although the Company may elect to pay cash interest on the New Notes, in the absence of such election, interest will be paid on the New Notes as payment-in-kind interest and not as cash. In such circumstances, holders of New Notes will only receive cash value for such interest at maturity. Our current intention, at least initially, is not to pay cash interest.

The indenture for the New Notes contains restrictive covenants that may limit our ability to operate our business and create a risk of default.

The indenture for the New Notes contains restrictive covenants (including a covenant that we will maintain a minimum cash balance from and after the time that the Company enters into a Working Capital Facility), and any of our future debt agreements may contain restrictive covenants that limit our ability to operate our business and create a risk of default. Our ability to comply with these covenants is dependent on our future performance, which will be subject to many factors, some of which are beyond our control, including prevailing economic conditions.

As a result of these covenants, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be beneficial to us. In addition, our failure to comply with these covenants could result in a default under the New Notes and/or our other indebtedness, which could permit the holders to accelerate such debt. If any of our debt is accelerated, we may not have sufficient funds available to repay such debt.

We may not be able to enter into the Working Capital Facility on satisfactory terms or at all and other alternative borrowing options may not be available to us.

Following the consummation of the Exchange Offer, we will endeavor to enter into the Working Capital Facility to obtain up to $10 million in debt financing. We may not be able to enter into such a facility on satisfactory terms or at all and other alternative borrowing options may not be available to us. If we are unable to enter into the Working Capital Facility on satisfactory terms, our ability to respond to changes in business and economic conditions may be significantly restricted, and we may be prevented from engaging in transactions or developing business opportunities that might otherwise be beneficial to us.

The value of the collateral securing the New Notes may be insufficient to provide for payment in full of the New Notes.

No appraisal of the value of the collateral has been made in connection with the Exchange Offer by us or any other party retained by us. The value of the collateral in the event of enforcement against the collateral or our liquidation will depend on market and economic conditions, the availability of buyers and other factors. The value of the collateral securing the New Notes may be insufficient to satisfy the claims of the holders thereof. Such value may be materially diminished or impaired by any bankruptcy, reorganization or other proceedings involving us or any of our subsidiaries or by the regulatory consequences thereof or by any of the other matters discussed in these risk factors, as well as factors beyond our control and the control of our creditors.

By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. Some of the collateral may have no significant independent value apart from the other pledged assets. The value of the assets pledged as collateral for the New Notes could be impaired in the future as a result of changing economic conditions, competition or other future trends or uncertainties. In addition, the indenture, pledge agreement and other security documents provide only limited covenant protections with respect to the collateral, and may not protect you against actions that could be taken by us that could impair the value of the collateral or the value of the subsidiaries whose stock is pledged to secure the New Notes.

The liens securing the New Notes and the Subsidiary Guarantees with respect to (i) the vessels Queen of the West and Delta Queen, (ii) certain cash (approximately $8.9 million as of September 22, 2009) collateralizing certain obligations to credit card companies or credit card processing companies with respect to unearned customer bookings and (iii) certain cash (approximately $0.5 million as of September 22, 2009) collateralizing certain letter of credit obligations relating to our Cypress Reinsurance business will be junior to the existing liens on such assets and will be subject to obtaining the prior consent of the current lien holders, if required by the terms of the existing liens. Moreover, the New Indenture will also permit a lien with higher priority than the lien securing the New Notes with respect to the vessel Columbia Queen to secure obligations to credit card companies or credit card processing companies with respect to unearned customer bookings. If the Company also obtains a secured Working Capital Facility, then, under the terms of the New Indenture, the first-priority lien securing the New Notes will become a second-priority lien, and (to the extent permitted by the applicable first-priority lien holders) the second-priority liens will become third-priority liens (all of which will be subject to negotiation and execution of a customary intercreditor agreement between the New Trustee and the administrative agent for the Working Capital Facility reflecting the applicable subordination terms set forth in the New Indenture or otherwise approved by holders of a majority in aggregate principal amount of the New Notes). The parties holding liens with higher priority than the liens securing the New Notes could proceed against the collateral subject to their respective liens. In that event, any proceeds received upon a realization of the collateral would be applied to amounts due to the applicable credit card company and/or the lenders under the Working Capital Facility, as applicable, before any proceeds would be available to make payments on the New Notes. The value of the collateral may not be sufficient to repay the holders of the New Notes in addition to the other applicable lien holders. We cannot assure you that the proceeds from the sale or sales of all of such collateral would be sufficient to satisfy the amounts outstanding under the New Notes and other obligations secured by the same collateral, after payment in full of all obligations secured by higher-priority liens on the collateral.

To the extent that the collateral is insufficient to satisfy the claims of holders of New Notes, those holders will have unsecured claims against us in respect of their New Notes that will rank equally and ratably with the claims of our unsecured, unsubordinated creditors, including trade creditors. There may be insufficient value in the remaining assets to satisfy the remaining claims of holders of New Notes and the claims of such unsecured, unsubordinated creditors. Any claim for the difference between the obligations under the New Notes and the amount, if any, realized by holders of the New Notes from the sale of the collateral securing the New Notes will rank equally in right of payment with all of our other unsecured, unsubordinated indebtedness and other obligations, including trade payables.

Federal and state statutes allow courts, under some circumstances, to void the Subsidiary Guarantees and the security interests granted by the Subsidiary Guarantors.

Our creditors or the creditors of one or more Subsidiary Guarantors could challenge the Subsidiary Guarantees and the security interests granted by the Subsidiary Guarantors as a fraudulent conveyance or on other grounds. The entering into of the Subsidiary Guarantees and the granting of security interests by the Subsidiary Guarantors could be found to be a fraudulent transfer and declared void if a court were to determine that (1)(i) the applicable Subsidiary Guarantor delivered the Subsidiary Guarantee or security interest with the intent to hinder, delay or defraud its existing or future creditors; or (ii) the applicable Subsidiary Guarantor did not receive reasonably equivalent value for the delivery of the Subsidiary Guarantee or security interest; and (2) the applicable Subsidiary Guarantor was insolvent at the time it delivered the Subsidiary Guarantee or security interest.

To the extent a court voids a Subsidiary Guarantee or security interest as a fraudulent transfer or conveyance or holds it unenforceable for any other reason, holders of New Notes would cease to have any claim against the Subsidiary Guarantor who delivered that Subsidiary Guarantee or security interest. If a court were to take this action, the Subsidiary Guarantor’s assets would be applied first to satisfy the Subsidiary Guarantor’s liabilities, including trade payables, and preferred stock claims, if any, before any payment in respect of the Subsidiary Guarantee or foreclosure on the property or other assets of the Subsidiary Guarantor that are securing the New Notes could be made. We cannot assure you that a Subsidiary Guarantor’s assets would be sufficient to satisfy the claims of the holders of New Notes relating to any voided portions of any of the Subsidiary Guarantees or security interests granted by the Subsidiary Guarantors.

The collateral securing the New Notes includes capital stock and assets of our non-U.S. subsidiaries, which may make realization of funds in an enforcement against such collateral difficult and/or uncertain.

The collateral securing the New Notes includes capital stock and assets of our non-U.S. subsidiaries, which may make realization of funds in an enforcement against such collateral difficult and/or uncertain. The collateral securing the New Notes includes capital stock and assets of our Bahamian, Marshall Islands and Bermudan subsidiaries. These countries have legal systems and laws relating to security interests that operate differently than the United States, and the enforcement of rights relating to such collateral may be difficult and/or uncertain. In addition, there may be difficulties in enforcing a judgment of a United States court relating to the New Notes and/or such collateral in such countries.

Holders of New Notes do not control decisions regarding income from the collateral.

Prior to an event of default under the New Indenture, the security documents allow us to remain in possession of, to retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral securing the New Notes (other than the pledged share certificates). Also, to the extent that we sell any assets that constitute collateral, the proceeds from such sale will be subject to the lien securing the New Notes only to the extent such proceeds would otherwise constitute “collateral” securing the New Notes under the security documents. To the extent that the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the New Notes would be reduced and the New Notes would not be secured by such proceeds.

Rights of holders of New Notes in their collateral may be adversely affected by a failure to perfect security interests.

The rights of the New Trustee to repossess and dispose of the collateral securing the New Notes upon acceleration may be significantly impaired if we do not take the necessary steps to perfect the security interests on the collateral in favor of the New Trustee. Although some security interests may be perfected concurrently with the closing of this offering, we believe that not all the security interests in the collateral will be perfected and that while we will use commercially reasonable efforts to seek to perfect those security interests after closing, there can be no assurance that we will be successful. In addition, foreign jurisdictions may not provide for perfection of security interests in the same way and to the same extent that security interests are perfected in the United States. To the extent the security interests are not perfected, the priority of the New Trustee’s security interest vis-a-vis the security interests of other creditors will be impaired.

Rights of holders of New Notes in their collateral may be adversely affected by bankruptcy proceedings.

The rights of the New Trustee to repossess and dispose of the collateral securing the New Notes upon acceleration are likely to be significantly impaired by federal bankruptcy law, if bankruptcy proceedings are commenced by or against us. This could be true even if bankruptcy proceedings are commenced after the New Trustee has repossessed and disposed of the collateral. Under bankruptcy law, a secured creditor such as the New Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The meaning of the term “adequate protection” varies according to circumstance, but in general the doctrine of “adequate protection” requires a debtor in a bankruptcy case to protect the value of a secured creditor’s interest in the collateral, through cash payments, the granting of an additional security interest or otherwise, if and at such time as the court in its discretion may determine, during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the New Notes could be delayed following commencement of a bankruptcy case, whether or when the trustee would repossess or dispose of the collateral, or whether or to what extent Holders of the New Notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the New Notes, Holders of the New Notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, or attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Provisions of the New Notes could discourage an acquisition of us by a third party.

Certain provisions of the New Notes could make it more expensive or more difficult for a third party to acquire us, including those provisions relating to the requirements to redeem the New Notes upon a change of control or in other circumstances.

We may not have the funds necessary to redeem or repurchase the New Notes upon a change in control or in certain other circumstances, as required by the New Indenture.

Holders may require us to redeem or repurchase their New Notes upon the occurrence of a change in control and in certain other circumstances on the terms set forth in the New Indenture. If we do not have or have access to sufficient funds to redeem or repurchase the New Notes, then we would not be able to redeem or repurchase your New Notes when required to do so. In fact, we expect that we would require third-party financing, but we cannot assure you that we would be able to obtain that financing on favorable terms or at all.

We may not have the funds necessary to repay the New Notes at maturity.

If we do not have or have access to sufficient funds to repay the New Notes at maturity, then we would not be able to repay the New Notes at maturity. We may require third-party financing to repay the New Notes at maturity, but we cannot assure you that we would be able to obtain that financing on favorable terms or at all.

A Holder of Existing Notes participating in the Exchange Offer will become subject to all of the risks, uncertainties, and volatility faced by holders of shares of our Common Stock, which may be different from or greater than those associated with holding Existing Notes.

A Holder of Existing Notes participating in the Exchange Offer will become subject to all of the risks and uncertainties associated with ownership of shares of our Common Stock since a portion of the Exchange Consideration consists of shares of our Common Stock. These risks may be different from or greater than those associated with holding the Existing Notes. Shares of Common Stock place virtually no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to stockholders in certain circumstances under applicable law. As such, a Holder of Existing Notes participating in the Exchange Offer may have greater exposure to the risks and uncertainties facing us generally.

Certain holders of our Existing Notes will have a director designee on our Board of Directors and may exercise significant influence over the Company and their interests may conflict with the interest of other stockholders.

Following the Exchange Offer, one of the Holders who have entered into Support Agreements could hold more than 20% of the voting power of our Common Stock under certain circumstances. In addition, in accordance with the Support Agreements, if at least 58% of the outstanding Existing Notes are acquired pursuant to the Exchange Offer, two current directors will resign from the Board of Directors and the size of the Board of Directors will be increased to five members. Pursuant to the Support Agreements, each of the Holders who is a party to a Support Agreement, none of which are affiliated with each other, will have a director designee on our Board of Directors. Therefore, it is possible that each of these Holders may become significant stockholders of our Company and have a director designee on our Board, as well as being significant creditors of the Company through their holdings of New Notes. As a result, such holders of our Existing Notes may exercise significant influence over corporate policy and decisions with respect to fundamental corporate transactions and, due to, among other things, their position as both equity holders and creditors of the Company, their interests may conflict with the interest of other stockholders.

If our Common Stock fails to meet requirements for continued listing on The NASDAQ Global Market, and NASDAQ determines to delist our Common Stock, the market liquidity and market price of our Common Stock could decline.

Our Common Stock is listed on The NASDAQ Global Market. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements. For example, NASDAQ rules require that we maintain a minimum bid price of $1.00 per share for our Common Stock. Our Common Stock has in the past fallen below this minimum bid price requirement and it may do so again in the future. NASDAQ resumed enforcement of this bid price requirement on August 3, 2009, after a period of suspended enforcement. If, in the future, our stock price falls below $1.00 or we fail to meet other requirements for continued listing on The NASDAQ Global Market, our Common Stock could be delisted from The NASDAQ Global Market unless we are able to cure the events of noncompliance in a timely or effective manner. If our Common Stock were threatened with delisting from The NASDAQ Global Market, we may, depending on the circumstances, seek to extend the period for regaining compliance with NASDAQ listing requirements by moving our Common Stock to The NASDAQ Capital Market and/or seek to give effect to the amendment to our Certificate of Incorporation approved by our stockholders at the 2009 Annual Meeting of Stockholders, which, if effected, would affect a reverse stock split of our Common Stock at a ratio of either 1-for-3 or 1-for-4. If our Common Stock is not eligible for listing on another securities exchange, trading of our Common Stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate quotations for the price of our Common Stock, and there would likely also be a reduction in our coverage by security analysts and/or the news media, which could cause the price of our Common Stock to decline further. In addition, in certain circumstances, if our Common Stock is delisted from The NASDAQ Global Market and is not listed on an established national securities exchange or automated over-the-counter trading market, this could trigger a put right under the terms and conditions of our Existing Notes and/or an event of default under the terms and conditions of our future indebtedness.

Shares of Common Stock are equity securities and are subordinate to our existing and future indebtedness, including the Existing Notes.

Shares of Common Stock, which constitute a portion of the Exchange Consideration, are equity interests. This means the shares of Common Stock will rank junior to any preferred stock that we may issue in the future, to the Existing Notes and the New Notes, to our other indebtedness and to all creditor claims and other non-equity claims against us and our assets available to satisfy claims on us, including claims in a bankruptcy or similar proceeding. Accordingly, if the Exchange Offer is completed, in the event of a liquidation, any Existing Notes not tendered in this Offer to Exchange would be repaid prior to any payment in respect of the Common Stock.

Additionally, unlike the Existing Notes, on which principal and interest are payable on specified due dates, in the case of shares of our Common Stock (i) dividends are payable only when and if declared by our Board of Directors, and (ii) as a corporation, we are restricted to making dividend payments and redemption payments out of legally available assets. Our Board of Directors has not approved any dividends since we declared a dividend in May 2007, and currently has no intention of declaring any dividends in the foreseeable future. In addition, the New Notes will, and our other future indebtedness may, restrict payment of dividends on our Common Stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our Common Stock.

We are not restricted from issuing additional shares of Common Stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of Common Stock or preferred stock or any substantially similar securities. The market price of our Common Stock or preferred stock could decline as a result of sales of a large number of shares of Common Stock or preferred stock, warrants, convertible notes or similar securities in the market after settlement of the Exchange Offer or the perception that such sales could occur.

The market price for our Common Stock has experienced significant price and volume volatility and is likely to continue to experience significant volatility in the future. This volatility may impair our ability to finance strategic transactions with our Common Stock and otherwise harm our business.

The closing price of our Common Stock fluctuated from a high of $13.77 per share to a low of $0.65 per share during the year ended December 31, 2008. On March 17, 2009 our closing stock price was $0.27 which was the lowest level in our Company’s history. On September 23, 2009, the closing price of our Common Stock was $1.08. Our stock price is likely to experience significant volatility in the future as a result of numerous factors outside our control. Significant declines in our stock price may interfere with our ability to raise additional funds through equity financing or to finance strategic transactions with our Common Stock. We have historically used equity incentive compensation as part of our overall compensation arrangements. The effectiveness of equity incentive compensation in retaining key employees may be adversely impacted by volatility in our stock price. In addition, there may be increased risk of securities litigation following periods of fluctuations in our stock price. These and other consequences of volatility in our stock price could have the effect of diverting management’s attention and could materially harm our business, and could be exacerbated by the current worldwide financial crisis.

Holders of Existing Notes who participate in the Exchange Offer will lose their rights under the Existing Indenture.

Holders who exchange their Existing Notes in the Exchange Offer will receive new securities but will lose all rights under the Existing Indenture. The Existing Notes obligate us to pay Holders a certain amount of annual interest. In connection with the Exchange Offer, tendering Holders of the Existing Notes will forfeit any accrued unpaid interest on the Existing Notes tendered.

If Holders of the Existing Notes have claims against us resulting from their acquisition or ownership of Existing Notes, they will give up those claims if they exchange their Existing Notes.

By tendering Existing Notes in the Exchange Offer, upon closing of the Exchange Offer, you will be deemed to have released and waived any and all claims or causes of action of any kind whatsoever, whether known or unknown that, directly or indirectly arise out of or are in any manner connected with your or your successors’ and assigns’ ownership or acquisition of the Existing Notes, including any accrued interest and any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, in each case, that you, your successors or your assigns have, may have or may have had against us or any of our affiliates, directors, officers, employees, counsel or agents or representatives, whether current or former.

Because it is not possible to estimate the likelihood of success in pursuing these legal claims or the magnitude of any recovery to which Existing Holders or their successors or assigns ultimately might be entitled, it is possible that the consideration that Holders of the Existing Notes will receive in the Exchange Offer will have a value less than the value of the legal claims such Holders of the Existing Notes are relinquishing. Moreover, Holders who do not tender their Existing Notes for exchange and former Holders who have already sold their Existing Notes will continue to have the right to prosecute any claims against us.

Consideration paid to Holders in the Exchange Offer could be subject to avoidance as a preferential transfer.

There is a possibility that if we were to become a debtor in a case under chapter 11 of title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) within 90 days after the settlement date of the Exchange Offer (or, with respect to any insiders, as defined in the U.S. Bankruptcy Code, within one year after the settlement date of the Exchange Offer) and certain other conditions were met, the Exchange Consideration paid to Holders who tendered Existing Notes in the Exchange Offer, absent any of the U.S. Bankruptcy Code’s defenses to avoidance, could be subject to avoidance, in whole or in part, as a preferential transfer and, to the extent avoided, the value of such consideration could be recovered from such Holders and possibly from subsequent transferees.

If the Exchange Offer is not consummated on or before November 13, 2009, then, to avoid an Event of Default under the Existing Indenture, we will be required to make an interest payment equal to approximately $1.8 million with respect to the Existing Notes, which will reduce the amount of cash available to fund operations.

Under the terms of the Offer Documents, we will not be required to make any unpaid interest payments with respect to any Existing Notes that are exchanged pursuant to the Exchange Offer. An interest payment with respect to the Existing Notes will be due on October 15, 2009. However, pursuant to the Existing Indenture, we have a 30 day grace period after that date before the failure to make the payment will result in an event of default under the Existing Indenture. Therefore, we will be required to make the October 15, 2009 interest payment on or before Friday, November 13, 2009 in order to avoid an event of default under the Existing Indenture, unless such default is waived. If we are required to make such an interest payment, it will reduce the amount of cash available to fund operations.

If the Exchange Offer is not consummated, an alternative to the Exchange Offer that does not involve a bankruptcy filing may not be available to us, and, even if such an alternative is available and can be completed, it may be less attractive than the Exchange Offer.

If we do not consummate the Exchange Offer, we will consider all viable restructuring alternatives available to us at such time. However, a viable restructuring alternative arrangement may not be available or, if available, may not be on terms as favorable to our creditors and equity holders as the terms of the Exchange Offer. Such alternatives may be expensive and may have an uncertain timeline.

We may be required to seek protection from our creditors through a bankruptcy filing. If so, the expenses of any such filing would reduce the assets available for payment or distribution to our creditors, including Holders of the Existing Notes. A bankruptcy, liquidation or winding up of the Company may not increase the amount of any payment or distribution that Holders of the Existing Notes would receive. In fact, such an event could reduce such amount and, in any event, may delay receipt of any such payment or distribution by such holders.

A long and protracted restructuring could cause us to lose key management employees and otherwise adversely affect our business.

If we fail to consummate the Exchange Offer on a timely basis, any alternative we pursue, whether in or out of court, may take substantially longer to consummate than the Exchange Offer. A long and protracted restructuring could disrupt our business and would divert the attention of our management from operation of our business and implementation of our business plan. It is possible that such a protracted restructuring could cause us to lose key management employees, including senior members of management. Such losses of key management employees could make it difficult for the Company to complete a restructuring and may make it less likely that we will be able to continue as a viable business.

The uncertainty surrounding a long and prolonged financial restructuring could also have other adverse effects on us. For example, it could also adversely affect:

•	our ability to raise additional capital;

•	our ability to capitalize on business opportunities and react to competitive pressures;

•	our ability to attract and retain employees;

•	our liquidity;

•	how our business is viewed by investors, lenders, strategic partners or licensing partners; and

•	our enterprise value.

Any Existing Notes outstanding after the Exchange Offer will be subject to any amendments adopted pursuant to the Consent Solicitation.

Holders that do not exchange their Existing Notes will not be entitled to receive the New Notes and shares of Common Stock delivered to tendering Holders if the Exchange Offer is consummated. If the Proposed Amendments are approved by holders of a majority in aggregate principal amount of the Existing Notes outstanding, we will execute, and use our commercially reasonable efforts to cause the trustee under the Existing Indenture and any other relevant parties to execute, a supplemental indenture, which will give effect to the Proposed Amendments. If adopted and effected, the Proposed Amendments would remove certain restrictive covenants, events of default and other provisions in the Existing Indenture, at which point, any then-outstanding Existing Notes will be subject to the terms of the Existing Indenture, as modified pursuant to the Proposed Amendments. See “The Proposed Amendments.”

There may be less liquidity in the market for non-tendered Existing Notes, which may cause the market prices, if any, for non-tendered Existing Notes to decline and/or become more volatile.

If the Exchange Offer is consummated, the aggregate principal amount of outstanding Existing Notes may be substantially reduced, which could adversely affect the liquidity of non-tendered Existing Notes. An issue of securities with a small aggregate principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, if a market for non-tendered Existing Notes exists, the market price for Existing Notes that are not validly tendered in the Exchange Offer or are validly withdrawn may be adversely affected, depending on prevailing interest rates, the market for similar securities, and other factors. The reduced float also may tend to make the trading prices of Existing Notes that are not exchanged more volatile than those which had previously prevailed.

Holders of Existing Notes that are not tendered or not purchased may attempt to obtain quotations for their Existing Notes from their brokers; however, there can be no assurance that any trading market will exist for the Existing Notes following consummation of the Exchange Offer. The extent of the public market for the Existing Notes following consummation of the Exchange Offer will depend, among other things, on the remaining outstanding principal amount of the Existing Notes after the Exchange Offer, the number of beneficial owners remaining at such time and the interest in maintaining a market in the Existing Notes on the part of securities firms and other factors. We cannot assure you that a market for any Existing Notes that remain outstanding following the Exchange Offer will exist or be sustained.

The “most favored nation” clause of the New Indenture may have the effect of discouraging future acquisitions of Existing Notes by the Company.

The New Indenture will contain a “most favored nation” clause providing that, if any Existing Notes remain outstanding after consummation of the Exchange Offer, the Company and its Subsidiaries will not voluntarily tender for, prepay, purchase, redeem or otherwise acquire any such remaining Existing Notes unless (A) the consideration for such acquisition of remaining Existing Notes consists solely of shares of Common Stock and/or New Notes and (B) the total value of such consideration per $1,000 principal amount of Existing Notes (measured at the time of such acquisition of remaining Existing Notes) is not greater than the total value of the New Notes and Common Stock received by Holders in the Exchange Offer per $1,000 principal amount of Existing Notes (measured at the time of such acquisition of remaining Existing Notes), unless, concurrently with the consummation of such acquisition of remaining Existing Notes, the Company distributes to each holder of New Notes issued pursuant to the Exchange Offer (or issued upon a registered transfer of Notes issued pursuant to the Exchange Offer) additional New Notes and/or additional shares of Common Stock (in the same proportion as the consideration paid in connection with the Company’s acquisition of such remaining Existing Notes) having a total value (measured at the time of such distribution) equivalent to the difference between (1) the total value of the consideration such Holder would receive for its Existing Notes if the Company acquired all such Existing Notes from such Holder on the same terms as the Company’s acquisition of remaining Existing Notes (based on the principal amount of Existing Notes that such Holder would hold assuming a rescission of the Exchange Offer immediately prior to such distribution) and (2) the sum of (x) the total value of the New Notes and Common Stock that a holder owning the amount of New Notes held by such holder at the time of such distribution would have received in the Exchange Offer (measured at the time of such distribution) and (y) the total value of any New Notes and/or Common Stock previously distributed to such holder pursuant to the covenant described in this paragraph (measured at the time of such distribution).

This “most favored nation” clause may have the effect of discouraging future purchases of Existing Notes by the Company on terms more favorable than the acquisition terms of the Exchange Offer by making them prohibitively expensive. Following the consummation of the Exchange Offer, the Company:

•	will only be permitted to acquire Existing Notes for consideration that consists of Common Stock and/or New Notes; and

•	may only be willing to acquire Existing Notes on terms that are no more favorable than those offered to Holders in the Exchange Offer.

Holders of Existing Notes are not entitled to any rights with respect to our Common Stock, but will be subject to all changes made with respect to shares of our Common Stock.

If you do not participate in the Exchange Offer and continue to hold Existing Notes, you will not be entitled to any rights with respect to shares of Common Stock (including voting rights and rights to receive any dividends or other distributions on shares of Common Stock), but you will be subject to all changes affecting shares of Common Stock. You will have rights with respect to our Common Stock only if and when your Existing Notes are converted. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of shares of Common Stock to you upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Common Stock. In addition, there will be no adjustment to the conversion rate for the conversion of Existing Notes into Common Stock in connection with the Exchange Offer.

The exchange of Existing Notes for the Exchange Consideration may constitute a taxable event for U.S. federal income tax purposes.

An exchange of Existing Notes for the Exchange Consideration pursuant to the Exchange Offer may result in the recognition of gain for U.S. federal income tax purposes and, therefore, taxes may be payable with respect to the consummation of the Exchange Offer even though no cash will be received in the exchange. However, losses will not be allowed to be recognized for U.S. federal income tax purposes on the exchange of Existing Notes for the Exchange Consideration pursuant to the Exchange Offer, even when the exchange results in an economic loss.

U.S. Holders of New Notes will be required to include in income for U.S. federal income tax purposes any original issue discount with respect to the New Notes.

U.S. Holders of New Notes (see “Certain Material U.S. Federal Income Tax Considerations”) will be required to include in income for U.S. federal income tax purposes and pay tax with respect to any original issue discount on the New Notes in excess of the cash, if any, paid with respect to the New Notes. The original issue discount will include amounts of interest on the New Notes that are paid by issuing additional New Notes, and the amount by which the face amount of the New Notes exceeds their fair market value at the time that the Exchange Offer is consummated.

Recognition of cancellation of debt income may increase our income tax liability and adversely impact our tax attributes.

The Company generally will recognize cancellation of debt income for U.S. federal income tax purposes as a result of the exchange of the Existing Notes for the Exchange Consideration to the extent that the outstanding balance of the Existing Notes exchanged exceeds the fair market value of the Common Stock and the issue price of the New Notes delivered in the Exchange Offer. The Company expects that, as a result of the exchange, it will recognize significant cancellation of debt income. Although we cannot provide any assurances in this regard, we currently expect that any cancellation of debt income will be offset by operating losses incurred during the current taxable year and by net operating losses incurred in prior years and carried forward to the current taxable year.

Nevertheless, we will likely be subject to alternative minimum tax in connection with the exchange of the Existing Notes, because only a portion of our net operating losses will be deductible in calculating our alternative minimum tax liability. Further, under recently enacted California income tax laws, we will not be able to utilize net operating losses to offset our cancellation of debt income for California income tax purposes. As a result, the Company expects to incur U.S. federal and California income tax liabilities as a result of the exchange. In addition, if our current and historic net operating losses are not available in the amount that we expect, however, we may incur substantial U.S. federal income tax liabilities in excess of those discussed above.

Changes in the composition of our stockholder population, including those resulting from the issuance of the Common Stock, may limit our ability to use our net operating losses.

The issuance of Common Stock in the Exchange Offer may result in an “ownership change” of the Company for tax purposes. An ownership change would significantly restrict the use of our remaining net operating loss carryforwards to offset future income (other than potentially certain of our built in gains in our assets at the time of the exchange, if any).

The Company may receive deemed dividends from its foreign subsidiaries that could result in taxable income in future years.

It is possible that the Company will receive one or more deemed dividends in future years as a result of the guarantees and the pledge of assets by the Company’s foreign subsidiaries as security for of the Company’s obligations under the New Notes. Such deemed dividends would constitute taxable income for the Company and could result in a U.S. federal income tax liability for the Company.

Risks Related to Our Company and Our Industry and Risks Related to our Common Stock

For a discussion of risks relating to our Company and our industry and risks related to our Common Stock, see Part I, Item 1A of our Form 10-K for the year ended December 31, 2008, and Part II, Item 1A of our Form 10-Q for the fiscal quarter ended June 30, 2009, each of which is incorporated by reference herein.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange of the Existing Notes for the shares of Common Stock and New Notes pursuant to the Exchange Offer. However, the debt on our balance sheet will be reduced from $89.1 million to $27.4 million (while the face amount of our outstanding debt will be reduced by $70.5 million) assuming all Existing Notes are tendered for exchange.

PRICE RANGE OF COMMON STOCK

Our Common Stock is listed on The NASDAQ Global Market under the symbol “AMIE.” As of September 22, 2009, there were approximately 49 holders of record of our Common Stock, not including beneficial owners holding shares through nominees or street name. The following table presents the range of high and low quarterly sales prices of shares of our Common Stock on The NASDAQ Global Market (through the close of trading on September 23, 2009) since January 1, 2007.

	High	Low

Year 2007
First Quarter	$47.86	$39.63
Second Quarter	46.88	30.42
Third Quarter	33.56	22.12
Fourth Quarter	27.29	11.28
Year 2008
First Quarter	$14.76	$6.86
Second Quarter	8.49	3.50
Third Quarter	3.02	1.75
Fourth Quarter	2.28	0.23
Year 2009
First Quarter	$1.00	$0.26
Second Quarter	0.90	0.29
Third Quarter (through September 23, 2009)	1.49	0.27

On September 23, 2009, the last reported sales price of our Common Stock on The NASDAQ Global Market was $1.08 per share. As of September 22, 2009 we had 11,173,267 shares of Common Stock outstanding.

We urge you to obtain current market information for our Common Stock (and, to the extent available, the Existing Notes) before making any decision to surrender your Existing Notes and consent to the Proposed Amendments pursuant to the Exchange Offer.

DIVIDEND POLICY

Our Board of Directors has not approved any dividends since we declared a dividend in May 2007. We and our Board of Directors continually review the dividend policy to evaluate conditions (including any contractual restrictions) that may affect our desire or ability to pay dividends, which are declared at the discretion of the Board of Directors. We currently have no intention of declaring any dividends in the foreseeable future, and the terms of the New Notes will limit our ability to pay any cash dividends.

CAPITALIZATION

The following table sets forth as of June 30, 2009:

•	our actual capitalization; and

•	our capitalization after giving effect to the consummation of the Exchange Offer assuming that all of the outstanding Existing Notes have been validly tendered and exchanged for Exchange Consideration and estimated transaction expenses payable by us of approximately $1.1 million.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference to our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009.

	June 30, 2009
	Actual	As Adjusted
	(In thousands, except for share and per share data)

Cash and cash equivalents	$5,484	$3,668

Indebtedness:
Existing Notes, net of discount of $8,851	$88,149	$—
New Notes	—	32,178
Guaranteed principal payment to MARAD	948	948

Total indebtedness	89,097	33,126
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value; 40,000,000 shares authorized, 11,173,267 shares issued and outstanding before the offering, 33,519,801 shares issued and outstanding after the offering	109	332
Additional paid-in capital	110,823	120,209
Accumulated deficit	(84,331)	(39,213)
Accumulated other comprehensive income	1	1

Total stockholder’s equity	26,602	81,329

Total capitalization	$115,699	$114,455

THE EXCHANGE OFFER COMMITMENT AND SUPPORT AGREEMENTS

The following summary description of the Support Agreements is qualified in its entirety by reference to the Support Agreements themselves, which are included as exhibits to the Tender Offer Statement on Schedule TO that we have filed with the SEC, and which you may examine and copy, as set forth in “Where to Find Available Information.”

On September 4, 2009, the Company entered into three separate Support Agreements, one with each of Whippoorwill Associates, Inc. (as agent for its discretionary accounts), Highbridge International LLC and Polygon Global Opportunities Master Fund, such Holders being the beneficial owners of approximately 59.5% in aggregate principal amount of the outstanding Existing Notes. The Support Agreements are the result of arms’ length negotiations with each Holder. To our knowledge, none of the Holders that are party to the Support Agreements are affiliated with any director or officer of the Company or with each other.

Pursuant to the Support Agreements:

•	The Company and the applicable Holder have agreed that they will not (and that their affiliates will not) pursue, work on or negotiate (or authorize their officers or representatives to pursue, work on or negotiate) any other restructuring proposal for the Company, except that the Company may continue to pursue certain existing alternative proposals and any unsolicited alternative transaction for the Company that would, if consummated, result in a transaction that is more favorable to the Company than the Exchange Offer.

•	The applicable Holder has agreed to tender all of its Existing Notes (free and clear of any encumbrances or restrictions), whether owned as of the date of the Support Agreement or thereafter acquired, pursuant to and in accordance with the Exchange Offer within ten (10) days following the commencement by the Company of the Exchange Offer and not to withdraw or revoke any such tender unless and until the Support Agreement is terminated in accordance with its terms.

•	The applicable Holder has agreed not to Transfer (as defined below) any of its Existing Notes, except to another Holder that has entered into a Support Agreement or signed a joinder thereto, and not to take any other action with respect to the Existing Notes that would in any way restrict, limit or interfere with the performance of the obligations of the Holder under the Support Agreement or the transactions contemplated thereby.

•	The Company has agreed to hold a special meeting of the Board of Directors within two (2) business days of the consummation of the Exchange Offer and to elect as a director at such meeting one (1) suitably qualified (as reasonably determined by the applicable Holder) individual designated in writing by the applicable Holder not later than one week prior to the initially scheduled Expiration Date, on the condition that at least 58% in aggregate principal amount of the outstanding Existing Notes are acquired in the Exchange Offer. Because the Company has entered into three (3) Support Agreements, three (3) new individuals will be elected to the Board of Directors.

•	The Company has agreed to reimburse the applicable Holder for certain out-of-pocket expenses incurred in connection with the Exchange Offer.

For purposes of the Support Agreements, “Transfer” means, directly or indirectly, to:

•	sell, pledge, encumber, grant an option with respect to, transfer or dispose of such security or any interest in such security to any person other than the Company;

•	enter into an agreement or legally binding commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of, such security or any interest therein to any person other than the Company; or

•	reduce the applicable Holder’s beneficial ownership of, interest in or risk relating to, such security.

The obligations of the Holders under the Support Agreements terminate automatically if any of the following occur:

•	The Exchange Offer shall not have been consummated within sixty (60) days after the commencement thereof; or

•	The Company shall have provided written notice to the applicable Holder that it has determined not to proceed with, or has determined to terminate, the Exchange Offer.

In addition, each Support Agreement may be terminated by the Company or the applicable Holder due to a material breach of the Support Agreement by the other party thereto or due to a failure, after using good faith efforts, to reach agreement upon reasonably acceptable terms for the Exchange Offer. The Company may also terminate the Support Agreements if the Board of Directors determines in good faith that the consummation of the Exchange Offer is inconsistent with the directors’ fiduciary duties.

THE EXCHANGE OFFER

The Offer Documents contain, or incorporate by reference, important information that should be read carefully before any decision is made with respect to the Exchange Offer. See “Incorporation of Documents by Reference.”

We are primarily a cruise company. Our current cruise operations include the Windstar vessels which are internationally flagged ships that sail to destinations in the Caribbean, Europe, the Americas and the Greek Isles. Our subsidiary, Windstar Cruises operates three sailing yachts, Wind Surf, Wind Spirit and Wind Star, known for their ability to visit the hidden harbors and secluded coves of the world’s most treasured destinations. Carrying just 148 to 312 guests, the luxurious ships of Windstar Cruises sail to nearly 50 nations, calling at 100 ports throughout Europe, the Caribbean and the Americas.

In order to focus on our cruise operations, we have sold or are in the process of winding down certain other businesses that we have conducted.

In September 2009, we agreed to transfer, from our subsidiary Cypress Reinsurance, Ltd. to a segregated account created by an unrelated third party, all current and future liabilities and assets under certain reinsurance retrocession agreements. Cypress Reinsurance, Ltd. will be liquidated after such transfer, subject to certain regulatory approvals.

In May 2009, we sold Ambassadors Marine Group, LLC through a stock sale for $5 million in cash proceeds. These proceeds were used to fund current operations.

Through our travel and events business, we provide event services and merchandise fulfillment programs to corporations. In April 2009, we sold a significant portion of the travel and events business whereby we completed an asset sale of certain assets related to the Housing portion of the business. The buyer also assumed certain liabilities related to Housing. We have retained the Events component of the business. We will complete 2009 events and programs as scheduled. Following the completion of these events, our plans are to exit the Events business in an efficient and orderly fashion.

In April 2008, we announced plans to sell and cease operating the Majestic America Line, our U.S. flagged cruise ships that sailed along the inland rivers and costal waterways of North America at the conclusion of the 2008 sailing season. The vessels are currently in lay-up status and will not operate in 2009 as we plan to exit the business in an orderly fashion. In September 2009, we entered into a definitive agreement to sell the vessel Queen of the West to Bruce Spruce, LLC, an affiliate of American Cruise Lines.

Our principal executive offices are located at 2101 4th Avenue, Suite 210, Seattle, Washington 98121 and our telephone number is (206) 292-9606.

Introduction

We are offering, upon the terms and subject to the conditions set forth in the Offer Documents, to exchange shares of Common Stock and New Notes for any and all of the outstanding $97 million in aggregate principal amount of the Existing Notes validly tendered to the Exchange Agent, and not validly withdrawn, on or prior to the

Expiration Date. The shares of Common Stock and New Notes will be in full satisfaction of the principal amount of, and any accrued and unpaid interest to, but excluding, the settlement date of the Exchange Offer on, the Existing Notes that are tendered and accepted in the Exchange Offer.

Concurrently with the Exchange Offer, we are also soliciting, upon the terms and subject to the conditions set forth in the Offer Documents, consents to the adoption of the Proposed Amendments. We are not offering any separate or additional payment for the consents to the Proposed Amendments and you will be deemed to have consented to the Proposed Amendments in tendering your Existing Notes pursuant to the Exchange Offer. Pursuant to the terms of the Existing Indenture, the Proposed Amendments require the receipt of consents from holders of at least a majority in aggregate principal amount of outstanding Existing Notes.

Terms of the Exchange Offer

We are offering to exchange shares of Common Stock and New Notes for your Existing Notes, upon the terms and conditions set forth in the Offer Documents. For each $1,000 in principal amount of your Existing Notes exchanged, you will receive the following consideration: (i) 230.3766 shares of our Common Stock, plus (ii) $273.1959 principal amount of our New Notes.

The Exchange Consideration will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through, but excluding the settlement date of the Exchange Offer on, the Existing Notes that are tendered and accepted pursuant to the Exchange Offer.

We are offering to acquire any and all of the $97 million aggregate principal amount of outstanding Existing Notes that are validly tendered (and not withdrawn) pursuant to the terms and subject to the conditions of the Offer Documents. The validly tendered and accepted Existing Notes will be cancelled.

You may tender all, some or none of your Existing Notes, subject to the terms and conditions of the Offer Documents. If you wish to tender a portion of your Existing Notes for exchange, however, you must tender your Existing Notes in a principal amount of $1,000 or an integral multiple of $1,000. Under the terms of the Offer Documents, if you validly tender Existing Notes prior to 12:00 midnight, New York City time, on the Expiration Date your tender will be deemed to constitute the delivery of a consent by you to the Proposed Amendments as a Holder of Existing Notes with respect to the tendered Existing Notes.

Expiration Date; Extensions; Amendments

The Exchange Offer will expire at 12:00 midnight, New York City time, on Friday, October 23, 2009, unless extended by the Company. Holders of approximately 59.5% of the Existing Notes have agreed in writing to support and participate in the Exchange Offer, pursuant to the Support Agreements. If the Exchange Offer is not completed within sixty (60) days of the date hereof (i.e., by November 24, 2009), the Support Agreements will terminate automatically pursuant to their terms.

To extend the Expiration Date, we will notify the Exchange Agent of any extension by written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date and we will notify the Holders, or cause them to be notified, by such time and date by public announcement. Such notification will state the new Expiration Date.

We expressly reserve the right to delay acceptance of any Existing Notes, to extend the Exchange Offer, or to terminate the Exchange Offer and not accept the Existing Notes not previously tendered, if any of the conditions (as the same may be modified) set forth under “The Exchange Offer — Conditions to the Completion of the Exchange Offer” shall not have been waived by us or satisfied prior to the Expiration Date. If we exercise any such right, we will give written notice to the Exchange Agent as promptly as practicable.

If the Exchange Offer is amended in a manner we determine to constitute a material change (including the waiver of any condition that we determine to be material), we will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of such amendment. If the amendment changes the amount of Existing Notes sought or the consideration offered pursuant to the Exchange Offer, we will extend the Expiration Date if necessary so that at least ten (10) business days remain in the Exchange Offer following notice of the amendment.

For any other material change, we will extend the Expiration Date if necessary so that at least five (5) business days remain in the Exchange Offer following notice of the material change.

Source and Amount of Funds

As the Exchange Offer involves an exchange of Existing Notes for Common Stock and New Notes, no cash funds will be required to consummate the Exchange Offer (other than funds to pay expenses incurred in connection with the Exchange Offer and to make payments in cash in lieu of fractional shares of Common Stock and fractional New Notes, all which we will fund from cash on hand).

Nomination of Directors

In connection with the Exchange Offer, the Company has entered into three (3) separate Support Agreements. Pursuant to each Support Agreement, the Company has agreed that, if the Exchange Offer is consummated and at least 58% (i.e., $56,260,000 in aggregate principal amount) of the outstanding Existing Notes are acquired pursuant to the Exchange Offer:

•	the Company will hold a special meeting of the Board of Directors within two (2) business days of the consummation of the Exchange Offer; and

•	the Board of Directors will elect as a director at that meeting, one (1) individual designated by the Holder party to that Support Agreement.

Each nominee must be designated by the applicable Holder not later than one (1) week prior to the initially scheduled Expiration Date and must be suitably qualified (as reasonably determined by the applicable Holder).

In addition, in conjunction with the election of the nominees designated by the Holders party to the Support Agreements, two (2) directors will resign from the Board of Directors and the size of the Board of Directors will be increased to five (5) members. Consequently, if at least 58% (i.e., $56,260,000 in aggregate principal amount) of the outstanding Existing Notes are acquired pursuant to the Exchange Offer, the size of the Board of Directors will increase to five (5) members and its composition will change significantly.

Release of Legal Claims by Tendering Holders

By tendering your Existing Notes in the Exchange Offer, effective upon payment to you of the consideration payable in the Exchange Offer, you will, as of the closing of the Exchange Offer, be deemed to have released and waived any and all claims or causes of action of any kind whatsoever, whether known or unknown that, directly or indirectly arise out of or are in any manner connected with your or your successors’ and assigns’ ownership or acquisition of the Existing Notes, including any accrued interest and any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, in each case, that you, your successors or your assigns have, may have or may have had against us or any of our affiliates, directors, officers, employees, counsel or agents or representatives, whether current or former.

Procedures for Tendering Existing Notes in the Exchange Offer

Valid Tender

Except as set forth below with respect to ATOP procedures, for a Holder to validly tender Existing Notes pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any signature guarantees and any other documents required by the Instructions to the Letter of Transmittal, or an Agent’s Message (as defined below) in lieu thereof, must be received by the Exchange Agent at the address or facsimile number set forth on the back cover of this Offer to Exchange prior to the Expiration Date, and either (1) certificates representing the Existing Notes must be received by the Exchange Agent at such address, or (2) the Existing Notes must be transferred pursuant to the procedures for book-entry transfer described below and a timely confirmation of book-entry transfer (a “Book-Entry Confirmation”) must be received by the Exchange Agent, in each case at or prior to the Expiration Date.

In all cases, the exchange of Existing Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of:

•	certificates representing such Existing Notes or a Book-Entry Confirmation with respect to such Existing Notes;

•	the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, or an Agent’s Message in lieu thereof; and

•	any required signature guarantees and other documents required by the Letter of Transmittal.

Under the terms of the Exchange Offer, the completion, execution and delivery of the foregoing documents by a Holder in connection with the tender of Existing Notes prior to 12:00 midnight, New York City time, on the Expiration Date will be deemed to constitute the delivery of the consent of that tendering Holder to the Proposed Amendments. The Proposed Amendments will remove certain restrictive covenants, events of default and other provisions in the Existing Indenture, as described below under “Proposed Amendments.”

Tender of Existing Notes Held in Physical Form

To validly tender Existing Notes held in physical form pursuant to the Exchange Offer, a Holder should complete and sign the Letter of Transmittal (or a facsimile copy thereof) in accordance with the Instructions to the Letter of Transmittal, have the signature thereon guaranteed if required by the Instructions to the Letter of Transmittal and deliver the Letter of Transmittal, together with certificates representing such Existing Notes and any other documents required by the Instructions to the Letter of Transmittal, to the Exchange Agent at its address set forth on the back page of this offering memorandum. The Letter of Transmittal and any certificates evidencing Existing Notes tendered pursuant to the Exchange Offer should be sent only to the Exchange Agent, and not to us.

If Existing Notes are to be tendered by any person other than the person in whose name the Existing Notes are registered, the Existing Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer executed exactly as the name or names of the Holder or Holders appear on the Existing Notes, with the signature(s) on the Existing Notes or instruments of transfer guaranteed as provided below, and a Letter of Transmittal must be executed and delivered either by the Holder or Holders, or by the tendering person pursuant to a valid proxy signed by the Holder or Holders, which signature must, in either case, be guaranteed as provided below.

Tender of Existing Notes Held Through a Nominee

Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Existing Notes should contact such broker, dealer, commercial bank, trust company or other nominee promptly and instruct such broker, dealer, commercial bank, trust company or other nominee to tender such Existing Notes on such beneficial owner’s behalf.

Book-Entry Transfer

The Exchange Agent has or will establish an account with respect to the Existing Notes at DTC for purposes of the Exchange Offer, and any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the record owner of the Existing Notes may make book-entry delivery of Existing Notes by causing DTC to transfer the Existing Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer. Although delivery of Existing Notes may be effected through book-entry transfer into the Exchange Agent’s account at DTC, either an Agent’s Message or a Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent at one of the addresses set forth on the back cover of this Offer to Exchange prior to the Expiration Date.

Tender of Existing Notes Through ATOP

In lieu of physically completing and signing the Letter of Transmittal and delivering it to the Exchange Agent, DTC participants may electronically transmit their acceptance of the Exchange Offer through ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Exchange Offer and send an Agent’s Message to the Exchange Agent for its acceptance. In order to ensure accurate dissemination of the Exchange Consideration at settlement of the Exchange Offer, each DTC participant must submit an individual “Voluntary Offering Instruction” per each beneficial owner of the Existing Notes wishing to participate in the offer.

An “Agent’s Message” is a message transmitted by DTC, received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgement from you that you have received the Offer Documents, that you agree to be bound by the terms of, and make the representations and warranties contained in, the Letter of Transmittal, and that we may enforce such agreement against you.

If a Holder transmits its acceptance through ATOP, delivery of such tendered Existing Notes must be made to the Exchange Agent (either physically or pursuant to the book-entry delivery procedures set forth herein). Unless such Holder delivers (either physically or by book-entry delivery) the Existing Notes being tendered to the Exchange Agent, we may, at our option, treat such tender as defective for purposes of delivery of acceptance for exchange and the right to receive New Notes and Common Stock. Delivery of documents to DTC (physically or by electronic means) does not constitute delivery to the Exchange Agent. If you desire to tender your Existing Notes on the day that the Expiration Date occurs, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

No Guaranteed Delivery Procedures

We have not provided guaranteed delivery procedures in conjunction with the Exchange Offer or under any of the Offer Documents or other Exchange Offer materials provided therewith. Holders must timely tender their Existing Notes in accordance with the procedures set forth in the Offer Documents.

Effect of Letter of Transmittal

Subject to and effective upon the acceptance for exchange of and exchange of validly tendered Existing Notes, by executing and delivering a Letter of Transmittal, you (1) irrevocably sell, assign and transfer to or upon the order of us all right, title and interest in and to all the tendered Existing Notes, (2) waive any and all rights with respect to the Existing Notes tendered, (3) release and waive any and all claims or causes of action of any kind whatsoever, whether known or unknown that, directly or indirectly, arise out of or are in any manner connected with your or your successors’ and assigns’ ownership or acquisition of the Existing Notes, including any accrued interest and any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, in each case, that you, your successors and your assigns have, may have or may have had against us or any of our affiliates, directors, officers, employees, counsel or agents or representatives, whether current or former, (4) consent to the Proposed Amendments and (5) irrevocably appoint the Exchange Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as our agent with respect to the tendered Existing Notes, with full power coupled with an interest) to:

•	deliver certificates representing the Existing Notes, or transfer ownership of the Existing Notes on the account books maintained by DTC, together with all accompanying evidence of transfer and authenticity, to or upon our order;

•	present the Existing Notes for transfer on the relevant security register; and

•	receive all benefits or otherwise exercise all rights of beneficial ownership of the Existing Notes (except that the Exchange Agent will have no rights to or control over, our funds, except as our agent, for the Exchange Consideration for any tendered Existing Notes that are exchanged by us), all in accordance with the terms of the Exchange Offer.

Letters of Transmittal and Existing Notes must be sent only to the Exchange Agent. Do not send Letters of Transmittal or Existing Notes to us or DTC.

THE METHOD OF DELIVERY OF EXISTING NOTES AND ALL OTHER DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OF AN AGENT’S MESSAGE THROUGH ATOP, IS AT YOUR ELECTION AND RISK. IF YOU SEND THESE DOCUMENTS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, RETURN RECEIPT REQUESTED, THAT YOU OBTAIN PROPER INSURANCE, AND THAT YOU MAIL THOSE DOCUMENTS SUFFICIENTLY IN ADVANCE OF THE DATE ON WHICH THE EXCHANGE OFFER EXPIRES TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE SUCH DATE.

Right of Withdrawal

Existing Notes tendered for exchange may be withdrawn at any time before 12:00 midnight, New York City time, on the Expiration Date. In addition, if we have not agreed to accept your Existing Notes for exchange, you can withdraw them at any time after the expiration of 40 business days from the commencement of the Exchange Offer. A valid withdrawal of tendered Existing Notes effected on or prior to the Expiration Date will constitute the concurrent valid revocation of such Holder’s related consents pursuant to the Consent Solicitation. For a withdrawal of tendered Existing Notes (and a concurrent revocation of consents to the Proposed Amendments) to be effective, a written or facsimile transmission notice of withdrawal or revocation, or a properly transmitted “Request Message” through ATOP, must be received by the Exchange Agent no later than 12:00 midnight, New York City time, on the Expiration Date. Any such notice of withdrawal must:

•	specify the name of the person who tendered the Existing Notes to be withdrawn,

•	contain the description of the Existing Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Existing Notes (unless such Existing Notes were tendered by book-entry transfer) and the aggregate principal amount at maturity represented by such Existing Notes; and

•	except for a notice transmitted through ATOP, be signed by the Holder of such Existing Notes in the same manner as the original signature on the Letter of Transmittal by which such Existing Notes were tendered (including any required signature guarantees), or be accompanied by (i) documents of transfer sufficient to have the Exchange Agent register the transfer of the Existing Notes into the name of the person withdrawing such Existing Notes (including, in the case of Existing Notes tendered by book-entry transfer, the account at DTC to which such withdrawn Existing Notes should be credited) and (ii) a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such holder.

If the Existing Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt of such written or facsimile notice of withdrawal even if physical release is not yet effected.

Any properly withdrawn Existing Notes will be deemed not validly tendered for purposes of the Exchange Offer and will constitute the concurrent valid revocation of such Holder’s consents pursuant to the Consent Solicitation. Existing Notes withdrawn from the Exchange Offer may be re-tendered by following the tender procedures described above.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH DTC’S WITHDRAWAL PROCEDURES.

Signatures and Signature Guarantees

If you are using a Letter of Transmittal or notice of withdrawal, you must have signatures guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities and Exchange Act of 1934, as amended. In addition, such entity must be a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program. Signature guarantees are not required, however, if the Existing Notes are tendered for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

Determinations of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Existing Notes pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion (and we may delegate the power to make any determination in whole or in part to the Exchange Agent). Any such determination will be final and binding. Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. Neither we, the Exchange Agent, the Information Agent nor any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any Existing Notes, or will incur any liability for failure to give any such notification. We reserve the absolute right to reject any or all tenders of any Existing Notes determined by us not to be in proper form, or if the acceptance of or exchange of such Existing Notes may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to the Exchange Offer that we are legally permitted to waive.

New Notes in Denominations of $100

New Notes will be issued only in registered form in denominations of $100 and any integral multiple of $100 above that amount. We will not issue New Notes in a denomination that is not an integral multiple of $100. To the extent you would otherwise be entitled to receive a principal amount of New Notes that is not an integral multiple of $100, the principal amount of New Notes that you will actually receive will be rounded down to the nearest $100 and you will receive a cash payment equal to the difference between the rounded and unrounded principal amounts, rounded down to nearest whole cent, in lieu of such difference.

Fractional Shares

We will not issue fractional shares of Common Stock in the Exchange Offer for your Existing Notes. Instead, we will pay you an amount of cash equal to any such fraction multiplied by the closing sale price of our Common Stock on the trading day immediately preceding the settlement date of the Exchange Offer, rounded down to the nearest whole cent.

Acceptance and Delivery of the Exchange Consideration

Upon our determination that all of the conditions to the Exchange Offer were satisfied or waived by us on or prior to the Expiration Date, all Existing Notes validly tendered and not withdrawn will be accepted and the Exchange Consideration will be delivered promptly after expiration of the Exchange Offer. See “The Exchange Offer — Conditions to the Completion of the Exchange Offer.” In all cases, the payment of consideration for the Existing Notes exchanged pursuant to the Exchange Offer is expected to be made by deposit of shares of Common Stock with the stock transfer agent and registrar for our Common Stock and deposit of New Notes with the New Trustee, as soon as practicable following the Expiration Date. For purposes of the Exchange Offer, Existing Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given written notice thereof to the Exchange Agent. For each $1,000 principal amount outstanding of Existing Notes exchanged, the Holder will receive (i) 230.3766 shares of Common Stock and (ii) $273.1959 principal amount of New Notes. The shares of Common Stock and New Notes will be delivered promptly following acceptance of the tendered Existing Notes. The shares of Common Stock and New Notes will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through the consummation of the Exchange Offer on, the Existing Notes so tendered and accepted.

If any Existing Notes are not accepted for any reason set forth under “The Exchange Offer — Conditions to the Completion of the Exchange Offer” or because the Exchange Offer is terminated, such unaccepted or unexchanged

Existing Notes will be credited to an account maintained with DTC, or, in the case of certificated, definitive Existing Notes, returned to the registered Holder thereof, promptly after the expiration or termination of the Exchange Offer.

Conditions to Completion of the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, we shall not be required to accept for exchange any Existing Notes or issue any New Notes or shares of Common Stock, and we may terminate or amend the Exchange Offer at any time prior to acceptance for exchange of the Existing Notes if we determine, in our reasonable judgment, that any of the following conditions has not been satisfied on or before the Expiration Date:

•	the approval of the stockholders of the Company shall have been obtained, pursuant to the rules of The NASDAQ Global Market, in connection with the issuance of shares of Common Stock as part of the Exchange Consideration;

•	the Common Stock to be issued in the Exchange Offer shall have been approved for listing on The NASDAQ Global Market;

•	the Company’s application for qualification of the New Indenture on Form T-3, filed on September 11, 2009, shall have been declared effective by the SEC;

•	there shall not have occurred or be likely to occur any event that could reasonably be expected to materially adversely affect our business, financial condition, income, operations, properties or prospects, or materially impair the contemplated benefits of the Exchange Offer, or the settlement of the Exchange Offer;

•	there shall not have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offer or the exchange of Existing Notes for New Notes and Common Stock pursuant to the Exchange Offer, by or before any court or governmental regulatory or administrative agency or authority, tribunal, domestic or foreign, that challenges the making of the Exchange Offer or might reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay settlement of, or might otherwise reasonably be expected to adversely affect in any material manner, the Exchange Offer;

•	the trustee under the Existing Indenture shall not have objected in any respect to or taken action that could adversely affect the consummation of the Exchange Offer and shall not have taken any action that challenges the validity or effectiveness of the procedures used by the Company in the making of any offer or the acceptance of, or payment for, some or all of the Existing Notes pursuant to the Exchange Offer; or

•	there shall not have occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any significant adverse change in the price of securities generally in the United States or other major securities markets, (c) a material impairment in the trading market for debt securities in the United States, (d) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that might affect the extension of credit by banks or other lending institutions, (f) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

The foregoing conditions are for the Company’s benefit and may be asserted by the Company or may be waived by the Company, in whole or in part at any time, and from time to time, on or prior to the Expiration Date, in its sole discretion. In addition, the Company may terminate the Exchange Offer if any condition is not satisfied or waived on or before the Expiration Date. Under the Exchange Offer, if any of the foregoing conditions are not satisfied or waived, the Company may (i) return Existing Notes tendered thereunder to you, (ii) extend the Exchange Offer and retain all tendered Existing Notes until the expiration of the extended Exchange Offer, or (iii) amend the Exchange Offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by applicable law.

The Company has not made a decision as to what circumstances would lead the Company to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although the Company has no present plans or arrangements to do so, the Company reserves the right to amend, at any time, the terms of the Exchange Offer. The Company will give Holders such notice of such amendments as may be required by applicable law.

Purpose of the Exchange Offer

We are making the Exchange Offer in order to reduce our outstanding indebtedness and decrease our annual interest expense. We believe that reducing our outstanding indebtedness is appropriate in light of our ongoing restructuring and will promote our long-term financial viability. Moreover, reducing our annual interest expense should make additional cash available to fund operations.

Interests of Directors, Executive Officers and Affiliates of the Company in the Existing Notes

The following is a list of the current directors and executive officers of the Company:

Name	Position

Arthur A. Rodney	Director, Interim Chief Executive Officer
J. Hale Hoak	Director
Rafer L. Johnson	Director
Daniel J. Englander	Director
Mark Detillion	Chief Financial Officer
Joseph G. McCarthy	Vice President, Corporate Development, and General Counsel

The business address for each of the Company’s directors and executive officers is 2101 4th Avenue, Suite 210, Seattle, Washington 98121, and the business telephone number for each is (206) 292-9606.

To the knowledge of the Company:

•	neither the Company, nor any of our executive officers, directors or affiliates, has any beneficial interest in the Existing Notes;

•	the Company will not purchase any Existing Notes from such persons; and

•	during the 60 days preceding the date of this Offer to Exchange, none of the Company or such officers, directors or affiliates, or the executive officers or directors of the Company’s subsidiaries, have engaged in any transactions in the Existing Notes.

In connection with his or her services to the Company and its affiliates, each of our directors and executive officers is a party to ordinary course stock option, stock unit and/or restricted stock plans or other arrangements involving the Common Stock of the Company. Except as described herein, none of the Company or, to the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Exchange Offer or with respect to any of the Company’s securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

In connection with the Exchange Offer, we have agreed to make certain director appointments provided certain conditions are met. In addition, in connection with such appointments, two (2) directors will resign from the Board of Directors and the size of the Board of Directors will be increased to five (5) members. See “The Exchange Offer — Nomination of Directors.”

Consequences of Failure to Exchange and Future Purchases

If you currently hold Existing Notes and do not tender them, then, following settlement of the Exchange Offer, your Existing Notes will continue to be outstanding according to their terms (as amended pursuant to any amendments resulting from the Consent Solicitation). Because the New Notes will be secured by certain assets of the Company and the Subsidiary Guarantors and the Existing Notes are unsecured, any Existing Notes left outstanding after the Exchange Offer will effectively be subordinated to the New Notes to the extent of the assets securing the New Notes. In addition, the New Notes have the benefit of guarantees from the Subsidiary Guarantors. Furthermore, if we complete the Exchange Offer, the liquidity of any Existing Notes that remain outstanding after settlement of the Exchange Offer may be adversely affected and the value of the Existing Notes may otherwise be affected by the completion of the Exchange Offer. See “Risk Factors.”

If the Proposed Amendments are approved by Holders of a majority in aggregate principal amount of the Existing Notes outstanding, we will execute, and use commercially reasonable efforts to cause the trustee under the Existing Indenture and any other relevant parties to execute, a supplement to the Existing Indenture giving effect to the Proposed Amendments, at which point, any then-outstanding Existing Notes will be subject to the terms of the Existing Indenture, as modified pursuant to the Proposed Amendments. See “The Proposed Amendments.”

Following completion of the Exchange Offer, we or our affiliates may repurchase additional Existing Notes that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of Existing Notes that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. However, under the “most favored nation” clause of the New Indenture, if any Existing Notes remain outstanding after consummation of the Exchange Offer, the Company and its Subsidiaries will not voluntarily tender for, prepay, purchase, redeem or otherwise acquire any such remaining Existing Notes unless (A) the consideration for such acquisition of remaining Existing Notes consists solely of shares of Common Stock and/or New Notes and (B) the total value of such consideration per $1,000 principal amount of Existing Notes (measured at the time of such acquisition of remaining Existing Notes) is not greater than the total value of the New Notes and Common Stock received by Holders in the Exchange Offer per $1,000 principal amount of Existing Notes (measured at the time of such acquisition of remaining Existing Notes), unless, concurrently with the consummation of such acquisition of remaining Existing Notes, the Company distributes to each holder of New Notes issued pursuant to the Exchange Offer (or issued upon a registered transfer of Notes issued pursuant to the Exchange Offer) additional New Notes and/or additional shares of Common Stock (in the same proportion as the consideration paid in connection with the Company’s acquisition of such remaining Existing Notes) having a total value (measured at the time of such distribution) equivalent to the difference between (1) the total value of the consideration such Holder would receive for its Existing Notes if the Company acquired all such Existing Notes from such Holder on the same terms as the Company’s acquisition of remaining Existing Notes (based on the principal amount of Existing Notes that such Holder would hold assuming a rescission of the Exchange Offer immediately prior to such distribution) and (2) the sum of (x) the total value of the New Notes and Common Stock that a holder owning the amount of New Notes held by such holder at the time of such distribution would have received in the Exchange Offer (measured at the time of such distribution) and (y) the total value of any New Notes and/or Common Stock previously distributed to such holder pursuant to the covenant described in this paragraph (measured at the time of such distribution).

This “most favored nation” clause may have the effect of discouraging future purchases of Existing Notes by the Company on terms more favorable than the acquisition terms of the Exchange Offer by making them prohibitively expensive. Following the consummation of the Exchange Offer, the Company:

•	will only be permitted to acquire Existing Notes for consideration that consists of Common Stock and/or New Notes; and

•	may only be willing to acquire Existing Notes on terms that are no more favorable than those offered to Holders in the Exchange Offer.

Exchange Act Rules 14e-5 and 13e-4 generally prohibit the Company and its affiliates from purchasing any Existing Notes other than pursuant to the Exchange Offer until 10 business days after the Expiration Date, although there are some exceptions. Subject to applicable law and SEC rules and regulations, the Company reserves the right to acquire any outstanding Existing Notes after the consummation of the Exchange Offer.

Exchange Agent

Globic Advisors has been appointed as Exchange Agent for the Exchange Offer. Letters of Transmittal and all correspondence in connection with the Exchange Offer should be sent or delivered by each Holder or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at the addresses on the back cover of this Offer to Exchange and in the Letter of Transmittal. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

Information Agent

Globic Advisors has been appointed as Information Agent for the Exchange Offer. All questions and requests for assistance or for additional copies of the Offer Documents may be directed to the Information Agent at its telephone numbers and mailing addresses set forth on the back cover of this Offer to Exchange. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

No Solicitation

There are no persons directly or indirectly employed, retained or to be compensated to make solicitations or recommendations in connection with the Exchange Offer.

Fees and Expenses

We will bear all of our fees and expenses incurred in connection with the Exchange Offer, including paying brokerage firms and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Exchange and related materials to the beneficial owners of Existing Notes. We will also reimburse certain expenses of the Holders who have entered into Support Agreements with us. See “The Exchange Offer Commitment and Support Agreements.”

Withholding Taxes

The Exchange Consideration will be subject to any required withholding of taxes, and no interest will be paid thereon.

Transfer Taxes

We are not aware of any obligation of Holders who tender their Existing Notes in the Exchange Offer to pay any transfer taxes. However, if transfer tax would apply to the Exchange Offer, then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted to us by the tendering Holder, the amount of such transfer taxes will be billed directly to the tendering Holder.

Resale of New Notes and Common Stock Received Pursuant to the Exchange Offer

The Exchange Offer is being made pursuant to an exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act. Consistent with past interpretations of Section 3(a)(9) by the staff of the SEC shares of our Common Stock and the New Notes received in exchange for the Existing Notes tendered pursuant to the Exchange Offer will not be restricted securities for purposes of the Securities Act and will be freely tradable without regard to any holding period by those tendering Holders who are not our affiliates (as defined in the Securities Act). Shares of our Common Stock and the New Notes issued pursuant to this Exchange Offer to a Holder who is deemed to be our affiliate must be sold or transferred by such affiliate in accordance with the requirements of Rule 144 or another exemption under the Securities Act.

COMPARISON OF RIGHTS BETWEEN THE NOTES AND THE COMMON STOCK

The following is a description of the material differences between the rights of holders of the Existing Notes and the New Notes (together, the “Notes”) and holders of our Common Stock. This summary may not contain all of the information that is important to you. You should carefully read this entire Offer to Exchange, including the documents incorporated by reference, for a more complete understanding of the differences between being a holder of Notes and a holder of shares of our Common Stock.

Ranking

In any liquidation or bankruptcy of the Company, our Common Stock would rank below all claims against us or holders of any of our indebtedness, including the Existing Notes and the New Notes. Upon a voluntary or involuntary liquidation or bankruptcy of the Company, all holders of the Existing Notes and New Notes would be entitled to receive payment in full of principal and interest with respect to the Notes before any holders of our Common Stock receive any payments or distributions with respect to the Common Stock. Holders of our Common Stock would not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy of the Company until after our obligations to creditors, including the holders of the Existing Notes and the New Notes, with respect to the Notes, have been satisfied in full.

Dividends/Distributions

Our Board of Directors has not approved any dividends since we declared a dividend in May 2007, and currently has no intention of declaring any dividends in the foreseeable future.

Holders of Existing Notes are entitled to receive cash interest payments at an annual rate of 3.75% of their principal amount. Holders of New Notes will be entitled to receive payment-in-kind interest payments at an annual rate of 10% of their principal amount. The Company will have the option to pay interest on the New Notes in cash, but does not currently plan to make such payments in cash.

Listing

Our Common Stock is listed on The NASDAQ Global Market under the symbol “AMIE.”

The Existing Notes are not listed on any securities exchange or included in any automated quotation system, and trading in the Existing Notes has been limited. We do not intend to apply for listing of the New Notes on any securities exchange or for inclusion of the New Notes in any automated quotation system.

Voting Rights

Holders of shares of our Common Stock are entitled to one vote for each share of Common Stock held of record on all matters submitted to a vote of stockholders.

Holders of the Notes do not have voting rights with respect to the Notes, except with respect to certain modifications or amendments of the Notes.

Repurchase

Holders of our Common Stock do not have the right to require us to repurchase any shares of our Common Stock.

Holders of the Notes have the right to require us to repurchase outstanding Notes subject to certain conditions.

Conversion

Each Existing Note is convertible at any time, and from time to time, into fully paid and nonassessable shares of our Common Stock at a rate of 17.8763 shares of Common Stock per $1,000 aggregate principal amount of Existing Notes (equivalent to a $55.94 per share conversion price), subject to adjustment. There will not be any adjustment to the conversion rate of the Existing Notes in connection with the Exchange Offer.

The New Notes and Common Stock are not convertible into any other security.

Surrender of Rights

If you tender your Existing Notes into the Exchange Offer, you will be surrendering your interests in the Rights in exchange for the Subsidiary Guarantees.

DESCRIPTION OF NEW NOTES

The New Notes are to be issued under an indenture (the “New Indenture”) among the Company, the Subsidiary Guarantors and Wilmington Trust FSB as trustee (the “New Trustee”), in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 3(a)(9) of the Securities Act. The New Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Security Documents referred to below under the caption “Security” set forth the terms of the security interests that will secure the New Notes. In this description, the term “Company” refers only to Ambassadors International, Inc. and not to any of its subsidiaries. You can find the definitions of certain capitalized terms used in this description under the caption “Certain Definitions.”

The following descriptions of the New Notes, the Subsidiary Guarantees, the New Indenture and the Security Documents are summaries and do not purport to be complete, and are qualified in their entirety by the actual provisions of the New Indenture and the Security Documents. We urge you to review the New Indenture and the Security Documents because, those documents, and not this description, will define your rights as a holder of New Notes. A copy of the New Indenture and Security Documents substantially in the form in which they are to be executed will be available from the Company not later than five business days prior to the Expiration Date of the Exchange Offer. See “Where to Find Available Information.”

General

The New Notes will be direct obligations of the Company in the initial principal amount of up to $26.5 million. The aggregate principal amount of the New Notes may be increased due to the payment of interest in kind, as provided below, or the issuance of additional New Notes pursuant to the terms of the New Indenture described under the caption “Covenants — Most Favored Nation Provision upon Future Tender Offer for, or Purchase of, Existing Notes.” The New Notes will mature on January 15, 2012. As described more fully below, the New Notes and the Subsidiary Guarantees will initially be secured by first-priority liens on substantially all of the Company’s and the Subsidiary Guarantors’ present and future assets, except that the liens securing the New Notes and the Subsidiary Guarantees with respect to (i) the vessels Queen of the West and Delta Queen, (ii) certain cash (approximately $8.9 million as of September 22, 2009) collateralizing certain obligations to credit card companies or credit card processing companies with respect to unearned customer bookings and (iii) certain cash (approximately $0.5 million as of September 22, 2009) collateralizing certain letter of credit obligations relating to our Cypress Reinsurance business will be junior to the existing liens on such assets and will be subject to obtaining the prior consent of the current lien holders, if required by the terms of the existing liens.

The New Indenture will also permit the Company to obtain a secured Working Capital Facility of up to $10 million and to grant the lenders under the Working Capital Facility a lien, with higher priority than the lien securing the New Notes, in substantially all the assets of the Company and the Subsidiary Guarantors (subject to negotiation and execution of a customary intercreditor agreement between the New Trustee and the administrative agent for the Working Capital Facility reflecting the applicable intercreditor terms set forth in the New Indenture or otherwise approved by holders of a majority in aggregate principal amount of the New Notes). The New Indenture will also permit a lien with higher priority than the lien securing the New Notes with respect to the vessel Columbia Queen to secure obligations to credit card companies or credit card processing companies with respect to unearned customer bookings. These higher priority liens will cause the existing liens (whether first-priority or second-priority liens) securing the New Notes and the Subsidiary Guarantees to become junior to the applicable higher-ranking lien (in the case of the Working Capital Facility, subject to negotiation and execution of a customary intercreditor agreement between the New Trustee and the administrative agent for the Working Capital Facility reflecting the applicable intercreditor terms set forth in the New Indenture or otherwise approved by holders of a majority in aggregate principal amount of the New Notes). See “Covenants — Limitations on Incurrence of Consolidated Debt and Issuance of Capital Stock” and “Covenants — Limitations on Liens.”

The New Notes will be unconditionally guaranteed as to the payment of principal, and interest by the Subsidiary Guarantors pursuant to the Subsidiary Guarantees. As of the date of the New Indenture, Cypress Re., EN Boat, LLC; AQ Boat, LLC and Ambassadors, LLC will be the only Subsidiaries of the Company that are not Subsidiary Guarantors. Cypress Re, EN Boat, LLC and AQ Boat, LLC have no significant assets and Ambassadors, LLC, which runs the Company’s events business, will complete all scheduled programs during the remainder of 2009 and then exit the business in an orderly fashion. (See “Certain Definitions — Subsidiary Guarantees.”)

The New Notes will:

•	rank senior in right of payment to all existing and future subordinated indebtedness of the Company, of which the Company currently has none outstanding;

•	effectively be senior in right of payment to all existing and future unsecured indebtedness of the Company (including the Existing Notes and Trade Payables of the Company), to the extent of the assets securing the New Notes;

•	rank equal in right of payment to all existing and future unsubordinated indebtedness of the Company (including the Existing Notes), to the extent that the amount payable on the New Notes exceeds the assets securing the New Notes;

•	effectively be subordinated to indebtedness secured by a higher-priority lien on any assets of the Company or the Subsidiary Guarantors to the extent of the assets subject to that higher-priority lien, including (i) any higher-priority liens securing a future Working Capital Facility (if any), (ii) existing liens with respect to the vessels Queen of the West and Delta Queen, (iii) any future lien with respect to the vessel Columbia Queen securing obligations to credit card companies or credit card processing companies with respect to unearned customer bookings, (iv) certain cash (approximately $8.9 million as of September 22, 2009) collateralizing certain obligations to credit card companies or credit card processing companies with respect to unearned customer bookings and (v) certain cash (approximately $0.5 million as of September 22, 2009) collateralizing certain letter of credit obligations relating to our Cypress Re business; and

•	be structurally subordinated to all liabilities, including Trade Payables, of any of the Company’s Subsidiaries that are not Subsidiary Guarantors.

Each of the Subsidiary Guarantees will:

•	rank senior in right of payment to all existing and future subordinated indebtedness of the applicable Subsidiary Guarantor, of which the Subsidiary Guarantors currently have none outstanding;

•	effectively be senior in right of payment to all existing and future unsecured indebtedness of the applicable Subsidiary Guarantor, to the extent of the assets securing that Subsidiary Guarantee;

•	rank equal in right of payment to all existing and future unsubordinated indebtedness of the applicable Subsidiary Guarantor, to the extent the amount payable on the New Notes exceeds the assets securing the New Notes;

•	effectively be subordinated to indebtedness secured by a higher-priority lien on any assets of the applicable Subsidiary Guarantors to the extent of the assets subject to that higher-priority lien, including (i) any higher-priority liens securing a future Working Capital Facility (if any), (ii) existing liens with respect to the vessels Queen of the West and Delta Queen, (iii) any future lien with respect to the vessel Columbia Queen securing obligations to credit card companies or credit card processing companies with respect to unearned customer bookings, (iv) certain cash (approximately $8.9 million as of September 22, 2009) collateralizing certain obligations to credit card companies or credit card processing companies with respect to unearned customer bookings and (v) certain cash (approximately $0.5 million as of September 22, 2009) collateralizing certain letter of credit obligations relating to our Cypress Re business; and

•	be structurally subordinated to all liabilities, including Trade Payables, of any of the applicable Subsidiary Guarantor’s Subsidiaries that are not Subsidiary Guarantors.

The New Notes will bear interest at the rate of 10% per annum from their date of issuance or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on April 15 and October 15 of each year (an “Interest Payment Date”), commencing April 15, 2010, to the Person in whose name the New Note (or any predecessor Note) is registered at the close of business on the preceding April 1 or October 1 (an “Interest Record Date”), as the case may be. Interest on the New Notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the New Notes will be payable in kind in additional New Notes (the “PIK Notes”) or, at the Company’s option, in cash, subject to 30 days’ prior written notice from the Company to the New Trustee of each interest payment to be made in cash. PIK Notes will be issued in denominations of $100 and integral multiples of $100. The amount of PIK Notes issued will be rounded down to the nearest $100 with any fractional amount paid in cash. At the option of the Company, principal of and interest on the New Notes will be payable at the corporate trust office of the New Trustee or by check mailed to the address of the Person entitled thereto as it appears in the note register; provided, however, any holder of at least $5.0 million in principal amount of New Notes will be entitled to request payment by wire transfer.

The New Notes will be issued only in fully registered form, without coupons, in denominations of $100 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of New Notes, but holders will be required to pay any taxes or other governmental charges payable in connection therewith. The Company will not be required to register a transfer or exchange of any New Note selected for redemption or during the period 15 days before a selection of New Notes to be redeemed or any Interest Payment Date.

Initially, the New Trustee will act as Paying Agent and Registrar. The New Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Security

The New Notes and the Subsidiary Guarantees will be secured by liens pursuant to certain security agreements and pledge agreements, as amended from time to time (collectively, the “Security Documents”) between the Company or its Restricted Subsidiaries and the New Trustee, as collateral agent.

The New Notes and the Subsidiary Guarantees will initially be secured by first-priority liens on substantially all of the Company’s and the Subsidiary Guarantors’ present and future assets, except that the liens securing the New Notes and the Subsidiary Guarantees with respect to (i) the vessels Queen of the West and Delta Queen, (ii) certain cash (approximately $8.9 million as of September 22, 2009) collateralizing certain obligations to credit card companies or credit card processing companies with respect to unearned customer bookings and (iii) certain cash (approximately $0.5 million as of September 22, 2009) collateralizing certain letter of credit obligations relating to our Cypress Reinsurance business will be junior to the existing liens on such assets and will be subject to obtaining the prior consent of the current lien holders, if required by the terms of the existing liens. The existing first-priority lien on the Queen of the West collateralizes certain obligations to credit card companies or credit card processing companies with respect to unearned customer bookings. The existing first-priority lien on the Delta Queen is in favor of the charterer thereof in connection with the cost of moving the Delta Queen to Chattanooga and the fees payable in the event of the Company’s termination of the charter.

The New Indenture will also permit the Company to obtain a secured Working Capital Facility of up to $10 million and to grant the lenders under the Working Capital Facility a lien, with higher priority than the lien securing the New Notes, in substantially all the assets of the Company and the Subsidiary Guarantors (subject to negotiation and execution of a customary intercreditor agreement between the New Trustee and the administrative agent for the Working Capital Facility reflecting the applicable intercreditor terms set forth in the New Indenture or otherwise approved by holders of a majority in aggregate principal amount of the New Notes). The New Indenture will also permit a lien with higher priority than the lien securing the New Notes with respect to the vessel Columbia Queen to secure obligations to credit card companies or credit card processing companies with respect to unearned customer bookings. These higher priority liens will cause the existing liens (whether first-priority or second-priority liens) securing the New Notes and the Subsidiary Guarantees to become junior to the applicable higher-ranking lien (in the case of the Working Capital Facility, subject to negotiation and execution of a customary intercreditor agreement between the New Trustee and the administrative agent for the Working Capital Facility reflecting the applicable subordination terms set forth in the New Indenture or otherwise approved by holders of a majority in aggregate principal amount of the New Notes).

Subject to the foregoing and other customary exceptions, the Collateral for the New Notes and Subsidiary Guarantees will include:

•	pledges by the Company and the Subsidiary Guarantors of all Capital Stock and Debt held by them;

•	mortgages or leasehold mortgages or other security interests on all real property and vessels of the Company and the Subsidiary Guarantors, including all additions and improvements and component parts related thereto;

•	a security interest in all existing furniture, fixtures, and equipment owned or leased by the Company and the Subsidiary Guarantors;

•	a security interest in all accounts receivable, inventory, intellectual property and other tangible and intangible assets of the Company and the Subsidiary Guarantors; and

•	proceeds of any of the foregoing.

Notwithstanding the foregoing, the Collateral for the New Notes and Subsidiary Guarantees will not include any of the assets of the Subsidiaries that are not Subsidiary Guarantors (as of the date of the New Indenture, Cypress Re., EN Boat, LLC; AQ Boat, LLC and Ambassadors, LLC will be the only Subsidiaries that are not Subsidiary Guarantors). Cypress Re., EN Boat, LLC and AQ Boat, LLC have no significant assets and Ambassadors, LLC, which runs the Company’s events business, will complete all scheduled programs during the remainder of 2009 and then exit the business in an orderly fashion. In addition, the Company has entered into a definitive agreement to sell the Queen of the West. If such sale is not completed by the date of the Indenture, the New Notes and Subsidiary Guarantees will initially be secured by a second priority lien on the Queen of the West. However, once such sale is complete, the New Notes and the Subsidiary Guarantees will no longer be secured by a lien on the Queen of the West, and the Queen of the West will no longer constitute Collateral for the New Notes or the Subsidiary Guarantees.

The Company and the Subsidiary Guarantors will use commercially reasonable efforts to complete on or prior to the date of issuance of the New Notes all filings and other similar actions required in connection with the perfection of such security interests, provided that the security interests in the three Windstar vessels must be perfected on or before such date (or the local equivalent to perfection satisfied on or before such date).

The Security Documents generally provide that liens securing the New Notes and Subsidiary Guarantees will be automatically released, without consent of the holders of the New Notes, under the following circumstances: (i) if the assets subject to any such lien are transferred or otherwise disposed of in compliance with the restrictions on Asset Dispositions and other applicable provisions of the New Indenture, such assets will be released from such lien, (ii) if any Subsidiary that is a Subsidiary Guarantor is released from its Subsidiary Guarantee, that Subsidiary’s assets will also be released from the liens securing the New Notes and the Subsidiary Guarantees, and (iii) such liens will be released as described under “Modification and Waiver.” The liens securing the New Notes and the Subsidiary Guarantees will also be released upon (i) payment in full of the principal of, and accrued and unpaid interest on, the New Notes, (ii) satisfaction and discharge of the New Indenture as described below under the caption “Satisfaction and Discharge” and (iii) a defeasance as described below under the caption “Defeasance.”

If an Event of Default occurs under the New Indenture, the New Trustee may, in addition to any rights and remedies available to it under the New Indenture and the Security Documents, take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of sale or foreclosure proceedings.

Redemption

The New Notes will be subject to redemption, at the option of the Company, in whole or in part, at any time prior to maturity, upon not less than 30 nor more than 60 days’ notice mailed to each holder of New Notes to be redeemed at such holder’s address appearing in the note register, in amounts of $100 or an integral multiple of $100, at 100% of the principal amount thereof plus interest accrued to but excluding the Redemption Date. If the Redemption Date is on or after an Interest Record Date and on or before the related Interest Payment Date, accrued and unpaid interest, if any, will be paid to the holder in whose name a New Note is registered at the close of business on such Interest Record Date, and no additional interest will be payable to holders of New Notes that are redeemed.

If less than all of the New Notes are to be redeemed, the New Trustee will select, in such manner as it may deem fair and appropriate, the particular New Notes to be redeemed or any portion thereof that is an integral multiple of $100.

As described below under the caption “Covenants — Limitation on Certain Asset Dispositions,” the Company will be required by the New Indenture to use 75% of the Net Available Proceeds from Asset Dispositions, subject to the limitations in any permitted Working Capital Facility, to make an Offer to Purchase the New Notes at 100% of the principal amount plus accrued and unpaid interest on the principal amount being redeemed.

In addition, as described below under the caption “Covenants — Change of Control,” upon the occurrence of a Change of Control of the Company, the Company will be required to make an Offer to Purchase to each holder of New Notes any or all of such holder’s New Notes at 100% of the principal amount thereof plus accrued and unpaid interest.

Covenants

The New Indenture will contain, among others, the following covenants:

Limitations on Incurrence of Consolidated Debt and Issuance of Capital Stock

The Company will not, nor will it permit any Restricted Subsidiary to, Incur any Debt. In addition, the Company may not at any time issue (i) any Preferred Stock that requires that dividends be paid or distributions be made in respect of such Preferred Stock or to the holders thereof (other than dividends or distributions payable solely (x) in shares of Capital Stock (other than Disqualified Stock) or (y) in options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock)) or (ii) any Disqualified Stock.

Notwithstanding the foregoing limitations, the Company may, and may permit any Restricted Subsidiary to, Incur the following Debt and Disqualified Stock (“Permitted Debt”) so long as no Default or Event of Default exists or would exist after giving effect thereto:

(i) Debt under any Working Capital Facility in an aggregate principal amount at any one time outstanding not to exceed $10 million;

(ii) other unsecured Debt of the Company in an aggregate principal amount at any one time outstanding not to exceed $5 million;

(iii) Debt owed by the Company or any Restricted Subsidiary of the Company to the Company or any Restricted Subsidiary of the Company (so long as such Debt either is held by the Company, a Subsidiary Guarantor or a Wholly Owned Restricted Subsidiary of the Company or, in the case of Debt represented by an Intra-Company Note, is payable to the Company and pledged to secure the New Notes); provided, however, that upon either (x) the transfer or other disposition by such Subsidiary Guarantor or such Restricted Subsidiary of any such Debt to a Person other than the Company or another Subsidiary Guarantor or Wholly Owned Restricted Subsidiary of the Company or (y) the issuance, sale, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly Owned Restricted Subsidiary to a Person other than the Company, a Subsidiary Guarantor or another such Wholly Owned Restricted Subsidiary, the provisions of this clause (iii) will no longer be applicable to such Debt and such Debt will be deemed to have been Incurred at the time of such transfer or other disposition;

(iv) Permitted Refinancing Debt;

(v) obligations in respect of industrial revenue bonds, pollution control bonds or other similar tax-exempt instruments financing facilities or operations of the Company or any of its Restricted Subsidiaries;

(vi) Hedging Obligations;

(vii) any PIK Notes;

(viii) Debt of the Company and Restricted Subsidiaries that exists as of the date of the New Indenture and is disclosed on a schedule thereto, including Debt represented by the New Notes and the related Subsidiary

Guarantees to be issued on the date of the New Indenture and any Existing Notes that are not tendered in the Offer to Exchange;

(ix) additional New Notes issued in exchange for Existing Notes (provided the covenant described below under the caption “Covenants — Most Favored Nation Provision upon Future Tender Offer for, or Purchase of, Existing Notes” is complied with) or to Holders of New Notes pursuant to the terms of such covenant;

(x) Debt incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers acceptances and similar instruments issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims or self-insurance, or other Debt with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, bankers acceptances and similar instruments or the incurrence of such other Debt, such obligations are reimbursed within 30 days following such drawing or incurrence;

(xi) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(xii) the incurrence by the Company or any Restricted Subsidiary of Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within five business days after notice thereof;

(xiii) agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar customary obligations, in each case incurred or assumed in connection with the acquisition or disposition of any business or assets permitted by the New Indenture; and

(xiv) Debt Incurred for the purpose of financing insurance premiums payable by the Company or any Restricted Subsidiary in the ordinary course of business.

For purposes of determining compliance with this “Limitation on Incurrence of Consolidated Debt and Issuance of Capital Stock” covenant, in the event that an item of proposed Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiv) above, the Company will be permitted to classify such item of Debt on the date of its incurrence, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Subordinated Debt in the form of additional Debt with the same terms and the reclassification of Preferred Stock as Debt due to a change in accounting principles will not be deemed to be an incurrence of Debt or an issuance of Disqualified Stock or Preferred Stock for purposes of this covenant.

Anti-Layering Covenant

The Company will not, and will not permit any Restricted Subsidiary to, Incur any Debt (including Debt otherwise permitted under the covenant described under the caption “Limitations on Incurrence of Consolidated Debt and Issuance of Capital Stock”) that is contractually subordinated in right of payment to any other Debt of the Company or such Restricted Subsidiary unless such Debt is also contractually subordinated in right of payment to the New Notes on substantially similar terms.

Limitation on Restricted Payments

The Company (i) will not, directly or indirectly, declare or pay any dividend, or make any distribution, in respect of any class of its Capital Stock or to the holders thereof, but excluding any dividends or distributions payable solely (a) in shares of its Capital Stock (other than Disqualified Stock) or (b) in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock), (ii) will not, and will not permit any Restricted Subsidiary to, directly or indirectly, purchase, redeem, or otherwise acquire or retire for value any Capital Stock of the Company or any Affiliate of the Company (other than a Subsidiary Guarantor or Restricted Subsidiary of the Company) or any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company or any Affiliate of the Company (other than a Subsidiary Guarantor or Restricted Subsidiary of the Company), (iii) will not make, or permit any Restricted Subsidiary to make, any Investment in, or payment on a Subsidiary Guarantee of any obligation of, any Affiliate or any Related Person of the Company, other than the Company or a Restricted Subsidiary of the Company which is a Subsidiary Guarantor or a Wholly Owned Restricted Subsidiary prior to such Investment, and (iv) will not, and will not permit any Restricted Subsidiary to, redeem, defease, repurchase, retire, prepay or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment, any Subordinated Debt of the Company (each of clauses (i) through (iv) being a “Restricted Payment”).

Notwithstanding the foregoing:

•	the Restricted Subsidiaries may pay cash dividends to the Company in the amounts and at the times of any payment by the Company in respect of taxes, provided that (x) the amount of cash dividends paid pursuant to this clause to enable the Company to pay federal and state income taxes at any time does not exceed the lesser of (A) the amount of such federal and state income taxes owing by the Company at such time for the respective period and (B) the amount of such federal and state income taxes that would be owing by the Company and its Subsidiaries on a consolidated basis for such period if determined without regard to the Company’s ownership of the Subsidiaries and (y) any refunds will promptly be returned by the Company to the Restricted Subsidiaries; and

•	the Restricted Subsidiaries may pay cash dividends to the Company in the amounts and at the times of any payment by the Company in respect of interest on the New Notes or the Existing Notes.

The preceding provisions will also not prohibit:

•	the Refinancing of any Subordinated Debt of the Company with Permitted Refinancing Debt that has payment in kind interest;

•	any repurchase or other acquisition of Capital Stock of the Company or any Restricted Subsidiary deemed to occur upon the exercise of options, warrants or other convertible or exchangeable securities convertible into or exchangeable for the Company’s or such Restricted Subsidiaries’ Capital Stock; or

•	cash payments in lieu of the issuance of fractional shares in connection with the exercise of options, warrants or other convertible or exchangeable securities convertible into or exchangeable for the Company’s or such Restricted Subsidiaries’ Capital Stock.

•	other Restricted Payments since the date of the New Indenture that do not exceed the amount of $100,000 in the aggregate.

Limitations Concerning Distributions and Transfers by Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, allow to exist any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any Debt or other obligation owed to the Company or any other of its Restricted Subsidiaries; (ii) to make loans or advances to the Company or any of its Restricted Subsidiaries; or (iii) to transfer any of its property or assets to the Company. Notwithstanding the foregoing limitations, the Company may permit a Restricted Subsidiary to allow to exist any such encumbrance or restriction (a) restricting the assignment of any contract or lease, or the subletting of any lease, of the Company or any Restricted Subsidiary; (b) pursuant to an agreement entered into for the sale or disposition of the stock, business, assets or properties of the Company or a Restricted Subsidiary; (c) pursuant to the terms of purchase money obligations, but only to the extent such purchase money obligations restrict or prohibit the transfer of the property so acquired; (d) pursuant to the terms of agreements as in effect on the date of the New Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or Refinancings of those agreements; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or Refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances or restrictions, than those contained in those agreements as in effect on the date of the New Indenture; (e) pursuant to the terms of the New Indenture, the New Notes, the Subsidiary Guarantees and the Security Documents, (f) pursuant to the terms of any permitted Working Capital Facility; (g) pursuant to applicable law, rule, regulation or order; (h) pursuant to the terms of any instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in a transaction permitted by the New Indenture, as such instrument is in effect at the time of such acquisition (except to the extent such Debt or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; (i) pursuant to Liens securing Debt or other obligations otherwise permitted to be incurred under the provisions of the covenant described below under the caption “— Limitations on Liens” so long as such encumbrances and restrictions relate only to the assets subject to such Liens; (j) pursuant to restrictions on cash or other deposits or net worth imposed by credit card companies or credit card processing companies, customers under contracts or net worth provisions contained in leases and other agreements entered into in the ordinary course of business; (k) pursuant to any Capitalized Lease Obligations permitted under the New Indenture so long as such encumbrances and restrictions relate only to the assets subject to such Capitalized Lease Obligations; and (l) pursuant to customary provisions in licenses and other similar agreements entered into in the ordinary course of business.

Limitations on Liens

The Company will not, and will not permit any Restricted Subsidiary of the Company to, Incur any Lien (other than Permitted Liens) on property or assets now owned or hereafter acquired to secure any Debt.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary of the Company to, enter into any Sale and Leaseback Transaction unless (i) the Company or such Restricted Subsidiary would be entitled to Incur a Lien to secure Debt by reason of the provisions described under “— Limitations on Liens” above, equal in amount to the Attributable Value of the Sale and Leaseback Transaction, or (ii) the Sale and Leaseback Transaction is treated as an Asset Disposition and all of the conditions described under “— Limitation on Certain Asset Dispositions” are satisfied with respect to such Sale and Leaseback Transaction, treating all of the consideration received in such Sale and Leaseback Transaction as Net Available Proceeds for purposes of the provisions described under “— Limitation on Certain Asset Dispositions.”

Limitation on Transactions with Affiliates

The Company will not, and will not permit any Restricted Subsidiary of the Company to, directly or indirectly, enter into any transaction not in the ordinary course of business that involves an amount in excess of $1 million with any Affiliate of the Company (other than the Company or a Restricted Subsidiary of the Company), unless the Board of Directors determines in its reasonable good faith judgment, evidenced by a resolution of the Board of Directors filed with the New Trustee, that (i) such transaction is in the best interests of the Company or such Restricted Subsidiary; and (ii) such transaction is on terms not materially less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm’s-length transaction with an entity that is not an Affiliate; provided, however, in the case of such a transaction that involves an amount in excess of $10 million, such resolution of the Board of Directors is accompanied by a fairness opinion from a nationally known investment banking or valuation firm.

Notwithstanding the foregoing, this covenant will not apply to (i) transactions between the Company and any of its Restricted Subsidiaries or between its Restricted Subsidiaries, (ii) any payments or transactions permitted pursuant to the “— Limitation on Restricted Payments” covenant, (iii) the payment of reasonable annual compensation and reasonable and customary fees to directors or executive officers of the Company or any of its Restricted Subsidiaries and any employment, consulting, indemnification or similar agreement or other compensation arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, (iv) any Incentive Arrangements involving directors or executive officers and any grants of awards under any such Incentive Arrangements, (v) tax sharing agreements, or payments pursuant thereto, between the Company or one or more Subsidiaries, on the one hand, and any other Person with which the Company or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Company or such Subsidiaries are part of a consolidated group for tax purposes to be used by such Person to pay taxes, on the other hand; (viii) sales of Capital Stock (other than Disqualified Stock) of the Company to Affiliates of the Company; and (ix) transactions under any contract or agreement of the Company or any Restricted Subsidiary in effect on the date of the New

Indenture, in each case, as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is not materially less favorable to the Company and its Restricted Subsidiaries than the contract or agreement as in effect on the date of the New Indenture.

Limitation on Certain Asset Dispositions

The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition in one or more related transactions unless (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value of the shares or assets (or interest therein) disposed of (as determined by the Board of Directors in good faith and evidenced by a resolution of the Board of Directors filed with the New Trustee); and (ii) not less than 75% of the consideration for such disposition consists of cash, readily marketable cash equivalents and/or the assumption by the transferee of Debt of the Company or any Restricted Subsidiary and the release of the Company and any Restricted Subsidiary from all liability on the Debt assumed by the transferee (provided that this clause (ii) shall not apply in the case of disposition of obsolete, damaged or worn-out equipment or other assets no longer used or useful in the business of the Company or any of its Restricted Subsidiaries); and (iii) the Company or such Restricted Subsidiary applies the Net Available Proceeds of such Asset Disposition, to the extent any Working Capital Facility does not require that such Net Available Proceeds be used to reduce the outstanding balance under the Working Capital Facility, so that whenever Asset Dispositions result in the receipt of at least $2 million in the aggregate in Net Available Proceeds not required to be used to reduce the outstanding balance under the Working Capital Facility (a) at least 75% of such Net Available Proceeds shall be used within 30 days of the receipt of such Net Available Proceeds to make an Offer to Purchase the New Notes at 100% of the principal amount thereof (plus accrued interest to the date of purchase) and (b) any balance of such Net Available Proceeds shall be used within 120 days of the receipt of such proceeds to make capital expenditures in assets that are, or will become, Collateral for the New Notes or otherwise used in the business of the Company and its Restricted Subsidiaries. Pending receipt of $2 million in aggregate Net Available Proceeds not required to be used to reduce the outstanding balance under the Working Capital Facility, at least 75% of such Net Available Proceeds shall be held in an account such that the New Trustee has a security interest in such Net Available Proceeds pursuant to the Security Documents. These provisions will not apply to a transaction that is subject to and permitted under the provisions described under “Covenants — Change of Control” or “— Mergers, Consolidations and Certain Sales and Purchases of Assets.”

In event that the Company is required to purchase the New Notes as a result of an Asset Disposition, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act. If the Purchase Date is on or after an Interest Record Date and on or before the related Interest Payment Date, accrued and unpaid interest, if any, will be paid to the holder in whose name a New Note is registered at the close of business on such Interest Record Date, and no additional interest will be payable to holders who tender pursuant to the Offer to Purchase.

The exercise by the holders of New Notes of their right to require the Company to repurchase the New Notes upon an Asset Disposition could cause a default under other Debt of the Company or its Subsidiaries, because of the financial effect of the repurchase on the Company, which could cause an acceleration of other Debt of the Company and a foreclosure with respect to any Collateral securing it in the event such Debt has not been paid.

Limitation on Issuances and Sale of Capital Stock of Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, transfer, sell or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than to the Company, a Subsidiary Guarantor or a Wholly Owned Restricted Subsidiary of the Company) unless the Net Available Proceeds from such transfer, sale or other disposition with a value greater than $500,000 are applied in accordance with “— Limitation on Certain Asset Dispositions” as if such sale or disposition were an Asset Disposition thereunder. The Company will not permit any Restricted Subsidiary to issue shares of its Capital Stock (other than directors’ qualifying or similar shares), or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, its Capital Stock to any Person (other than to the Company, a Subsidiary Guarantor or a Wholly Owned Restricted Subsidiary of the Company) unless the Net Available Proceeds from such subscription with a value greater than $500,000 are applied in accordance with “— Limitation on Certain Asset Dispositions” as if such sale or disposition were an

Asset Disposition thereunder. The foregoing provision will not be violated by the issuance or sale by a Wholly Owned Restricted Subsidiary of shares of its Capital Stock provided that upon consummation of any such issuance or sale, such Wholly Owned Restricted Subsidiary remains a Wholly Owned Restricted Subsidiary. The foregoing provisions will not apply to a transaction that is subject to and permitted under the provisions described under “Covenants — Change of Control” and “Covenants — Mergers, Consolidations and Certain Sales of Assets.”

Limitation on Acquisitions

The Company will not, and will not permit its Restricted Subsidiaries to, make any acquisitions of assets (including stock or securities) outside the ordinary course of business in excess of $250,000 in the aggregate, unless the assets so acquired become Collateral for the New Notes at the time of acquisition thereof or the assets cannot become Collateral because of a Permitted Lien on such assets.

Limitation on Capital Expenditures

The Company will not, and will not permit its Restricted Subsidiaries to, make or incur Capital Expenditures in any year indicated below, in an aggregate amount for the Company and all of its Restricted Subsidiaries in excess of the corresponding amount set forth below opposite such year:

Year	Consolidated Capital Expenditures

Date of issuance through December 31, 2009	a pro rata portion of an annualized amount of $5 million
Year ending December 31, 2010	$6 million
Year ending December 31, 2011	$4 million

However, if during any year the amount of Capital Expenditures permitted for that year is not fully utilized, 100% of the unutilized amount (exclusive of any amounts carried over from the prior year) may be utilized in the immediately succeeding year. Notwithstanding the foregoing, the above limitations shall not apply to Capital Expenditures incurred due to extraordinary (i.e., not ordinary wear and tear) damage to assets caused by storm, hurricane, typhoon, tidal wave, tsunami, shipwreck, fire or other accident, natural disaster or act of God or due to any act of war, terrorist act, act of piracy or similar event.

Provision of Financial Information

So long as the New Notes are Outstanding, the Company will either file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act or if the Company is not subject to Section 13(a) or 15(d) of the Exchange Act, the Company will post on a website available to holders of New Notes or provide to the New Trustee for distribution to the holders of New Notes the annual and quarterly financial statements that it would be required to file pursuant to Regulation S-X Items 3-01 to 3-04 of the Securities Act with the Securities and Exchange Commission if the Company were subject to Section 13(a) or 15(d) of the Exchange Act.

Mergers, Consolidations and Certain Sales and Purchases of Assets

The Company (i) may not consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Company; (ii) may not, in a single transaction or through a series of related transactions, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its assets to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, transfer, lease or disposal of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or group of affiliated Persons; (iii) may not, and may not permit any Restricted Subsidiary of the Company to, directly or indirectly, acquire Capital Stock or other ownership interests of any other Person with a value in excess of $250,000 such that such Person becomes a Subsidiary of the Company; and (iv) may not, and may not permit any Restricted Subsidiary of the Company to, directly or indirectly, purchase or otherwise acquire (including by way of merger or consolidation) (a) all or substantially all of the property and assets of any Person as an entirety or (b) any existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise) of any Person (in each case with a value in excess of $250,000), unless:

(1) in a transaction in which the Company does not survive or in which the Company sells, leases or otherwise disposes of all or substantially all of its assets to any Person, the successor entity to the Company is organized under the laws of the United States or any State thereof or the District of Columbia and expressly assumes, by a supplemental indenture executed and delivered to the New Trustee in form reasonably satisfactory to the New Trustee, all of the Company’s obligations under the New Notes and the New Indenture;

(2) immediately after giving effect to such transaction and treating any Debt that becomes an obligation of the Company or a Restricted Subsidiary of the Company, as a result of such transaction, as having been Incurred by the Company or such Restricted Subsidiary at the time of the transaction, no Event of Default or event that, with the passing of time or the giving of notice, or both, would become an Event of Default, has occurred and is continuing;

(3) immediately after giving effect to such transaction, the Consolidated Net Worth of the Company and its Restricted Subsidiaries or any successor that has entered into a supplemental indenture under paragraph (1) above is equal to or greater than the Consolidated Net Worth of the Company and its Restricted Subsidiaries immediately prior to such transaction;

(4) if, as a result of any such transaction, property or assets of the Company or any of its Restricted Subsidiaries would become subject to a Lien which would not otherwise be permitted under “— Limitations on Liens” above, the Company, or, if applicable, the successor entity, will take such steps as may be necessary to effectively secure the New Notes equally and ratably with (or in priority to) any Debt secured by such Lien, in which case, such Lien shall be a Permitted Lien for purposes of the New Indenture; and

(5) the Company has delivered to the New Trustee an officer’s certificate stating that such transaction complies with the provisions described in this paragraph.

This “Mergers, Consolidations and Certain Sales and Purchases of Assets” covenant will not prohibit (i) any sale, purchase, assignment, transfer, conveyance or other disposition or acquisition of assets or Capital Stock between or among the Company and any of its Wholly Owned Restricted Subsidiaries, (ii) any Wholly Owned Restricted Subsidiary from consolidating with, merging into or transferring all or part of its assets to the Company or any Wholly Owned Restricted Subsidiary, or (iii) the Company from merging with an Affiliate incorporated solely for the purpose of reincorporating the Company in another state to realize tax or other benefits, so long as such Affiliate has no assets or liabilities (other than those relating to its formation).

The New Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the surviving corporation, the surviving Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the New Indenture and the New Notes with the same effect as if such surviving Person had been named as such.

Change of Control

Within 30 days of the occurrence of a Change of Control, the Company will be required to commence an Offer to Purchase any and all outstanding New Notes at a purchase price equal to 100% of their aggregate principal amount plus accrued and unpaid interest to the date of purchase except to the extent the Company has previously or concurrently elected to redeem all the New Notes pursuant to “— Redemption.” A “Change of Control” will be deemed to have occurred either (i) at such time as any Person (other than a Permitted Holder), or any Persons acting together which would constitute a “group” (a “Group”) for purposes of Section 13(d)(3) of the Exchange Act (other than Permitted Holders), together with any Affiliates thereof, beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, more than 50% of the total voting power of all classes of Voting Stock of the Company, (ii) at such time as (x) the sale of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to another Person (other than a Permitted holder) shall have occurred or (y) a definitive agreement shall have been executed by the Company and/or its Subsidiaries providing for such a sale (in which event the Offer to Purchase may be made contingent upon consummation of such sale as described below) or (iii) at such time as any Person or Group (other than Permitted Holders), together with any Affiliates thereof, succeeds in having a sufficient number of its nominees (other than nominees whose nominations were approved by a majority of the directors of the Company then in office) elected to the Board of Directors of the Company such that such nominees, when added to any existing directors remaining on the Board of Directors of the Company after such election who are Affiliates or Related Persons of such Person or Group, will constitute a majority of the Board of Directors of the Company. None of the transactions relating to the Exchange Offer or the Support Agreements will be considered a Change of Control. Neither the Board of Directors of the Company nor the New Trustee (except with the consent of the holders of a majority in principal amount of the New Notes as provided in the New Indenture) may waive the covenant discussed in this paragraph.

In the event that the Company is required to purchase the New Notes as a result of a Change of Control, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof. If the Purchase Date is on or after an Interest Record Date and on or before the related Interest Payment Date, accrued and unpaid interest, if any, will be paid to the holder in whose name a New Note is registered at the close of business on such Interest Record Date, and no additional interest will be payable to holders who tender pursuant to the Offer to Purchase.

An Offer to Purchase may be made in advance of consummation of a Change of Control, and conditioned upon consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Offer to Purchase.

The Company will not be required to make an Offer to Purchase upon a Change in Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the New Indenture applicable to a Change in Control and purchases all New Notes properly tendered and not withdrawn under the Offer to Purchase.

There can be no assurance that the Company will have sufficient funds to purchase the New Notes following a Change in Control. In addition, the exercise by the holders of New Notes of their right to require the Company to repurchase the New Notes upon a Change of Control could cause a default under other Debt of the Company or its Subsidiaries (including the Working Capital Facility), even if the Change of Control itself does not, because of the financial effect of the repurchase on the Company, which could cause an acceleration of other Debt of the Company and a foreclosure with respect to any collateral securing it in the event such Debt has not been paid.

The Change in Control provisions of the New Indenture may in certain circumstances make more difficult or discourage a sale or takeover of the Company, and thus, the removal of incumbent management.

The definition of Change of Control includes a phrase relating to the sale of “all or substantially all” of the assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Notes to require the Company to repurchase its New Notes as a result of a sale of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or Group may be uncertain.

Minimum Cash Balance

At all times from and after the establishment of a Working Capital Facility, the Company will not permit the total amount of unrestricted cash and cash equivalents, determined in accordance with GAAP, held by the Company and its Restricted Subsidiaries to be less than $2,000,000.

Most Favored Nation Provision upon Future Tender Offer for, or Purchase of, Existing Notes

If any Existing Notes remain outstanding after consummation of the Exchange Offer, the New Indenture will provide that the Company and its Subsidiaries will not voluntarily tender for, prepay, purchase, redeem or otherwise acquire any such remaining Existing Notes unless (A) the consideration for such acquisition of remaining Existing Notes consists solely of shares of Common Stock and/or New Notes and (B) the total value of such consideration per $1,000 principal amount of Existing Notes (measured at the time of such acquisition of remaining Existing Notes) is not greater than the total value of the New Notes and Common Stock received by Holders in the Exchange Offer per $1,000 principal amount of Existing Notes (measured at the time of such acquisition of remaining Existing Notes), unless, concurrently with the consummation of such acquisition of remaining Existing Notes, the Company distributes to each holder of New Notes issued pursuant to the Exchange Offer (or issued upon a registered transfer of Notes issued pursuant to the Exchange Offer) additional New Notes and/or additional shares of Common Stock (in the same proportion as the consideration paid in connection with the Company’s acquisition of such remaining Existing Notes) having a total value (measured at the time of such distribution) equivalent to the difference between (1) the total value of the consideration such Holder would receive for its Existing Notes if the Company acquired all such Existing Notes from such Holder on the same terms as the Company’s acquisition of remaining Existing Notes (based on the principal amount of Existing Notes that such Holder would hold assuming a rescission of the Exchange Offer immediately prior to such distribution) and (2) the sum of (x) the total value of the New Notes and Common Stock that a holder owning the amount of New Notes held by such holder at the time of such distribution would have received in the Exchange Offer (measured at the time of such distribution) and (y) the total value of any New Notes and/or Common Stock previously distributed to such holder pursuant to the covenant described in this paragraph (measured at the time of such distribution).

This “most favored nation” clause may have the effect of discouraging future purchases of Existing Notes by the Company on terms more favorable than the acquisition terms of the Exchange Offer by making them prohibitively expensive. Following the consummation of the Exchange Offer, the Company:

•	will only be permitted to acquire Existing Notes for consideration that consists of Common Stock and/or New Notes; and

•	may only be willing to acquire Existing Notes on terms that are no more favorable than those offered to Holders in the Exchange Offer.

Exchange Act Rules 14e-5 and 13e-4 generally prohibit the Company and its affiliates from purchasing any Existing Notes other than pursuant to the Exchange Offer until 10 business days after the Expiration Date, although there are some exceptions. Subject to applicable law and SEC rules and regulations, the Company reserves the right to acquire any outstanding Existing Notes after the consummation of the Exchange Offer.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the New Indenture. Reference is made to the New Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” by any Person means any transfer, conveyance, sale, capital lease or other disposition by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a Wholly Owned Restricted Subsidiary of such Person or by such Person to a Wholly Owned Restricted Subsidiary of such Person) of (i) substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business or (ii) other assets or rights of such Person or any of its Restricted Subsidiaries outside of the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets owned by the Company and its Subsidiaries taken as a whole will be governed by the provisions of the New Indenture described under “Covenants — Change of Control” and “— Mergers, Consolidations and Certain Purchases and Sales of Assets” and not by the provisions under the caption “Covenants — Limitations on Certain

Asset Dispositions” and sales, issuances and other dispositions of Capital Stock of Restricted Subsidiaries to which the provisions of the New Indenture described under the caption “Covenants — Limitation on Issuances and Sale of Capital Stock of Restricted Subsidiaries” apply shall be governed by the provisions described under that caption and not by the provisions under the caption “Covenants — Limitations on Certain Asset Dispositions.”

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Disposition:

(1) any single transaction or series of related transactions that involves assets or rights having a fair market value of less than $250,000;

(2) any disposition of assets of, or equity interests in, or any arrangement for the assignment and assumption of rights, liabilities and assets of, Cypress Reinsurance, Ltd;

(3) the sale of the Queen of the West on the terms described in the Company’s Current Report on Form 8-K filed with the SEC on September 17, 2009, as such terms may be amended prior to the completion of such sale, if such sale is not completed prior to entry into the New Indenture;

(4) a transfer of assets or rights between or among the Company and its Wholly Owned Restricted Subsidiaries;

(5) a Sale and Leaseback Transaction that complies with the covenant under the caption “Covenants — Limitations on Sale and Leaseback Transactions”;

(6) the sale or other disposition of cash or cash equivalents;

(7) a Restricted Payment that is permitted by the covenant described above under the caption “— Covenants — Restricted Payments;”

(8) the sale or disposition of any assets or property received as a result of a foreclosure by the Company or any of its Restricted Subsidiaries of any secured Investment or any other transfer of title with respect to any secured Investment in default;

(9) the Incurrence of Permitted Liens; and

(10) the grant of any license of patents, trademarks, registrations therefor and other similar intellectual property in the ordinary course of business or any surrender, waiver, release or settlement of any litigation rights.

“Attributable Value” means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period will be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount will also include the lesser of the amount of such penalty (in which case no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the rent which would otherwise be required to be paid if such lease is not so terminated. “Attributable Value” means, as to a Capital Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

“Capital Expenditures” means, for the Company and its Restricted Subsidiaries, in respect of any period, the aggregate of all expenditures incurred by the Company and its Restricted Subsidiaries during such period that, in accordance with GAAP and consistent with past practice, are or should be included in the line item “purchases of property, vessels and equipment” in a consolidated statement of cash flows of the Company and its Restricted Subsidiaries; provided, however, that the following are not Capital Expenditures (i) expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Company and its Subsidiaries (1) made within six months of receipt of such proceeds or (2) committed to be made within six months of receipt of such proceeds and then actually made within 12 months of receipt of such proceeds, (ii) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Company or any Subsidiary) and for which neither the Company nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period); (iii) the book value of any asset owned by such Person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (1) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (2) such book value shall have been included in Capital Expenditures when such asset was originally acquired; or (iv) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (1) used or surplus equipment traded in at the time of such purchase and (2) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business. For the avoidance of doubt, expenditures incurred for normal maintenance and repairs that do not improve or extend the lives of the respective assets when incurred are not Capital Expenditures.

“Capital Lease Obligation” of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The Stated Maturity of such obligation will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means in the case of a corporation, corporate stock, and otherwise any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person.

“Collateral” means substantially all of the Company’s and the Subsidiary Guarantors’ present and future assets to the extent that a security interest can be granted or perfected therein.

“Common Stock” of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of such Person and its Restricted Subsidiaries, determined in accordance with generally accepted accounting principles, less amounts attributable to Disqualified Stock of such Person.

“Debt” means (without duplication) with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) the principal amount in respect of indebtedness of such Person for money borrowed, (ii) the principal amount in respect of indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments, including such obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person (except for obligations in respect of letters of credit issued in respect of Trade Payables, other than any such letter of credit issued under the Working Capital Facility), (iv) every obligation of such Person under interest rate swaps, caps, collars and similar arrangements, (v) every obligation of such Person to pay the deferred and unpaid purchase price of property (but excluding Trade Payables or accrued liabilities arising in the ordinary course of business which are not overdue), (vi) every Capital Lease Obligation of such Person, (vii) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination, and (viii) every obligation of the type referred to in clauses (i) through (vii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or for which such Person is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise. The amount outstanding at any time of any Debt issued with original issue discount is the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with generally accepted accounting principles.

“Disqualified Stock” of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the New Notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Disposition will not constitute Disqualified Stock if the terms of such Capital Stock expressly provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenants contained in the New Indenture.

“GAAP” means accounting principals generally accepted in the United States of America.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purposes of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and “Guaranteed,” “Guaranteeing” and “Guarantor” will have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person will not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, interest rates or the cost of fuel.

“Incentive Arrangement” means any earn-out agreements, stock appreciation rights, “phantom stock plans,” stock plans, stock option plans, employment agreements, non-competition agreements, subscription and stockholders agreements and other incentive and bonus plans and similar arrangements made in connection with acquisitions of Persons or businesses by the Company or its Restricted Subsidiaries, or the retention of directors, officers or employees by the Company or its Restricted Subsidiaries.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred,” “Incurrable” and “Incurring” will have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt will not be deemed an Incurrence of such Debt.

“Intra-Company Note” means a note representing a loan from the Company to a Restricted Subsidiary of the Company.

“Investment” by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by any other Person.

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, encumbrance or other security agreement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Net Available Proceeds” from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable as and when received, but excluding any consideration received in the form of assumption by the acquiror of Debt) therefrom by such Person, net of (i) all legal, accounting, and investment banking fees and all title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Restricted Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must be accrued by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition and (iv) any reserve for adjustment in respect of the sale price of such assets established in accordance with GAAP.

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company by first class mail, postage prepaid, to each holder at such holder’s address appearing in the note register on the date of the Offer, with a copy to the New Trustee, offering to purchase up to the principal amount of New Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the New Indenture). Unless otherwise required by applicable law, the Offer will specify an expiration date (the “Offer Expiration Date”) of the Offer to Purchase which will be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the “Purchase Date”) for purchase of New Notes within five Business Days after the Offer Expiration Date. The Company will notify the New Trustee prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase. The Offer will be mailed by the Company or, at the Company’s request and provided that the New Trustee is given notice of the Offer at least 15 Business Days prior to such mailing (or such shorter period as is acceptable to the New Trustee), by the New Trustee in the name and at the expense of the Company. The Offer will contain all instructions and materials necessary to enable such holder to tender New Notes pursuant to the Offer to Purchase. The Offer will also state: (1) the Section of the New Indenture pursuant to which the Offer to Purchase is being made; (2) the Offer Expiration Date and the Purchase Date; (3) the aggregate principal amount of the outstanding New Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the New Indenture governing the Offer to Purchase) (the “Purchase Amount”); (4) the purchase price to be paid by the Company for each $100 aggregate principal amount of New Notes accepted for payment (as specified pursuant to the New Indenture) (the “Purchase Price”); (5) that the holder may tender all or any portion of the New Notes registered in the name of such holder and that any portion of a Note tendered must be tendered in an integral multiple of $100 principal amount; (6) the place or places where New Notes are to be surrendered for tender pursuant to the Offer to Purchase; (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue; (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note or portion thereof accepted for payment pursuant to the Offer to Purchase and that interest thereon will cease to accrue on and after the Purchase Date; (9) that each holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Offer Expiration Date (such Note being, if the Company or the New Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the New Trustee duly executed by, the holder thereof or his attorney duly authorized in writing and bearing appropriate signature guarantees); (10) that holders will be entitled to withdraw all or any portion of New Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Offer Expiration Date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender; (11) that (a) if New Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company will purchase all such New Notes and (b) if New Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company will purchase New Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only New Notes in denominations of $100 or integral multiples thereof will be purchased); and (12) that in the case of any holder whose

Note is purchased only in part, the Company will execute, and the New Trustee will authenticate and deliver to the holder of such Note without service charge, a new Note or New Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

“Permitted Holder” means (i) Whippoorwill Associates, Inc.; (ii) Polygon Global Opportunities Master Fund; (iii) Highbridge International LLC; (iv) any other beneficial holder of Existing Notes that exchanges all of its Existing Notes for New Notes in the Exchange Offer and (v) in each case of clauses (i) to (iv), any Affiliates thereof.

“Permitted Liens” means (i) Liens created pursuant to the Security Documents to secure the New Notes and Subsidiary Guarantees; (ii) Liens on any assets to secure Debt under the Working Capital Facility permitted to be Incurred under clause (i) of the second paragraph of the covenant described under “— Covenants — Limitation on Consolidated Debt and Capital Stock”; (iii) Liens for taxes, assessments or governmental charges or levies on the property of the Company or any Restricted Subsidiary if the same is not at the time delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings, provided that any reserve or other appropriate provision that may be required in conformity with GAAP has been made therefor; (iv) Liens imposed by law or arising by operation of law, including without limitation, landlords’, mailmen’s, suppliers’, vendors’, carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, Liens for master’s and crew’s wages and other similar laws, on the assets of the Company or any Restricted Subsidiary arising in the ordinary course of business and for payment obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings; (v) Liens on the assets of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety or appeal bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice; (vi) Liens Incurred or pledges or deposits made by the Company or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business; (vii) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character; (viii) Liens existing on the date of the New Indenture not otherwise described above and disclosed on a schedule to the New Indenture, including (x) Liens on the Queen of the West collateralizing obligations with respect to Unearned Customer Deposits, (y) Liens on the cash used to collateralize certain letter of credit obligations relating to our Cypress Reinsurance business and (z) Liens on the Delta Queen in favor of the charterer thereof in connection with the cost of moving the Delta Queen to Chattanooga and the fees payable in the event of the Company’s termination of the charter; (ix) Liens in favor of credit card companies or credit card processing companies to collateralize obligations with respect to Unearned Customer Deposits, including any future Lien on the Columbia Queen, whether such Unearned Customer Deposits are received prior to or after the date of the New Indenture; (x) Liens on the assets of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of the New Notes; provided, however, that any such Lien will be limited to all or part of the same assets that secured the New Notes (together with improvements and accessions to such assets) and the aggregate principal amount of Debt that is secured by such Lien will not be increased to an amount greater than the principal amount of the New Notes so refinanced; (xi) judgment Liens not giving rise to a Default or Event of Default so long as such Lien is adequately bonded, if required, and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order have been finally terminated or the period within which such proceedings may be initiated has not expired; (xii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of letters of credit, banker’s acceptances and other similar instruments issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; (xiii) Liens securing obligations of the Company under Hedging Obligations permitted to be Incurred under the New Indenture; (xiv) Liens securing reimbursement obligations with respect to commercial letters of credit, bankers acceptances and other similar instruments that encumber cash, documents and other assets relating to such instruments and proceeds thereof; (xv) Liens on assets leased to the Company or a Restricted Subsidiary if such lease is properly classified as an operating lease in accordance with GAAP; (xvi) Liens arising under consignment or similar arrangements for the sale of goods in the ordinary course of business; (xvii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xviii) Liens in favor of the Company or a Restricted Subsidiary; (xix) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary in a transaction permitted by the New Indenture, provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary; (xx) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary in a transaction permitted by the New Indenture, provided that such Liens were not incurred in contemplation of such acquisition and do not extend to any assets other than the property so acquired; (xxi) any interest or title of a lessor under any Capital Lease Obligation permitted by the New Indenture; (xxii) leases or subleases granted to others and Liens arising from Uniform Commercial Code financing statements regarding leases; (xxiii) Liens under licensing agreements; (xxiv) Liens on Unearned Customer Deposits (a) in favor of credit card companies or credit card processing companies pursuant to agreements therewith consistent with industry practice and (b) in favor of customers and Liens over cash or assets posted to collateralize obligations with respect to Unearned Customer Deposits, (xxv) Liens for general average and salvage, including contract salvage and (xxvi) other Liens incurred in the ordinary course of business of the Company or its Restricted Subsidiaries with respect to obligations that do not exceed $250,000 at any one time outstanding.

“Permitted Refinancing Debt” means Debt or Disqualified Stock of the Company or any of its Restricted Subsidiaries used, or the net proceeds of which are used, solely to Refinance any Permitted Debt, including any Debt or Disqualified Stock Incurred to pay premiums, fees or expenses in connection therewith; provided, however, that such Permitted Refinancing Debt:

(1) has a Weighted Average Life to Maturity at the time such Permitted Refinancing Debt is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Debt or Disqualified Stock being Refinanced;

(2) has a Stated Maturity which is not earlier than the Stated Maturity of the Debt being Refinanced; and

(3) is Incurred in an aggregate amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Debt or Disqualified Stock being Refinanced plus premium, fees and expenses Incurred in connection with such Refinancing.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock issuer, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Refinance” means, in respect of any Debt, to refinance, redeem, retire, prepay, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” will have correlative meanings.

“Related Person” of any Person means, without limitation, any other Person owning (a) 10% or more of the outstanding Common Stock of such Person or (b) 10% or more of the Voting Stock of such Person.

“Restricted Subsidiary” means any Subsidiary of the Company, whether existing on or after the date of the New Indenture, other than an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.

The Stated Maturity of such arrangement will be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty. “Sale and Leaseback Transaction” shall not include any transaction between the Company and one or more Wholly Owned Restricted Subsidiaries or between or among Wholly Owned Restricted Subsidiaries.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the date hereof

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Debt, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Debt, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt” means all obligations of the type referred to in clauses (i) through (vi) and clause (viii) of the definition of Debt, if the instrument creating or evidencing the same or pursuant to which the same is outstanding or another instrument designates such obligations as being subordinated or junior in right of payment to the New Notes or the Subsidiary Guarantees.

“Subsidiary” of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Subsidiary Guarantees” means the unconditional Guarantees by the respective Subsidiary Guarantors of the due and punctual payment of principal and interest on the New Notes when and as the same will become due and payable and in the coin or currency in which the same are payable, whether at Stated Maturity, by declaration of acceleration, call for redemption, purchase or otherwise.

“Subsidiary Guarantor” means each current and future Subsidiary of the Company, other than Cypress Reinsurance, Ltd., Ambassadors, LLC, AQ Boat, LLC and EN Boat, LLC and any future Unrestricted Subsidiary.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligations to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Unearned Customer Deposits” means amounts paid to the Company or any Restricted Subsidiary representing unsailed booking amounts.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company formed after the date of the New Indenture designated as an “Unrestricted Subsidiary” by the Board of Directors where (a) neither the Company nor any of its other Subsidiaries (other than any Unrestricted Subsidiary) (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or its other Subsidiaries (other than another Unrestricted Subsidiary) to declare a default on such other Debt or cause the payment of such other Debt of the Company or its other Subsidiaries to be accelerated or payable prior to its final scheduled maturity and (2) any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” of any Person means Capital Stock of such Person which is at the time entitled to vote for the election of directors (or Persons performing similar functions) of such Person.

“Weighted Average Life To Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between that date and the making of the payment; by

(2) the then outstanding principal amount of the Debt.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other equity interests of which (other than directors’ qualifying or similar shares and other than shares issued pursuant to an Incentive Arrangement) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

“Working Capital Facility” means a loan agreement or similar credit facility to be entered into between the Company and one or more financial institutions party thereto, providing for any of revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as the same may be amended, supplemented, replaced, refinanced, renewed, extended or restated from time to time, provided that the total amount which may be borrowed pursuant to the Working Capital Facility and any such amendment, supplement, replacement, refinancing, renewal, extension or restatement is limited to an amount not in excess of $10 million (including any sublimits for letters of credit).

Guarantees

The Subsidiary Guarantors will unconditionally Guarantee the due and punctual payment of principal and interest on the New Notes pursuant to the Subsidiary Guarantees.

Upon the sale or disposition of all the Capital Stock or substantially all of the assets (including by merger or otherwise) of any Subsidiary Guarantor by the Company or any Subsidiary of the Company to any entity that is not a Restricted Subsidiary of the Company and which sale or disposition is otherwise in compliance with the terms of the New Indenture, each such Subsidiary Guarantor will automatically be released from all obligations under its Subsidiary Guarantee, provided that each such Subsidiary Guarantor is sold or disposed of for fair market value (evidenced by a resolution of the Board of Directors and set forth in an Officer’s Certificate delivered to the Trustee). The proceeds of any sale or disposition of any Subsidiary Guarantor must comply with restrictions described under “— Covenants — Limitation on Certain Asset Dispositions.”

Events of Default

The following will be Events of Default under the New Indenture: (a) failure to pay principal of any New Note when due; (b) failure to pay any interest on any New Note when due, continued for 30 days; (c) failure to purchase New Notes when required to be purchased pursuant to an Offer to Purchase made pursuant to the covenants described under “— Covenants — Change of Control,” “— Covenants — Limitation on Certain Asset Dispositions,” “— Covenants — Limitation on Sale and Leaseback Transactions” and “— Covenants — Limitation on Issuances and Sale of Capital Stock of Restricted Subsidiaries” in accordance with the terms of those covenants; (d) failure to perform or comply with the provisions described under “— Covenants — Change of Control,” and “— Covenants — Mergers, Consolidations and Certain Sales of Assets;” (e) failure to perform any other covenant or agreement of the Company under the New Indenture or any of the Security Documents, where such failure has continued for 30 days after written notice from the New Trustee or holders of at least 25% in principal amount of the outstanding New Notes as provided in the New Indenture; (f) failure to pay when due at maturity (subject to any grace period), or upon acceleration of, the principal of any Debt of the Company or any Restricted Subsidiary (other than Debt owing to the Company or a Restricted Subsidiary) in an aggregate principal amount in excess of $5 million, which failure has not been cured or waived (provided such waiver is then in effect); (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Restricted Subsidiaries in an amount in excess of $5 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries; (i) the occurrence of any event of default (after giving effect to any applicable grace periods) under the Working Capital Facility, which event of default has not been cured or waived; (j) except as permitted by the New Indenture and the New Notes, the cessation of effectiveness of any Subsidiary Guarantee or the finding by any judicial proceeding that any such Subsidiary Guarantee is unenforceable or invalid or the written denial or disaffirmation by any Subsidiary of its Obligations under its Subsidiary Guarantee.

In the event of a declaration of acceleration of the New Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Debt described in clause (f) of the preceding paragraph, the declaration of acceleration of the New Notes shall be automatically annulled if (a) the holders of any Debt described in clause (f) of the preceding paragraph have rescinded or waived the declaration of acceleration in respect of the Debt, (b) the Debt that is the basis of such Event of Default has been discharged or (c) the default that is the basis of such Event of Default has been cured, in each case within 30 days of the date of the declaration and if;

(1) the annulment of the acceleration of the New Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(2) all existing Events of Default, except nonpayment of principal or interest on the New Notes that became due solely because of the acceleration of the New Notes, have been cured or waived.

Subject to the provisions of the New Indenture relating to the duties of the New Trustee in case an Event of Default (as defined) occurs and is continuing, the New Trustee will be under no obligation to exercise any of its rights or powers under the New Indenture at the request or direction of any of the holders, unless such holders have offered to the New Trustee reasonable indemnity. Subject to such provisions for the indemnification of the New Trustee, the holders of a majority in aggregate principal amount of the outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the New Trustee or exercising any trust or power conferred on the New Trustee.

If any Event of Default (other than an Event of Default described in clause (h) above) will occur and be continuing, either the New Trustee or the holders of at least 25% in aggregate principal amount of the outstanding New Notes may accelerate the maturity of all New Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding New Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the New Indenture. If an Event of Default specified in clause (h) above occurs, the outstanding New Notes will automatically become immediately due and payable without any act on the part of the New Trustee or any holder. For information as to waiver of defaults, see “— Modification and Waiver.”

No holder of any New Note will have any right to institute any proceeding with respect to the New Indenture or for any remedy thereunder, unless such holder has previously given to the New Trustee written notice of a continuing Event of Default (as defined) and unless the holders of at least 25% in aggregate principal amount of the outstanding New Notes have made written request, and offered reasonable indemnity, to the New Trustee to institute such proceeding as New Trustee, and the New Trustee has not received from the holders of a majority in aggregate principal amount of the outstanding New Notes a direction inconsistent with such request and has failed to institute such proceeding within 60 days after such holder’s written notice was received by the New Trustee. However, such limitations do not apply to a suit instituted by a holder of a New Note for enforcement of payment of the principal of or interest on such New Note on or after the respective due dates expressed in such New Note.

The Company will be required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the New Indenture and as to any default in such performance.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, member, manager, partner or stockholder of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the New Notes, the New Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of New Notes by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Defeasance

The New Indenture will provide that (A) if applicable, the Company will be discharged from any and all obligations in respect of the outstanding New Notes and the Subsidiary Guarantors will be released from their Subsidiary Guarantees, or (B) if applicable, the Company may omit to comply with certain restrictive covenants in the New Indenture and such omission will not be deemed to be an Event of Default under the New Indenture and the New Notes, in either case (A) or (B), upon irrevocable deposit with the New Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and each installment of interest, if any, on the outstanding New Notes. With respect to clause (B), the obligations under the New Indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants will remain in full force and effect. Such trust may only be established if, among other things (i) with respect to clause (A), the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of counsel provides that holders of the New Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (B), the Company has delivered to the New Trustee an opinion of counsel to the effect that holders of the New Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Event of Default or event that with the passing of time or the giving of notice, or both, will constitute that an Event of Default has occurred and is continuing; (iii) the Company has delivered to the New Trustee an opinion of counsel to the effect that such deposit will not cause the New Trustee or the trust so created to be subject to the Investment Company Act of 1940; and (iv) certain other customary conditions precedent are satisfied.

Modification and Waiver

Modifications and amendments of the New Indenture, Subsidiary Guarantees or the Security Documents may be made by the Company and the New Trustee with the consent of the holders of at least a majority in aggregate principal amount of the outstanding New Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding New Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any New Note, (b) reduce the principal amount of, or interest on, any New Note, (c) change the place or currency of payment of principal of or interest on, any New Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any New Note, (e) reduce the above-stated percentage of outstanding New Notes necessary to modify or amend the New Indenture, (f) reduce the below-stated percentage of aggregate principal amount of outstanding New Notes necessary for waiver of compliance with certain provisions of the New Indenture or for waiver of certain defaults, (g) modify any provisions of the New Indenture relating to the modification and amendment of the New Indenture or the waiver of past defaults or covenants, except as otherwise specified, or (h) following the mailing of any Offer to Purchase, modify any Offer to Purchase for the New Notes required under the “Covenants — Limitation on Sale and Leaseback,” “Covenants — Limitation on Certain Asset Dispositions,” “Covenants — Limitation on Issuances and Sale of Capital Stock of Restricted Subsidiaries” and the “Covenants-Change of Control” covenants contained in the New Indenture in a manner materially adverse to the holders thereof.

The holders of a majority in aggregate principal amount of the outstanding New Notes, on behalf of all holders of New Notes, may waive compliance by the Company with certain restrictive provisions of the New Indenture. The holders of a majority in aggregate principal amount of the outstanding New Notes, on behalf of all holders of New Notes, may waive any past default under the New Indenture, except a default in the payment of principal or interest.

Subject to applicable law and in addition to releases otherwise permitted under the New Indenture, the holders of 95% in aggregate principal amount of the outstanding New Notes, on behalf of all holders of New Notes, may approve the release of any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee and may approve the release of all or substantially all or any material portion of the Collateral securing the New Notes, on such terms as they may deem appropriate.

Notwithstanding the foregoing, without the consent of any holder of New Notes, the Company, the Subsidiary Guarantors and the New Trustee may amend or supplement the New Indenture, the New Notes or any Subsidiary Guarantee:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Company’s obligations to holders of New Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets permitted by the New Indenture;

(4) to make any change that would provide any additional rights or benefits to the holders of New Notes or that does not adversely affect the legal rights under the New Indenture of any such holder;

(5) to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the New Indenture under the Trust Indenture Act;

(6) to conform the text of the New Indenture, the New Notes or the Subsidiary Guarantees or to any provision of this “Description of New Notes” to the extent that such provision in this “Description of New Notes” was intended to be a verbatim recitation of a provision of the New Indenture, the New Notes or the Subsidiary Guarantees;

(7) to evidence and provide for the acceptance and appointment under the New Indenture of a successor trustee thereunder pursuant to the requirements thereof;

(8) to secure the New Notes or to add a Subsidiary Guarantor under the New Indenture; or

(9) to allow any future Subsidiary Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee in order to become a Subsidiary Guarantor with respect to the New Notes.

The consent of the holders of New Notes is not necessary under the New Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After any amendment under the New Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

The New Indenture will be discharged and will cease to be of further effect as to all New Notes and Subsidiary Guarantees issued thereunder, when:

(1) either:

(a) all New Notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and New Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the New Trustee for cancellation; or

(b) all New Notes that have not been delivered to the New Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the New Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the New Notes not delivered to the New Trustee for cancellation for principal and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(3) the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the New Indenture; and

(4) the Company has delivered irrevocable instructions to the New Trustee under the New Indenture to apply the deposited money toward the payment of the New Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an officer’s certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, to the New Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The New Trustee

The New Indenture provides that, except during the continuance of an Event of Default, the New Trustee will perform only such duties as are specifically set forth in the New Indenture. During the existence of an Event of Default, the New Trustee will exercise such rights and powers vested in it under the New Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of:

•	40,000,000 shares of common stock, $0.01 par value, of which 11,173,267 shares were outstanding as of September 22, 2009; and

•	2,000,000 shares of preferred stock, $0.01 par value, none of which are outstanding.

Common Stock

Each holder of our Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Except as provided with respect to any other class or series of stock, the holders of our Common Stock possess the exclusive right to vote for the election of directors and for all other purposes. The holders of Common Stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors. In such an event, holders of the remaining shares will not be able to elect any directors.

Subject to any preferential rights of holders of our preferred stock, the holders of our Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors, out of funds legally available for the payment of dividends; see “Dividend Policy.” In the event of liquidation, dissolution or winding up, of the Company, holders of our Common Stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of our preferred stock to prior distributions. No shares of our Common

Stock are subject to redemption or have preemptive rights. The holders of Common Stock have no rights to convert their Common Stock into any other securities. There are also no sinking fund provisions applicable to the Common Stock.

Preferred Stock

As of the date of this Offer to Exchange, there are no outstanding shares of preferred stock. Our Board of Directors may authorize, without action by our stockholders, the issuance of preferred stock in one or more series and may fix the designations and powers, preferences and relative, participating, optional or other rights, if any, and qualifications, limitations and restrictions thereof, including:

•	designations, powers, preferences, privileges;

•	relative participating, optional or special rights;

•	dividend rights and preferences over dividends on our Common Stock or any series of preferred stock;

•	the dividend rate (and whether dividends are cumulative);

•	conversion rights, if any;

•	voting rights;

•	rights and terms of redemption (including sinking fund provisions, if any);

•	redemption price and liquidation preferences of any wholly unissued series of any preferred stock and the designation thereof of any of them; and

•	to increase or decrease the number of shares of any series subsequent to the issue of shares of that series but not below the number of shares then outstanding.

Any or all of these rights may be greater than the rights of the Common Stock. The rights of the holders of Common Stock will be subject to and may be adversely affected by the rights of the holders of preferred stock that may be issued in the future. The Company has no present plans to issue any series of preferred stock.

The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of Common Stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the Common Stock.

Dividends

Our Board of Directors has not approved any dividends since we declared a dividend in May 2007. We and our Board of Directors continually review the dividend policy to evaluate conditions that may affect our desire or ability to pay dividends, which are declared at the discretion of the Board of Directors. We currently have no intention of declaring any dividends in the foreseeable future.

Power to Issue Additional Shares of Common and Preferred Stock

We believe that the power to issue additional shares of Common Stock or preferred stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Mellon Investor Services, LLC.

Antitakeover Provisions Under Delaware Law

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware as neither our certificate of incorporation or bylaws contains an election, as permitted by Delaware law, to be exempt from the requirements of Section 203. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder unless:

•	prior to this time, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving us and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

•	any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder, subject to limited exceptions;

•	any transaction involving us that has the effect of increasing the proportionate share of the stock of any class or series of stock beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Governing Documents

We filed a certificate of incorporation in Delaware in August of 1995 and amended it on June 4, 2007 (as amended, our “Certificate of Incorporation”). We are governed by the laws of Delaware, our Certificate of Incorporation and our bylaws. The life of the corporation is perpetual.

Various provisions contained in our Certificate of Incorporation and bylaws could delay or discourage some transactions involving an actual or potential change in control of us or our management and may limit the ability of stockholders to remove current management or approve transactions that the stockholders may deem to be in their best interests. These provisions:

•	authorize our Board of Directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the Board of Directors at the time of issuance;

•	divide our Board of Directors into three classes of directors, with each class serving a staggered three-year term;

•	provide an advanced written notice procedure with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors;

•	state that special meetings of our stockholders may be called only by the chairman of our Board of Directors, our Board of Directors itself or our president; and

•	allow our directors, and not our stockholders, to fill vacancies on our Board of Directors, including vacancies resulting from removal or enlargement of the Board of Directors.

PROPOSED AMENDMENTS

This section sets forth a brief summary description of the Proposed Amendments. This summary is qualified in its entirety by reference to the full and complete provisions contained in the Existing Indenture and in the Form of Supplemental Indenture setting forth the Proposed Amendments, which is attached as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC. Capitalized terms appearing below but not defined in this Offer to Exchange have the meanings assigned to such terms in the Existing Indenture.

We are proposing the Proposed Amendments in order to amend a number of provisions of the Existing Indenture. The Proposed Amendments, if adopted and effected, would remove certain restrictive covenants, events of default and other provisions in the Existing Indenture.

If a Holder validly tenders Existing Notes prior to 12:00 midnight, New York City time, on the Expiration Date, such tender will be deemed to constitute the delivery of consent to the Proposed Amendments with respect to the tendered Existing Notes. To be effective under the terms of the Existing Indenture, the Proposed Amendments must receive the Required Consents (i.e., the consent of Holders of at least a majority of the outstanding aggregate principal amount of the Existing Notes). The Holders that have entered into Support Agreements own an aggregate of approximately 59.5% of the outstanding principal amount of Existing Notes. If all of the Holders who have entered into Support Agreements tender their Existing Notes, then the Proposed Amendments will receive the Required Consents. If the Required Consents are obtained, we will execute, and use our commercially reasonable efforts to cause the trustee under the Existing Indenture and any other relevant parties to execute, a supplemental indenture, which will give effect to the Proposed Amendments. If the Proposed Amendments are effected, any then-outstanding Existing Notes will be subject to the terms of the Existing Indenture as amended and modified pursuant to the Proposed Amendments.

The Proposed Amendments would eliminate the events of default under Section 5.1 (Events of Default) of the Existing Indenture, other than events of default relating to the failure to pay principal of and interest on the Existing Notes and the failure to deliver shares of Common Stock upon conversion of the Existing Notes, as well as the defined terms and other references related to such events of default but made irrelevant as a result of their deletion.

The Proposed Amendments would also eliminate Section 7.1 (Company May Consolidate, Etc. Only on Certain Terms) of the Existing Indenture to remove all conditions to a consolidation, merger, or sale or other transfer of substantially all of the assets of the Company except that the requirement set forth in Section 7.2 that the entity formed by or surviving any applicable consolidation or merger of the Company or the entity to which the applicable transfer, lease or conveyance of assets of the Company shall have been made assumes all the obligations of the Company under the Existing Indenture and the Exiting Notes pursuant to a supplemental indenture shall remain in effect.

The Proposed Amendments would also eliminate the following covenants, as well as all references thereto, from the Existing Indenture in their entirety, as well as the event of default provisions, discussed above, and defined terms and other references related to such covenants but made irrelevant as a result of their deletion:

•	Section 10.2 (Maintenance of Offices or Agencies)

•	Section 10.4 (Existence)

•	Section 10.5 (Payment of Taxes and Other Claims)

•	Section 10.6 (Statement by Officers as to Default)

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS OFFER TO EXCHANGE IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE COMPANY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following discussion summarizes certain U.S. federal income tax consequences to the Company and U.S. Holders and Non-U.S. Holders (each as defined below) of the consummation of the Exchange Offer (the “Exchange”), the retention of Existing Notes and the ownership of Common Stock and New Notes. This summary is based upon the provisions of the Code, Treasury regulations promulgated under the Code (the “Treasury Regulations”), and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences different from those summarized below. The Company has not obtained, nor does it intend to obtain, any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary assumes that the Existing Notes, Common Stock and New Notes are and will be held as capital assets within the meaning of Section 1221 of the Code. This summary does not address any tax considerations other than U.S. federal income tax considerations, including, without limitation, considerations arising under the U.S. federal estate and gift tax laws, or the laws of any foreign, state or local jurisdiction. In addition, this summary does not purport to address all tax considerations that may be applicable to a particular Holder’s circumstances or to Holders that may be subject to special tax rules, including, without limitation, Holders subject to the alternative minimum tax, Holders who obtained their Existing Notes in connection with the performance of services, banks, insurance companies or other financial institutions, tax-exempt organizations, dealers, brokers or traders in securities, currencies or commodities, regulated investment companies, real estate investment trusts, Holders that elect to use a mark-to-market method of accounting for their securities holdings, Holders whose “functional currency” is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies, certain U.S. expatriates, partnerships or other pass-through entities for U.S. federal income tax purposes or investors therein, Holders holding the Existing Notes, Common Stock or New Notes as a position in a hedging transaction, “straddle,” “conversion transaction”, other “synthetic security” or integrated transaction, or other risk reduction transaction, or Holders that did not acquire their Existing Notes solely in exchange for cash.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Existing Notes, Common Stock or New Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Existing Notes, Common Stock or New Notes, you should consult your tax advisor regarding the tax consequences of the Exchange and the ownership of Common Stock and New Notes.

THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE APPLICATION OF U.S. NON-INCOME TAX LAWS AND THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO YOUR PARTICULAR SITUATION.

As used herein, a “U.S. Holder” means a beneficial Holder of a note that is, for U.S. federal income tax purposes, a citizen or resident of the United States, a corporation created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (x) it is subject to the primary supervision of a court within the

United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial Holder of a note other than a “U.S. Holder.”

Debt Treatment

Whether an instrument is characterized as debt or equity for U.S. federal income tax purposes depends upon the facts and circumstances surrounding the issuer and the terms and operation of the instrument. The Company intends to take the position that the New Notes will be treated as debt for U.S. federal income tax purposes. If the New Notes were recharacterized as equity for U.S. federal income tax purposes, adverse consequences could result to the Company and the Holders of the New Notes. The following discussion assumes that the New Notes are properly characterized as debt for U.S. federal income tax purposes.

Consequences to the Company

Cancellation of Debt (“COD”) Income

In connection with the Exchange, we will realize COD income equal to the excess, if any, of (i) the adjusted issue price of the Existing Notes exchanged over (ii) the sum of (a) the issue price of the New Notes and (b) the fair market value of the Common Stock. We expect to realize COD income as a result of the Exchange. Generally, an insolvent debtor may exclude COD income to the extent of the debtor’s insolvency immediately prior to the exchange. In such case, the debtor must reduce certain of its tax attributes (such as NOL carryforwards, current NOLs, tax credits and tax basis in assets) by the amount of any COD income excluded from taxable income.

We believe that we will not be insolvent for this purpose at the time of the Exchange, and therefore, none of the COD income realized by us as a result of the Exchange will be excluded from taxable income. Subject to the discussion of the alternative minimum tax, below, we believe that our available NOLs will be sufficient to offset the COD income realized as a result of the Exchange, but to the extent they are not the shortfall will result in taxable income to us. In addition, we will likely be subject to alternative minimum tax in connection with the exchange of the Existing Notes, because only a portion of our net operating losses will be deductible in calculating our alternative minimum tax liability. Further, under recently enacted California income tax laws, we will not be able to utilize net operating losses to offset our cancellation of debt income for California income tax purposes. As a result, the Company expects to incur U.S. federal and California income tax liabilities as a result of the Exchange.

Recently enacted Section 108(i) of the Code provides a limited elective exception from the current recognition of COD income in the case of certain reacquisitions of debt occurring after December 31, 2008 and before January 1, 2011. To the extent that the Company elects to defer the recognition of COD income resulting from the Exchange, it will include such income ratably over a five-year period beginning in 2014. The amounts deferred, however, are accelerated upon the occurrence of certain events. In addition, if the election is made, the Company will be required to defer certain deductions related to the New Notes. The election is required to be made with the tax return for the taxable year in which in the reacquisition of debt occurs and once made is generally irrevocable.

Code Section 382 Limitation

If a corporation with net operating losses undergoes an “ownership change” within the meaning of Section 382 of the Code, then such corporation’s use of such “pre-change” net operating losses to offset income incurred following such ownership change may be limited. Such limitation also may apply to certain losses or deductions that are “built-in” (i.e., attributable to periods prior to the ownership change but not yet taken into account for tax purposes) as of the date of the ownership change that are subsequently recognized. An ownership change generally occurs when there is either (i) a shift in ownership involving one or more “5% shareholders” or (ii) an “equity structure shift” and, as a result, the percentage of stock of the corporation owned by one or more 5% shareholders (based on value) has increased by more than 50 percentage points over the lowest percentage of stock of the corporation owned by such shareholders during the “testing period” (generally the 3 years preceding the testing date). In general, if such change occurs, the corporation’s ability to utilize its net operating loss carry-forwards and certain other tax attributes would be subject to an annual limitation, as described below. The unused portion of any such net operating loss carry-forwards or tax attributes each year is carried forward, subject to the same limitation in future years.

We may undergo an ownership change as a consequence of the Exchange. If an ownership change were to occur, the Section 382 limitation following the completion of the Exchange would equal the product of (i) our pre-change equity value and (ii) the “long-term tax exempt rate” then in effect (currently 4.33% for a change of ownership occurring in September 2009). Our pre-change equity value should be equal to our market capitalization immediately before the ownership change.

Generally, if a corporation with an NOL carryover has a “net unrealized built-in gain” at the time of the ownership change, then the corporation’s Section 382 limitation is increased by any built-in gains that are recognized during the five-year period following the ownership change. Depending on the valuation of our assets at the time of the Exchange Offer, it is possible that we will have a net unrealized built-in gain. In that event, our Section 382 limitation may be increased on the disposition of certain of our assets during the five-year period following the Exchange.

Deemed Dividends

A guarantee or a pledge of assets by a foreign subsidiary that is classified as a “controlled foreign corporation” for U.S. federal income tax purposes that secures debt issued by such corporation’s U.S. parent can result in deemed dividends to such parent under Section 956 of the Code. In general, a deemed dividend would arise in any year in which the debt is outstanding as of certain testing dates, the guarantees or asset pledges are in place as of such testing dates, and one or more of the foreign subsidiary guarantors have current or accumulated earnings and profits. Any such dividend from a foreign subsidiary guarantor would generally be equal to the amount of the debt to the extent that the amount of the debt does not exceed such foreign subsidiary’s current and accumulated earnings and profits and has not previously resulted in a deemed dividend under these rules. Pursuant to the terms of the New Notes, the Company’s foreign subsidiaries will guarantee the Company’s obligations under the New Notes and will pledge certain of their assets as security for such obligations. Therefore, it is possible that the Company will be deemed to receive a dividend from its foreign subsidiaries that guarantee the Company’s obligations and pledge assets under the New Notes to the extent that such foreign subsidiaries have current or accumulated earnings and profits in any year. We expect that the Company may receive one or more deemed dividends in future years as a result of these rules. Any such deemed dividends may be partially offset by a credit for certain foreign taxes paid by the subsidiary or subsidiaries which are deemed to pay such dividend or by net operating losses of the Company, subject to the Section 382 limitation described above.

Consequences to U.S. Holders

The Exchange

The Company believes the Exchange will constitute a recapitalization for U.S. federal income tax purposes and intends to treat it accordingly. Under such characterization, a Holder will not recognize loss on the exchange but will recognize gain to the extent of any “boot” received as part of the Exchange Consideration. In order for the exchange of Existing Notes for Common Stock and New Notes to qualify as a recapitalization, the Existing Notes must be treated as “securities” under the relevant provisions of the Code. Neither the Code nor the Treasury Regulations define the term security. Whether a debt instrument is a security is based on all of the facts and circumstances, but most authorities have held that the term to maturity of the debt instrument is one of the most significant factors. In this regard, debt instruments with a term of ten years or more generally have qualified as securities, whereas debt instruments with a term of less than five years generally have not qualified as securities. Because the Existing Notes have a term of more than ten years, the Company intends to take the position that the Existing Notes qualify as securities for this purpose and that the exchange of Existing Notes for Common Stock and New Notes will be treated as a recapitalization. Because the New Notes have a term of less than five years, the Company intends to take the position that the New Notes will not qualify as securities for this purpose and that they will therefore be treated as “boot.” This characterization is not binding on the IRS and it is possible that the IRS or a court would disagree with such characterization. The remainder of this discussion assumes that the exchange of

Existing Notes for Common Stock and New Notes will be treated as a recapitalization with the New Notes treated as boot in the recapitalization.

As a result of the characterization described above, an exchanging U.S. Holder would not be permitted to recognize any loss, but would be required to recognize gain in an amount equal to the lesser of (i) the total gain realized by such Holder as a result of the exchange and (ii) the “issue price” (as discussed below) of the New Notes received by such U.S. Holder. The total gain realized with respect to each Existing Note being exchanged would be equal to the excess, if any, of (i) the sum of (a) the issue price of the New Notes received or deemed received (as discussed below) by such U.S. Holder and (b) the “fair market value” of the Common Stock received or deemed received (as discussed below) by such U.S. Holder over (ii) the adjusted tax basis of the Existing Notes exchanged. A U.S. Holder’s adjusted tax basis in the Existing Notes exchanged will generally be equal to the amount paid therefor, increased by any accrued original issued discount (“OID”) and any market discount that the holder elected to include in income as it accrued, and reduced by any amortizable bond premium previously taken into account and any bad debt deduction taken by such holder with respect to the Existing Notes. Assuming the New Notes are not deemed to be “securities,” each exchanging U.S. Holder’s basis in the New Notes would be equal to the issue price of such New Notes, and such U.S. Holder’s basis in the Common Stock would equal such U.S. Holder’s adjusted tax basis in the Existing Notes tendered in the Exchange Offer, decreased by the issue price of the New Notes, and increased by the amount of gain recognized by such U.S. Holder as a result of the exchange. The holding period of the Common Stock would include the holding period of the Existing Notes exchanged therefor and the holding period in the New Notes would begin on the day after the Exchange is consummated.

If a U.S. Holder acquired different blocks of Existing Notes at different times or at different prices, any gain should be determined separately with respect to each block of Existing Notes, and the Common Stock and New Notes received by such Holder should be allocated pro rata to each such block of Existing Notes. U.S. Holders who acquired Existing Notes at different times or at different prices should consult their own tax advisors.

If a U.S. Holder receives cash in lieu of a fractional share of Common Stock, the U.S. Holder should be treated as having received the fractional share of Common Stock pursuant to the exchange and then as having sold that fractional share of Common Stock for cash. See “Ownership of Common Stock — Sale or Exchange.” Similarly, if a U.S. Holder receives cash in lieu of a principal amount of New Notes that is not an integral multiple of $100, the U.S. Holder should be treated as having received the principal amount of New Notes that is not an integral multiple of $100 and then as having sold that principal amount of New Notes for cash. See “Ownership of the New Notes — Sale, Exchange or Retirement of the New Notes.”

Issue Price of the New Notes

The “issue price” of the New Notes will depend on whether they, or the Existing Notes, are deemed to be “publicly traded.” The New Notes or the Existing Notes will generally be treated as publicly traded if, at any time during the 60-day period ending 30 days after the issue date of the New Notes or the Existing Notes, as applicable, the New Notes or the Notes are or were, as the case may be, “traded on an established market.” Subject to certain exceptions, a debt instrument generally will be treated as traded on an established market if (1) it is listed on certain securities exchanges, interdealer quotation systems, or certain foreign exchanges or boards of trade, (2) it is traded either on certain boards of trade that are designated as a contract market or on an interbank market, (3) it appears on a system of general circulation that provides a reasonable basis to determine fair market value by disseminating either recent price quotations of identified brokers, dealers or traders or actual prices of recent sales transactions, or (4) price quotations are readily available from brokers, dealers or traders.

The Company believes that both the Existing Notes are and the New Notes will be considered “publicly traded” for this purpose, and, thus, that the issue price of the New Notes will be their fair market value on the date of the exchange. There can be no assurance, however, that the IRS will agree with this characterization. If the New Notes are not “publicly traded,” then the issue price of a New Note will be the fair market value of the portion of the Existing Note exchanged therefor. If neither the Existing Notes nor the New Notes are “publicly traded,” then the “issue price” of a New Note will equal its stated principal amount. The rules regarding the determination of issue price are complex and highly detailed, and U.S. Holders should consult their own tax advisors regarding the determination of the issue price of the New Notes. For purposes of determining and reporting original issue discount

(“OID”) — see “Ownership of the New Notes — Original Issue Discount on the New Notes” — the Company intends to treat the New Notes as publicly traded.

Market Discount

If a U.S. Holder acquired Existing Notes with market discount, any gain recognized on the exchange of Existing Notes for New Notes and Common Stock will be treated as ordinary income to the extent of the market discount accrued during his period of ownership, unless such U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. For these purposes, market discount is generally the excess, if any, of the stated principal amount or the adjusted issue price of an Existing Note over such U.S. Holder’s initial tax basis in the Existing Note, if such excess exceeds a de minimis amount. U.S. Holders who acquired their Existing Notes other than at original issuance should consult their own tax advisors regarding the possible application of the market discount rules to a tender of the Existing Notes pursuant to the Exchange Offer.

Accrued Interest

To the extent that any amount received by a U.S. Holder is attributable to accrued and unpaid interest on an Existing Note, such amount will be includible in gross income as ordinary interest income if such accrued interest has not been included previously in gross income for U.S. federal income tax purposes.

Ownership of the New Notes

Original Issue Discount on the New Notes

The Company believes that the New Notes will be issued with OID. As a result, U.S. Holders of the New Notes will be required to include OID in income for U.S. federal income tax purposes under a constant yield accrual method regardless of their method of accounting. Thus, U.S. Holders may be required to include OID in income in advance of the receipt of cash attributable to such income. In particular, amounts of interest on the New Notes that are paid by issuing additional New Notes must be included in income by the U.S. Holder before any cash is received in payment of the principal of such New Notes. U.S. Holders of the New Notes generally will not be required to include separately in income cash payments received on such notes, even if denominated as interest, to the extent such payments constitute payments of previously accrued OID.

A New Note is treated as issued with OID equal to the excess of the New Note’s “stated redemption price at maturity” over its “issue price.” The stated redemption price at maturity of a New Note includes all payments on such note, whether denominated as principal or interest. The “issue price” will be determined as described above. The amount of OID includible in income by an initial U.S. Holder of a New Note is the sum of the “daily portions” of OID with respect to such note for each day during the taxable year or portion thereof in which such U.S. Holder holds such note (“accrued OID”). A daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued in such period. The “accrual period” of a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the product of the New Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on a basis of compounding at the close of each accrual period and properly adjusted for the length of such period. “Yield to maturity” is the interest rate at which the present value of all principal and interest payments required to be made under a debt instrument is equal to the issue price of the instrument. The “adjusted issue price” of a note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such note.

Sale, Exchange or Retirement of the New Notes

Upon the sale, exchange, redemption, retirement at maturity or other taxable disposition of New Notes, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the sum of the cash and the fair market value of all other property received on such disposition (less any amount received on account of accrued but unpaid interest, which will be taxed as ordinary income) and such U.S. Holder’s adjusted tax basis in the New Notes. The adjusted tax basis of the New Notes generally will equal the U.S. Holder’s initial tax basis in the New

Notes calculated as described above in “Consequences to U.S. Holders — The Exchange,” increased by any OID or market discount includable in income by the U.S. Holder with respect to such New Note, and reduced by the amount of any payments previously received by the U.S. Holder (other than qualified stated interest) and any premium amortized by such U.S. Holder with respect to the New Notes. Any such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the New Notes is more than one year. Long-term capital gains currently qualify for reduced rates of U.S. federal income tax for individual U.S. Holders. The deductibility of capital losses is subject to significant limitations.

Ownership of Common Stock

Distributions

If distributions are paid on the Common Stock, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and will constitute a tax-free return of capital that is applied against the U.S. Holder’s tax basis in the Common Stock to the extent these distributions exceed those earnings and profits. Distributions in excess of our current and accumulated earnings and profits and the U.S. Holder’s tax basis in the Common Stock will be treated as a gain from the sale or exchange of such shares (as described immediately below).

Sale or Exchange

A U.S. Holder will recognize gain or loss on the sale or exchange of the Common Stock to the extent of the difference between the amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in such shares. Such gain or loss generally will constitute long-term capital gain or loss if the U.S. Holder has held such shares for more than one year. Long-term capital gains currently qualify for reduced rates of U.S. federal income tax for individual U.S. Holders. The deductibility of capital losses is subject to significant limitations.

Market Discount

If an exchanging U.S. Holder held Existing Notes with market discount and any portion of such market discount is not recognized in the exchange of the Existing Notes for New Notes and Common Stock as described above under “Consequences to U.S. Holders — The Exchange,” the market discount rules of Sections 1276 through 1278 of the Code would apply to the Common Stock. These rules provide, in part, that any unrecognized accrued market discount in an Existing Note at the time of consummation of the Exchange will carry over to the Common Stock exchanged therefor and to the extent of any gain recognized on a future taxable disposition of any Common Stock, will be taxable as ordinary income.

U.S. Holders should consult their own tax advisors regarding the application of the market discount rules to the Exchange.

Consequences to Non-U.S. Holders

The Exchange

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the exchange of an Existing Note pursuant to the Exchange Offer (as determined above under “Consequences to U.S. Holders — The Exchange”) unless:

•	in the case of gain recognized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other requirements are met;

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty with the United States so requires as a condition for taxation, the gain is attributable to a U.S. permanent establishment of the Non-U.S. Holder), in which case the gain will be subject to tax in the same manner as effectively connected dividend income as described below under “Consequences to Non-U.S. Holders — Ownership of Common Stock — Distributions”); or

•	such Non-U.S. Holder is subject to Code provisions applicable to certain former citizens or residents.

Any amount received by a Non-U.S. Holder that is attributable to accrued and unpaid interest on an Existing Note will be taxable in the same manner as described below under “Consequences to Non-U.S. Holders — Ownership of New Notes — Interest.”)

Ownership of Common Stock

Distributions

Distributions we make with respect to the Common Stock that are treated as dividends for U.S. federal income tax purposes, as described above under “Consequences to U.S. Holders — Ownership of Common Stock — Distributions,” paid to a Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a rate of 30%. Certain Non-U.S. Holders may be eligible to obtain the benefit of a reduced rate of withholding, as provided in an applicable income tax treaty. In order to obtain such a reduced rate, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN (or successor form) certifying its entitlement to benefits under a treaty, and update such form as required under applicable law.

Dividends that are effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if an income tax treaty with the United States so requires as a condition for taxation, the dividends are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are not subject to U.S. federal withholding tax, but instead are subject to U.S. federal income tax on a net basis at applicable rates. Such a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or successor form) in order for effectively connected income to be exempt from withholding tax, and update such form as required under applicable law. In addition, corporate Non-U.S. Holders may be subject to an additional 30% branch profits tax (or the lower rate provided by an applicable income tax treaty) on any dividends that are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty with the United States so requires as a condition for taxation, the dividends are attributable to a U.S. permanent establishment of the Non-U.S. Holder).

Sale or Exchange

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Common Stock unless requirements similar to those discussed in “Consequences to Non-U.S. Holders — The Exchange” above, are met.

Ownership of New Notes

Interest

Subject to the discussion below regarding effectively connected income and backup withholding, U.S. federal withholding tax should not apply to any payment of interest on the New Notes (including, for purposes of this section, OID) provided that (a) the Non-U.S. Holder does not directly, indirectly or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote and the Non-U.S. Holder provides its name and address on IRS Form W-8BEN (or other applicable form) and certifies under penalties of perjury that it is not a United States person, and updates such form as required under applicable law. Special certification requirements may apply to certain Non-U.S. Holders that are entities rather than individuals.

If the Non-U.S. Holder cannot satisfy the requirements above, payments of interest made to such holder (including OID) will generally be subject to U.S. federal withholding tax at a rate of 30% (or a reduced rate if an income tax treaty applies). In order to claim a reduction or exemption from withholding tax under an applicable treaty, a Non-U.S. Holder must provide a properly completed and executed IRS Form W-8BEN (or successor form), and update such form as required under applicable law.

If interest on the New Notes is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an income tax treaty with the United States so requires as a condition for taxation, the interest is attributable to a U.S. permanent establishment of the Non-U.S. Holder), such interest would be subject to U.S. federal income tax in the manner similar to effectively connected dividends (described above, under “Consequences to Non-U.S. Holders — Ownership of Common Stock — Distributions”).

Sale, Exchange or Conversion

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale, exchange, conversion or other disposition of the New Notes unless requirements similar to those discussed in “Consequences to Non-U.S. Holders — The Exchange,” above, are met.

Backup Withholding and Information Reporting

U.S. Holders

In general, information reporting requirements may apply to the exchange of Existing Notes for Common Stock and New Notes, and such requirements will apply to certain payments of principal and interest (including OID) on New Notes, dividends on Common Stock or proceeds from a disposition of New Notes or Common Stock (unless, in each case, the holder is an exempt recipient such as a corporation).

Backup withholding may apply to the exchange of Existing Notes for Common Stock and New Notes and payments of interest on New Notes, dividends on Common Stock or proceeds from disposition of New Notes or Common Stock if the holder fails to provide a taxpayer identification number or a certification that he is not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS and other requirements are satisfied.

Non-U.S. Holders

Generally, the Company must report to the IRS and to the Non-U.S. Holder the amount of interest (including OID) paid to such Non-U.S. Holder with respect to the Existing Notes or New Notes, the amount of dividends paid to such Non-U.S. Holder with respect to Common Stock and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which such Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to the exchange of Existing Notes for New Notes, interest (including OID) that the Company pays to such Holder on the Existing Notes or New Notes or dividends paid to such Holder with respect to Common Stock provided that the Issuer does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person as defined under the Code, and he has provided a validly completed IRS Form W-8BEN (or other applicable form) establishing that he is a Non-U.S. Holder (or he satisfies certain documentary evidence requirements for establishing that he is a Non-U.S. Holder).

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a retirement or redemption) of Existing Notes, New Notes or Common Stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the Non-U.S. Holder certifies to the payor under penalties of perjury that such Holder is a non-U.S. person (and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person as defined under the Code), or he otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS and other requirements are satisfied.

Tax Consequences to Non-Participating Holders

In general, the exchange of Existing Notes for Common Stock and New Notes will not be a taxable event for non-participating Holders.

The Company believes that the adoption of the Proposed Amendments should not cause a deemed exchange of the Existing Notes held by such non-participating Holders for new notes issued with the terms of the Existing Indenture as modified by the Proposed Amendments. Whether the adoption of the Proposed Amendments will result in a deemed exchange depends upon whether the Proposed Amendments, taken together, constitute a “significant modification” to the terms of the Existing Notes. While the Company believes that the adoption of the Proposed Amendments should not constitute a significant modification, the issue is not free from doubt and there is no guarantee that the IRS will not successfully assert that the adoption of the Proposed Amendments results in a deemed exchange. If a deemed exchange were to occur, the Company believes that such exchange should be treated as a recapitalization for U.S. federal income tax purposes. Such recapitalization could result in taxable income or gain to the Company and/or a non-participating Holder. Holders should consult with their own tax advisors regarding the consequences to them of a deemed exchange as described herein.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of the Existing Notes for the Common Stock and New Notes and the acquisition, holding and, to the extent relevant, disposition of the Common Stock and New Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Employee benefit plans that are governmental plans, certain church plans and certain non-U.S. plans are not subject to the requirements of ERISA or Section 4975 of the Code, but could be subject to similar prohibitions under Similar Laws.

In considering the exchange of the Existing Notes for the Common Stock and New Notes and the acquisition, holding and, to the extent relevant, disposition of the Common Stock and New Notes with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The acquisition and/or holding of the Existing Notes or Common Stock and New Notes by an ERISA Plan with respect to which the Company, the Information Agent, the Exchange Agent or a Subsidiary Guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Existing Notes or Common Stock and New Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. Plans that acquired or held Existing Notes in reliance on PTCE 84-14 should note that the Exchange Offer may constitute a renewal under Part V(i) of PTCE 84-14 and any such Plan should consult its counsel to evaluate whether PTCE 84-14 remains applicable. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Common Stock and New Notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws.

Representation

By exchanging Existing Notes and accepting Common Stock and New Notes, each purchaser and holder will be deemed to have represented and warranted that either (i) it is not a Plan and no portion of the assets used to acquire or hold the Common Stock and New Notes constitutes assets of any Plan or (ii) the exchange of the Existing Notes and the acquisition and holding of the Common Stock and New Notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering exchanging the Existing Notes and acquiring the Common Stock and New Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Common Stock and New Notes. The sale of any Existing Notes, New Notes or Common Stock by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

PLAN OF DISTRIBUTION

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”) to exempt the issuance of Common Stock and New Notes in the Exchange Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act, to exempt the issuance of the New Notes and Common Stock in the Exchange Offer from the registration and qualification requirements of the state securities laws. We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting tenders in the Exchange Offer. In addition, none of our financial advisors and no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Exchange Offer.

Consistent with past interpretations of Section 3(a)(9) by the staff of the SEC shares of our Common Stock and the New Notes received in exchange for the Existing Notes tendered pursuant to the Exchange Offer will not be restricted securities for purposes of the Securities Act and will be freely tradable without regard to any holding period by those tendering Holders who are not our affiliates (as defined in the Securities Act). Shares of our Common Stock and the New Notes issued pursuant to this Exchange Offer to a Holder who is deemed to be our affiliate must be sold or transferred by such affiliate in accordance with the requirements of Rule 144 or another exemption under the Securities Act.

We have agreed to pay all our expenses incident to the Exchange Offer. We have not agreed to pay any commissions or concessions of any broker or dealers.

WHERE TO FIND AVAILABLE INFORMATION

We currently file reports and other information with the SEC in accordance with the Exchange Act. Such reports and other information (including the documents incorporated by reference into the Offer Documents) may be inspected and copied at the Public Reference Section of the SEC at 100 F Street, NE, Room 1580, Washington, DC 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy statements and other information regarding companies like us that file electronically with the SEC. We also maintain a website at http://www.ambassadors.com through which you can access our SEC filings. The information set forth on our website is not part of the Offer Documents.

Copies of the materials referred to in the preceding paragraph, as well as copies of the Offer Documents (including any current amendment or supplement to the Offer to Exchange), may also be obtained from the Information Agent at its address set forth on the back cover of the Offer to Exchange.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

•	the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on April 15, 2009,

•	the Company’s quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2009, filed with the SEC on May 15, 2009 (as amended by Amendment No. 1 to the Form 10-Q filed on June 4, 2009), and June 30, 2009, filed with the SEC on August 14, 2009; and

•	the Company’s current reports on Form 8-K, filed with the SEC on February 11, 2009, March 24, 2009, March 26, 2009, April 21, 2009, May 7, 2009, July 7, 2009 and September 25, 2009 (except for any portion thereof deemed to have been “furnished” and not “filed” in accordance with SEC rules).

We also incorporate by reference all documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (except for any portion of a document deemed to have been “furnished” and not “filed” in accordance with SEC rules) subsequent to the date of this Offer to Exchange and before the expiration of the Exchange Offer.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Exchange, shall be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein or in any subsequently filed document or report that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Exchange, except as so modified or superseded.

You may obtain any document incorporated herein by reference by contacting the SEC as described above under “Where to Find Available Information” or by contacting the Company at 2101 4th Avenue, Suite 210, Seattle, Washington 98121, telephone: (206) 292-9606. The Company will provide the documents incorporated by reference, without charge, upon written or oral request.

REGULATORY APPROVALS

Other than the approvals and qualifications listed in “The Exchange Offer — Conditions to Completion of the Exchange Offer,” we are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by the consummation of the Exchange Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational that would be required for or in connection with the Exchange Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the exchange of Existing Notes tendered (and not withdrawn) pursuant to the Exchange Offer for New Notes and Common Stock pending the outcome of any such matter, subject to our right to decline to exchange Existing Notes if any of the conditions in “The Exchange Offer — Conditions to Completion of the Exchange Offer” have not been satisfied or waived on or prior to the Expiration Date. We cannot predict whether we would be required to delay the acceptance for exchange, or the exchange, of Existing Notes tendered (and not withdrawn) pursuant to the Exchange Offer for New Notes and Common Stock pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for exchange or decline to exchange any Existing Notes tendered. See “The Exchange Offer — Conditions to Completion of the Exchange Offer.”

MISCELLANEOUS

We are making the Exchange Offer to all Holders of outstanding Existing Notes. We are not aware of any jurisdiction in which the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Exchange Offer would not be in compliance with applicable law, we will make a good faith effort without incurring any significant expense to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Exchange Offer will not be made to, nor will tenders of Existing Notes be accepted from, or on behalf of, the Holders of Existing Notes residing in any such jurisdiction, subject to our obligations to comply with applicable SEC regulations. The Exchange Offer will not be made in any jurisdiction where the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer.

No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of the New Notes or Common Stock, or the possession, circulation or distribution of the Offer Documents or any other material relating to us or the New Notes or Common Stock in any jurisdiction where action for that purpose is required, subject to our obligations to comply with applicable SEC regulations. Accordingly, the New Notes and Common Stock may not be offered or sold, directly or indirectly, and neither the Offer Documents nor any other material relating to us or the New Notes or Common Stock may be distributed, or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. Persons into whose possession the Offer Documents come are advised to inform themselves about and to observe any restrictions relating to this Exchange Offer, the distribution of the Offer Documents, and the resale of the New Notes and Common Stock.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Exchange Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth under “Where to Find Additional Information” in this Offer to Exchange.

CERTAIN LEGAL MATTERS

Certain legal matters with respect to the New Notes and Common Stock will be passed upon for the Company by O’Melveny & Myers LLP, as special counsel to the Company. Certain federal income tax matters will be passed upon for the Company by O’Melveny & Myers LLP, as special tax counsel to the Company.

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP agrees to the incorporation by reference in this Offer to Exchange and Consent Solicitation of its report dated April 14, 2009 (except for the Consolidated Balance Sheets, the Consolidated Statements of Operations, the Consolidated Statements of Changes in Stockholders’ Equity, the Consolidated Statements of Cash Flows, Note 2, Note 3, Note 4, Note 5, Note 6, Note 8, Note 9, Note 11, Note 13, Note 18 and Note 19, as to which the date is September 25, 2009), with respect to the consolidated financial statements of Ambassadors International, Inc.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR EXISTING NOTES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE EXCHANGE AGENT.

AMBASSADORS INTERNATIONAL, INC.

September 25, 2009

The Letter of Transmittal and certificates representing Existing Notes, and any other required documents should be sent or delivered by each Holder or such Holder’s broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses set forth below. To confirm delivery of the Existing Notes, Holders are directed to contact the Exchange Agent. Holders submitting certificates representing Existing Notes to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by hand, mail or overnight courier. Facsimile copies of certificates representing Existing Notes will not be accepted.

The Exchange Agent for the Exchange Offer is:

Globic Advisors

By Facsimile: (212) 271-3252 Attention: Robert Stevens Confirm by Telephone: (212) 227-9699	By Mail, Overnight Courier or Hand Delivery: Globic Advisors One Liberty Plaza, 23rd Floor New York, NY 10006 Attention: Robert Stevens (if by mail, registered mail is recommended)

Questions and requests for assistance or for additional copies of the Offer Documents may be directed to the Information Agent at its respective telephone numbers and mailing addresses set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

The Information Agent for the Exchange Offer is:

Globic Advisors
One Liberty Plaza, 23rd Floor
New York, NY 10006
Attention: Robert Stevens
(212) 227-9699